Exhibit 99.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of January 21, 2015,

among

FLEETMATICS GROUP PUBLIC LIMITED COMPANY,

FLEETMATICS DEVELOPMENT LIMITED and

FLEETMATICS USA, LLC

as the Borrowers,

CERTAIN FINANCIAL INSTITUTIONS,

as the Lenders,

CITIBANK, N.A.,

as the Administrative Agent for the Lenders,

with

CITIBANK, N.A.,

as Sole Lead Arranger and Sole Bookrunner,

SILICON VALLEY BANK,

as Syndication Agent, and

KEYBANK NATIONAL ASSOCIATION,

as Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

SCHEDULES

SCHEDULE I	-	Disclosure Schedule
ITEM 6.8	-	Initial Capitalization.
ITEM 6.10(b)	-	Title to Real Property.
ITEM 6.10(c)	-	Locations.
ITEM 6.11	-	Tax Matters.
ITEM 6.13	-	Environmental Matters.
ITEM 6.14	-	Intellectual Property.
ITEM 6.21	-	Insurance.
ITEM 7.2.2(c)	-	Ongoing Indebtedness.
ITEM 7.2.3(c)	-	Existing Liens.
ITEM 7.2.6(a)	-	Ongoing Investments.
ITEM 7.2.12	-	Affiliate Transactions.

SCHEDULE II	-	Revolving Loan Commitments
SCHEDULE III	-	Administrative Information
SCHEDULE IV	-	Post-Closing Requirements

EXHIBITS

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2	-	Form of Swing Line Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Continuation/Conversion Notice
EXHIBIT B-3	-	Form of Issuance Request
EXHIBIT C	-	Form of Assignment and Assumption
EXHIBIT D	-	Form of Compliance Certificate
EXHIBIT E-1	-	Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT E-2	-	Form of U.S. Tax Compliance Certificate (for Foreign Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT E-3	-	Form of U.S. Tax Compliance Certificate (for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT E-4	-	Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of January 21, 2015, among FLEETMATICS GROUP PUBLIC LIMITED COMPANY, an Irish public limited company with registered number 516472, FLEETMATICS DEVELOPMENT LIMITED, an Irish private company limited by shares with registered number 392887, and FLEETMATICS USA, LLC, a Delaware limited liability company (each a “Borrower” and, collectively, the “Borrowers”), the various financial institutions as are, or may from time to time become, parties hereto (collectively, the “Lenders”), and CITIBANK, N.A., a national banking association (“Citibank”), as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers desire to obtain from the Lenders Revolving Loan Commitments pursuant to which (i) Revolving Loans will be made by the Lenders from time and time in an aggregate principal amount at any one time outstanding not to exceed the Revolving Loan Commitment Amount, (ii) Letters of Credit will be issued by each L/C Issuer from time to time in a maximum aggregate principal amount at any one time outstanding not to exceed the Letter of Credit Commitment Amount and (iii) Swing Line Loans will be made by the Swing Line Lender in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Loan Commitment Amount, provided that, in any event, the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans, together with the aggregate principal amount of all Letter of Credit Outstandings, shall not at any one time exceed the Revolving Loan Commitment Amount; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments, make such Loans and issue (or participate in) Letters of Credit, in each case for the account of the Borrowers;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“2015 Restructuring” means (i) the transfer of the technology business (except for intellectual property) and 99% of the ownership interests in Fleetmatics de México, Sociedad de Responsabilidad Limitada de Capital Variable and 100% of the ownership interests in Fleetmatics Italia S.r.l), from Fleetmatics Development Limited to Fleetmatics Ireland Limited (“FM Ireland”), (ii) subject to Section 7.2.11, all corporate actions necessary to establish Malta tax residency for Fleetmatics Development Limited (including amendments and modifications to organizational documents), (iii) the entry by Fleetmatics Development Limited into an agreement with FM Ireland for FM Ireland to pay a royalty to Fleetmatics Development Limited with respect to the intellectual property, (iv) subject to Section 7.1.9, (A) the contribution by Fleetmatics Group Public Limited Company of its ownership interests in Fleetmatics

Development Limited to Fleetmatics Group Limited, (B) the contribution by Fleetmatics Group Limited of its ownership interests in Fleetmatics Development Limited to Fleetmatics UK Limited, and (C) the contribution by Fleetmatics Group Limited of its ownership interests in Fleetmatics USA Group Holdings Inc. to Fleetmatics UK Limited, (v) the entry by Fleetmatics Development Limited into an agreement to fund research and development conducted by FM Ireland, and (vi) subject to Section 7.2.9(d), the strike-off or liquidation of Fleetmatics Patents Ltd. and/or Fleetmatics Group Limited.

“Account” means any “account” (as defined in Section 9-102(a)(2)(i) or 9-102(a)(2)(ii) of the U.C.C.) of any Person.

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period or for any Base Rate Loan, the rate per annum obtained by dividing (rounded upwards to the next nearest 1/100 of 1%) (a) the LIBO Rate for such Interest Period by (b) an amount equal to (i) one minus (ii) the Eurodollar Reserve Requirement.

“Administrative Agent” is defined in the preamble and includes each successor Administrative Agent pursuant to Section 9.5.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s prime rate for loans denominated in US Dollars;

(b)  1⁄2 of one percent per annum above the Federal Funds Rate; and

(c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 2%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

For purposes hereof, “Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

Any change in the Alternate Base Rate due to a change in the calculation thereof by the Administrative Agent shall be effective on the effective date of such change and without the necessity of notice being provided to any Borrower or any other Person.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means (a) with respect to the unpaid principal amount of each Base Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Base Rate Loans”; and (b) with respect to the unpaid principal amount of each LIBOR Loan, EURIBOR Loan and CDOR Loan, the applicable percentage set forth below in the column entitled “Applicable Margin For LIBOR Loans, EURIBOR Loans and CDOR Loans”.

Level	Leverage Ratio	Applicable Margin For Base Rate Loans	Applicable Margin For LIBOR Loans, EURIBOR Loans and CDOR Loans	Unused Commitment Fee Rate
I.	Equal to or greater than 2.50:1.00	1.25%	2.25%	0.30%
II.	Equal to or greater than 1.75:1.00 but less than 2.50:1.00	1.00%	2.00%	0.25%
III.	Equal to or greater than 1.00:1.00 but less than 1.75:1.00	0.75%	1.75%	0.20%
IV.	Less than 1.00:1.00	0.50%	1.50%	0.20%

The Leverage Ratio that is used to compute the Applicable Margin shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower Representative to the Administrative Agent pursuant to clause (f) of Section 7.1.1; changes in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the financial statements and Compliance Certificate pursuant to Section 7.1.1 indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Margin. If the Borrower Representative shall fail to deliver financial statements or a Compliance Certificate as and when required pursuant to Section 7.1.1, then at the election of the Administrative Agent or the Required Lenders by written notice to the Borrower Representative, the Applicable Margin from and including the date of such required delivery to but not including the date the Borrower Representative delivers to the Administrative Agent such financial statements or Compliance Certificate shall conclusively be presumed to equal the relevant

Applicable Margin set forth at Level I above. In the event that (i) any financial statement delivered pursuant to clause (b) or (c) of Section 7.1.1 or any Compliance Certificate delivered by the Borrower Representative is shown to be inaccurate and (ii) such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (x) the Borrower Representative shall promptly (and, in any event, within three Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such period, and (y) the Borrowers shall promptly (and, in any event, within five Business Days thereafter) pay to the Administrative Agent the accrued additional interest owing as a result of the application of such increased Applicable Margin for such period. Subject to the preceding sentence, until the first Compliance Certificate is delivered as provided in clause (f) of Section 7.1.1 after the date of the initial Credit Extension, the Applicable Margin shall conclusively be presumed to equal the relevant Applicable Margin set forth in Level IV above.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means the Assignment and Assumption substantially in the form of Exhibit C attached hereto.

“Authorized Officer” means, relative to any Loan Party, each Financial Officer and other officers, directors or managers of such Loan Party whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2, as such certificate may be updated from time to time.

“Bank Levy” means: (a) the UK bank levy as set out in the Finance Act 2011, (b) the bank levy imposed by the French Government under the “taxe bancaire de risque systémique” as set out in Article 235 ter ZE of the French tax code (Code Général des Impôts), (c) the bank levy imposed by the German Government under the Bank Restructuring Fund Regulation (Restrukturierungsfonds- Verordnung) which has been issued pursuant to the provisions of the Bank Restructuring Fund Act (Restrukturierungsfondsgesetz), and (d) any other Tax of a similar nature in any jurisdiction, which is imposed by reference to some or all of the assets, liabilities and/or equity of a financial institution or other entity carrying out financial transactions and which is in force or has been publicly announced at the date of this Agreement or (if applicable), in respect of any Lender, which becomes a Party after the day on which this Agreement is entered into, as at the date that Lender becomes a Party to this Agreement.

“Base Rate Loan” means a Loan bearing interest at a fluctuating interest rate determined by reference to the Alternate Base Rate.

“Borrower” is defined in the preamble.

“Borrower Representative” means Fleetmatics USA, LLC.

“Borrowing” means the Loans of the same Type and, in the case of LIBOR Loans, EURIBOR Loans and CDOR Loans, having the same Interest Period, made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

“Borrowing Request” means a Borrowing Request, duly executed by an Authorized Officer of the Borrower Representative, in substantially the form of Exhibit B-1 attached hereto.

“Business Day” means any day on which the Administrative Agent is open for business and is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; provided that (a) when used in connection with a LIBOR Loan in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros, and (c) when used in connection with a CDOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto or London.

“Canadian Dollars” and “CDN$” means dollars in the lawful currency of Canada.

“Capital Expenditures” means, for any period, the sum (without duplication) of (a) the aggregate amount of all expenditures of the Parent and its Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures; and (b) the aggregate amount of all Capitalized Lease Liabilities payments during such period.

“Capitalized Lease Liabilities” means all monetary obligations of the Parent and its Subsidiaries under any leasing or similar arrangement with respect to any real or personal property which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the amount capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Cash Collateral” shall have a meaning correlative to the definition “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means, with respect to any Letter of Credit Outstandings or Fronting Exposure, as applicable, (a) the deposit in US Dollars in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to (i) 103% of the amount of Letter of Credit Outstandings or Fronting Exposure, as applicable, on such date in respect of Letters of Credit denominated in US Dollars, plus accrued and unpaid interest thereon, plus (ii) 110% of the Dollar Amount of Letter of Credit Outstandings or Fronting Exposure, as applicable, on such date in respect of Letters of Credit denominated in any Committed Currency other than US Dollars, plus accrued and unpaid interest thereon, or (b) if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, the providing of a backstop letter of credit in a face amount not less than the amounts set forth in clause (a) of this definition, in each case from an issuer and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer. Derivatives of such term have corresponding meanings.

“Cash Equivalent Investment” means, at any time:

(a) readily marketable securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the United States, with maturities of 12 months or less from the date of acquisition;

(b) certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank that (i) is either a member of the Federal Reserve System, organized under the laws of any country that is a member of the European Economic Community or is a commercial bank of recognized international standing chartered in the country where a Foreign Subsidiary holding such investments or deposits is organized, (ii) has capital and surplus of not less than the Dollar Amount of $1,000,000,000; and (iii) has a credit rating at least A-2 by S&P or P-2 by Moody’s;

(c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above that are secured by a fully perfected Lien in any securities of the type described in any of clauses (a) and (b) above, have a maturity of not more than 90 days and have a market value at the time the applicable repurchase agreement is entered into of not less than 100% of such repurchase obligations;

(d) commercial paper rated at least P-2 (or the equivalent thereof) by Moody’s or at least A-2 (or the equivalent thereof) by S&P and in each case maturing within 12 months after the date of creation thereof;

(e) any investment in money market mutual funds having portfolio assets in excess of $5,000,000,000 that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are at least A-2 by S&P or P-2 by Moody’s; or

(f) readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having a rating of at least A-2 by S&P or P-2 by Moody’s with maturities of 12 months or less from the date of acquisition.

“Cash Management Liabilities” means all obligations of the Parent and its Subsidiaries owing to any Lender or Affiliate thereof with respect to (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) merchant processing services, and (c) any treasury, depository or cash management services (including, without limitation, automated clearinghouse transactions, electronic funds transfer, ACH transactions, return items and overdraft protection) that are provided to the Parent or any of its Subsidiaries.

“CDOR Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the CDOR Rate. All CDOR Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such CDOR Loan.

“CDOR Rate” means, for the relevant Interest Period, the Canadian Dollar deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day; provided further that if the CDOR Rate for any Interest Period shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“CFC Holdco” means a Subsidiary of any US Loan Party that is treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes (a “disregarded entity”) substantially all of the assets of which are Equity Interests in CFCs.

“Change in Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d) 3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 35% of the aggregate ordinary voting power of the outstanding Equity Interests of the Parent;

(b) other than to the extent permitted under Section 7.2.9, the failure of the Parent at any time to own, directly or indirectly, beneficially 100% of the issued and outstanding Equity Interests of any Loan Party (whether voting or non voting), on a fully diluted basis, such Equity Interests to be held free and clear of all Liens (other than Liens permitted under Section 7.2.3); or

(c) the majority of the seats (other than vacant seats) on the board of directors or similar governing body of any Borrower shall cease to be occupied by Persons who were either appointed or nominated for election by the board of directors or similar governing body of such Borrower.

“Change in Law” means the occurrence, after the Effective Date, of (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Citibank” is defined in the preamble.

“Class” means when used in reference to any Loan, whether such Loan is a Revolving Loan or a Swing Line Loan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any assets of any Loan Party that is subject to a Lien pursuant to any Loan Document.

“Collateral Documents” means, collectively, the US Security Agreement, the US Pledge Agreement, each intellectual property security agreement, each Third Party Agreement, each Control Agreement, each Irish Collateral Document, each UK Collateral Document and each other instrument and agreement now or hereafter granting or perfecting the Liens securing the whole or any part of the Obligations or any Guaranty thereof, all U.C.C. financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent or any Lender in connection with the foregoing.

“Commitment” means, as the context may require, a Lender’s Revolving Loan Commitment, Letter of Credit Commitment or Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount.

“Commitment Termination Event” means (a) the occurrence of any Event of Default described in Section 8.1.9 or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans to be due and payable pursuant to Section 8.3 or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower Representative that the Commitments have been terminated.

“Committed Currency” means each of (a) US Dollars, Canadian Dollars, Euros and Sterling and (b) any other currency (i) that is freely transferable and convertible into US Dollars in the London interbank market, (ii) for which LIBO Rates can be determined by reference to the applicable Reuters screen as provided in the definition of “LIBO Rate”, and (iii) that has been designated by the Administrative Agent as a Committed Currency at the request of the Borrower Representative and with the consent of each Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is a part of a group which includes such Loan Party and which is treated as a single employer under Section 414 of the Code.

“Communications” is defined in clause (c)(ii) of Section 10.2.

“Compliance Certificate” means a Compliance Certificate duly executed by a Financial Officer of the Parent, substantially in the form of Exhibit D attached hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss (including by providing a Lien on its property or assets, maintaining any financial statement condition or liquidity level, or purchasing or leasing any property or services)) the indebtedness or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The principal amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a Continuation/Conversion Notice duly executed by an Authorized Officer of the Borrower Representative, substantially in the form of Exhibit B-2 attached hereto.

“Control Agreement” means a Deposit Account Control Agreement or Securities Account Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable depository bank or securities intermediary, the Administrative Agent and a Borrower or other applicable Loan Party.

“Copyright Licenses” shall mean any and all present and future written agreements providing for the granting of any right in or to Copyrights (whether the applicable Person is licensee or licensor thereunder).

“Copyrights” shall mean, collectively, with respect to each Borrower and each of its Subsidiaries, all copyrights, whether registered or unregistered, owned by or assigned to such Borrower or such Subsidiary and all registrations and applications for the foregoing (whether by statutory or common law, whether established or registered in the United States, any State thereof, Ireland, any other country or any political subdivision thereof or any supra-national organization or registry).

“Credit Extension” means, as the context may require (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, any increase in the Stated Amount of any Letter of Credit or the extension of any Stated Expiry Date of any existing Letter of Credit, by an L/C Issuer.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief Laws of the United States or other applicable jurisdictions, in each case from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to clause (b) of Section 4.14, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower Representative, the Administrative Agent, any L/C Issuer or the Swing Line Lender that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause upon receipt of such confirmation by the Administrative Agent and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, examiner, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to clause (b) of Section 4.14) upon delivery of written notice of such determination to the Borrower Representative and each other Lender Party.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Administrative Agent.

“Deposit Account” has the meaning provided for in the U.C.C. and includes, without limitation, each bank account, lock-box account, concentration account and collateral account maintained by any Borrower or any other Loan Party.

“Disbursement” is defined in Section 2.7.3.

“Disbursement Date” is defined in Section 2.7.3.

“Disclosure Schedule” means the Disclosure Schedule attached as Schedule I hereto, as amended, supplemented or otherwise modified from time to time by the Borrower Representative with the consent of the Administrative Agent and the Required Lenders.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Equity Interests and cash in lieu of fractional shares of such Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale), (b) is redeemable at the option of the holder thereof (other than for Qualified Equity Interests and cash in lieu of fractional shares of such Qualified Equity Interests), in whole or in part (except as a result of a change of control, initial public offering or asset sale), (c) provides for and requires scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the then Maturity Date in effect at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees, directors, managers, officers, service providers or consultants of the Parent or its Subsidiaries or by any such plan to such Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Amount” means (a) with regard to any Obligation or calculation denominated in US Dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in any other currency, the amount of US Dollars which is equivalent to the amount so expressed in such currency at the Spot Rate on the relevant date of determination.

“Earn Out Agreement” means an agreement entered into in connection with any Permitted Acquisition that contains an obligation to make one or more contingent payments to one or more of the selling parties in such Permitted Acquisition, which contingent payment obligations are based on future performance of the business unit comprising such Permitted Acquisition or into which the Person or assets comprising such Permitted Acquisition are merged or otherwise combined.

“EBITDA” means, for any period, the sum, without duplication, of:

(a) Net Income during such period; plus

(b) to the extent deducted in determining Net Income for such period (i) Interest Expense (net of interest income) during such period, (ii) all income taxes (whether paid or deferred) during such period (net of tax refunds), (iii) amortization and depreciation during such period, (iv) unrealized foreign currency losses for such period, (v) litigation and settlement expenses for such period in an aggregate amount for any Rolling Period not to exceed $5,000,000, (vi) extraordinary or non-recurring costs incurred during such period, (vii) transaction expenses related to any Permitted Acquisition consummated during such period, (viii) costs, fees and expenses incurred during such period in connection with the closing of the credit facility represented by this Agreement, (ix) stock based compensation expense for such period, and (x) any non-cash charges, expenses, costs and losses (including write offs or write downs) incurred during such period; provided, that (A) the aggregate amount of costs, fees, expenses and losses described in subclauses (vi), (vii), and (x) of this clause (b) that may be included in calculating EBITDA shall not exceed $5,000,000 in any Rolling Period, and (B) the aggregate amount of costs, fees and expenses described in subclauses (v), (vi), (vii), and (x) of this clause (b) that may be included in calculating EBITDA shall not exceed $20,000,000 during the term of this Agreement; minus

(c) to the extent included in determining Net Income for such period, unrealized foreign currency gains for such period;

all as determined on a consolidated basis for the Parent and its Subsidiaries in accordance with GAAP.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under clauses (b)(iii), (v) and (vi) of Section 10.10 (subject to such consents, if any, as may be required under clause (b)(iii) of Section 10.10).

“Environmental Laws” means all Laws relating to protection of the environment, preservation or reclamation of natural resources, Release of any Hazardous Material or to occupational health and safety matters, including CERCLA, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C., §§ 651 et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., and any similar or implementing state or local Law.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any ERISA Reportable Event with respect to a Pension Plan or Multiemployer Plan; (b) the failure by any Pension Plan or Multiemployer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) and, in the case of any Multiemployer Plan, Sections 431 and 432 of the Code, in all cases whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan or Multiemployer Plan; (d) the incurrence by any Loan Party or any of it ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate or to appoint a trustee to administer any Pension Plan or Multiemployer Plan, or the commencement of proceedings by the PBGC to terminate any Pension Plan or Multiemployer Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any Withdrawal Liability; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ERISA Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, (a) any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the 30 day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC

Reg. § 4043; (b) withdrawal from a Pension Plan described in Section 4063 of ERISA; (c) a cessation of operations described in Section 4062(e) of ERISA; (d) any requirement to make additional contributions or give security to any Pension Plan pursuant to Section 436 of the Code or Section 206(g) of ERISA; or (e) a failure to make a payment required by Section 412(m) of the Code or Section 302(e) of ERISA when due.

“EURIBO Rate” means, for any Interest Period with respect to a EURIBOR Loan, a rate per annum determined by the European Money Markets Institute (or any other person which takes over the administration of that rate) for such Interest Period as set forth on the Thomson Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the EURIBO Rate, determined as provided above, would be less than zero, the EURIBO Rate shall for all purposes of this Agreement be zero.

“EURIBOR Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the EURIBO Rate. All EURIBOR Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such EURIBOR Loan.

“Euro” or “€” means the single currency of the Participating Member States.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty on the European Union.

“Eurodollar Reserve Requirement” means, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the F.R.S. Board) under regulations issued from time to time by the F.R.S. Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBO Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets which include LIBOR Loans. For the purposes of this Agreement, LIBOR Loans shall constitute Eurocurrency liabilities and shall be subject to applicable reserve requirements without the benefit of or credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

“Event of Default” is defined in Section 8.1.

“Excluded Accounts” means deposit accounts that are (a) maintained solely for the purpose of complying with legal requirements applicable to any Borrower or a Guarantor (and contain no funds other than those required to comply with such legal requirements and any interest or income thereon, if any) to the extent the grant of a security interest in such deposit accounts is prohibited by such legal requirements, (b) maintained solely to hold amounts that are not the property of the Borrower or any Guarantor (and contain no other funds other than interest or income thereon, if any) unless and until such amounts constitute property of any Borrower or any Guarantor, (c) payroll or trust accounts that are maintained solely for such purpose (and contain no other funds other than interest or income thereon, if any), (d) trust accounts established pursuant to Title IV of ERISA that are maintained solely for such purpose, (e) Fleetmatics USA, LLC’s deposit account maintained as of the Effective Date with the Bank of Montreal so long as the available balance therein does not at any time exceed Cdn$3,000,000, or (f) other deposit accounts for which the available balance therein does not at any time exceed (i) $250,000 in the aggregate with respect to all deposit accounts maintained by any single Grantor, and (ii) $1,000,000 in the aggregate for all deposit accounts maintained by all of the Grantors.

“Excluded Subsidiary” means (a) any Subsidiary of a US Loan Party that is (i) a CFC Holdco, (ii) a CFC or (iii) a Subsidiary of a CFC, and (b) any other Subsidiary for which the execution by such Subsidiary of a Guaranty or the grant by such Subsidiary of a Lien on its assets to secure the Obligations would result in Material Tax Consequences.

“Excluded Swap Obligation” means, with respect to each Borrower and Guarantor, each of its Swap Liabilities if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Liability is or becomes illegal under the Commodity Exchange Act, or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), solely by virtue of such Borrower’s and/or Guarantor’s failure for any reason to qualify as an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (as so defined, an “Eligible Contract Participant”) on the date the guarantee or security interest of such Loan Party becomes effective with respect to such related Swap Liability (such date, the “Eligibility Date”). Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Liability arises under a master agreement governing more than one swap, this definition shall apply only to the portion of such Swap Liability that is attributable to swaps for which such guaranty or security interest is or becomes illegal under the Commodity Exchange Act, or any rule, regulations or order of the Commodity Futures Trading Commission, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such swap; (b) if a guarantee of a Swap Liability would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Swap Liability shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the other Loan Documents and a Swap Liability would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, the definition of Excluded Swap Obligation or Obligations with respect to each such Person shall only be deemed applicable to (i) the particular Swap Liabilities that constitute Excluded Swap Obligations with respect to such Person, and (ii) the particular Person with respect to which such Swap Liabilities constitute Excluded Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender Party or required to be withheld or deducted from a payment to a Lender Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender Party, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 4.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender Party’s failure to comply with clause (g) of Section 4.6, (d) any U.S. federal withholding Taxes imposed under FATCA, and (e) any Bank Levy.

“Existing Indebtedness” means all Indebtedness and other obligations under that certain Credit Agreement dated as of May 10, 2012 (as amended) among FleetMatics USA LLC, the lenders party thereto, and Wells Fargo Capital Finance, LLC.

“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date and any amended or successor version (that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury regulations or other official administrative guidance or interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” is defined in the definition of “Alternate Base Rate”.

“Fee Letter” means the Fee Letter, dated December 4, 2014, between Citibank and the Borrowers.

“Financial Officer” means the president, chief financial officer, principal accounting officer, treasurer, assistant treasurer, director of finance and administration or controller of a Borrower whose signatures and incumbency have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2.

“Fiscal Month” means any fiscal month of a Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of 12 consecutive calendar months ending on December 31.

“Foreign Plans” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by a Loan Party or any of its Subsidiaries with respect to employees employed outside of the United States, other than any state social security arrangements.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Percentage of the outstanding Letter of Credit Outstandings with respect to Letters of Credit issued by such L/C Issuer, other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Pro Rata Percentage of outstanding Swing Line Loans made by such Swing Line Lender, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the type referred to in clause (a), (b), (c), (e) or (g) of the definition thereof of the Parent and its Subsidiaries.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of the United States, Ireland or any other nation or government, any state or other political subdivision thereof, or any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” means each Borrower, each US Subsidiary of a Borrower, Fleetmatics (UK) Limited and each other Subsidiary of the Parent that now or hereafter has granted a Lien on any of its assets to secure all or any part of the Obligations.

“Guarantor” means each Subsidiary of the Parent that now or hereafter becomes a party to any Guaranty.

“Guaranty” means each Guaranty executed from time to time by a Subsidiary of a Borrower pursuant to which such Subsidiary guarantees the payment and performance of the Obligations.

“Hazardous Material” means (a) any “hazardous substance” as defined by CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) any petroleum product, or (d) any pollutant or contaminant or hazardous or toxic chemical, material or substance within the meaning of any Environmental Law.

“Immaterial Subsidiary” means any Subsidiary (other than a Borrower) designated by the Borrower Representative to the Administrative Agent as an “Immaterial Subsidiary” and that meets each of the following criteria as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent hereunder: such Subsidiary accounted for less than (x) 5.0% of Total Assets at such date and (y) 5.0% of the consolidated revenues of the Parent and its Subsidiaries (other than Excluded Subsidiaries) for the Rolling Period ending on such date.

“Incremental Commitment” is defined in clause (a) of Section 2.10.

“Incremental Commitment Increase Effective Date” is defined in clause (d) of Section 2.10.

“Incremental Commitment Request” is defined in clause (a) of Section 2.10.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, the Loans);

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (including, without limitation, the Letters of Credit), whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

(d) the Termination Value of all Swap Agreements of such Person;

(e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business and royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, that contingent obligations under any Earn Out Agreement shall only constitute Indebtedness to the extent such obligations are Qualified Earn Out Obligations;

(f) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value (including by means of converting into, or exchanging for, Indebtedness) any Equity Interest of such Person;

(g) the Disqualified Equity Interests of such Person;

(h) all obligations and liabilities secured by any Lien on such Person’s property or assets, even though such Person shall not have assumed or become liable for the payment thereof;

(j) all Off Balance Sheet Obligations of such Person; and

(k) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer; provided, however, that to the extent any such Indebtedness is limited recourse to the Parent or any of its Subsidiaries only the amount of such Indebtedness that is recourse to the Parent or its Subsidiaries shall be included for purposes of this definition. The amount of Indebtedness of any Person for purposes of clause (h) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” is defined in clause (a) of Section 10.4.

“Indemnified Parties” is defined in clause (a) of Section 10.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio, computed for the Rolling Period ending as of the close of such Fiscal Quarter, of (a) EBITDA for the Rolling Period ending as of such Fiscal Quarter end, to (b) all Interest Expense paid or required to be paid in cash during such Rolling Period.

“Interest Expense” means, for any period, the aggregate consolidated interest expense of the Parent and its Subsidiaries for such period, as determined in accordance with GAAP, including, without duplication, the portion of any Capitalized Lease Liabilities of the Parent and its Subsidiaries allocable to interest expense, all commissions, discounts and other fees charged with respect to letters of credit and bankers’ acceptance financing, the amortization of debt discounts and the net costs under Swap Agreements in respect of interest rates, in each case paid, payable or allocable during such period.

“Interest Period” means, relative to any LIBOR Loan, EURIBOR Loan or CDOR Loan, the period beginning on (and including) the date on which such Loan is made or continued as, or converted into, a LIBOR Loan, EURIBOR Loan or CDOR Loan pursuant to Section 2.4 or 2.5 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter, in each case as the Borrower Representative may select in its relevant notice pursuant to Section 2.4 or 2.5; provided, however, that:

(a) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);

(b) if there is no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month; and

(c) the Borrower Representative shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Maturity Date.

“Inventory” means “inventory” as defined in the U.C.C.

“Investment” means, with respect to any Person, (a) any loan, advance, other extension of credit or capital contribution made by such Person to any other Person (excluding Accounts generated in the ordinary course of business of such Person and loans, advances or guarantees provided by such Person to or for the benefit of its employees in connection with an employee benefit program or arrangement), (b) any Contingent Liability of such Person incurred in connection with any Indebtedness or other obligations of any other Person, and (c) any Equity Interest held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property. For the avoidance of doubt, Letters of Credit issued for the account of a Subsidiary of a Borrower shall be an Investment by such Borrower in such Subsidiary in the amount of the undrawn face amount of such Letter of Credit.

“Irish Charge on Account” means that certain Charge on Account dated on or about the date hereof made between Fleetmatics UK Limited and the Administrative Agent.

“Irish Collateral Documents” means the Irish Debenture, the Irish Charge on Account, and each other Collateral Document governed by the laws of Ireland.

“Irish Debenture” means that certain Debenture dated as of the date hereof among the Loan Parties incorporated in Ireland and the Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“Issuance Request” means an Issuance Request duly executed by an Authorized Officer of the Borrower Representative, substantially in the form of Exhibit B-3 hereto.

“Laws” means, collectively, all statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, consent decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Issuer” means Citibank in its capacity as issuer of a Letter of Credit. At the request of Citibank, another Lender or an Affiliate of Citibank may issue one or more Letters of Credit hereunder, in which event such other Lender or Affiliate shall be an L/C Issuer hereunder.

“Legal Reservations” means, in the case of any Non-US Loan Party:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) the time barring of claims and defenses of set-off or counterclaim;

(c) similar principles, rights and defenses under the laws of any relevant jurisdiction;

(d) the principle that in certain circumstances Collateral granted by way of fixed charge may be recharacterised as a floating charge or that Collateral purported to be constituted as an assignment may be recharacterised as a charge; and

(e) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Administrative Agent under Section 5.1.6.

“Lender Party” means, as the context may require, any Lender (including the Swing Line Lender), any L/C Issuer, the Administrative Agent, any Delegate or any Receiver, together with each of their respective successors, transferees and assigns.

“Lenders” is defined in the preamble and shall include each additional Lender that joins this Agreement pursuant to Section 2.10.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Commitment” is defined in Section 2.1.2. The Letter of Credit Commitment is a sub-facility of the Revolving Loan Commitments and is a part of, and not in addition to, the Revolving Loan Commitments.

“Letter of Credit Commitment Amount” means, on any date, $5,000,000, as such amount is reduced from time to time in accordance with Section 2.3, 8.2 or 8.3.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate Dollar Amount which is undrawn and available under all issued and outstanding Letters of Credit plus (b) the then aggregate Dollar Amount of all unpaid and outstanding Reimbursement Obligations.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) the outstanding principal amount of Funded Debt as of the last day of such Fiscal Quarter end of the Parent and its Subsidiaries; to (b) EBITDA for the Rolling Period ending as of the last day of such Fiscal Quarter end.

“LIBO Rate” means, for any Interest Period with respect to a LIBOR Loan, (a) a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in the applicable Committed Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Thomson Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02), or (b) in the event the rates referenced in the preceding clause (a) are not available, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the offered quotation rate to major banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant Interest Period) in US Dollars or the applicable Committed Currency of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the LIBO Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period; provided, that, if any LIBO Rate as determined pursuant to this definition shall be less than zero, the LIBO Rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate or the Adjusted LIBO Rate. All LIBOR Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Loan.

“Lien” means any security interest, mortgage, pledge, hypothecation, collateral, assignment for security, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation, or other priority or preferential arrangement in the nature of a security interest.

“Loan” means, as the context may require, either a Revolving Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, the Fee Letter, the Collateral Documents, each Guaranty, each Assignment and Assumption, and each other agreement, instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents. The Loan Documents shall not include any Swap Agreements or documents governing Cash Management Liabilities.

“Loan Party” means each Borrower and each Guarantor.

“Material Adverse Effect” means any event or series of events (whether or not related) that would reasonably be expected to have a material adverse effect on:

(a) the business, assets, liabilities (including contingent liabilities), operations, or financial condition of the Loan Parties, taken as a whole;

(b) the ability of the Loan Parties, taken as a whole, to perform or pay their Obligations in accordance with the terms hereof or of any other Loan Document; or

(c) the validity or enforceability of any Loan Document or the rights and remedies available to the Administrative Agent or the Lenders under any Loan Document.

“Material Tax Consequences” means material adverse tax consequences of the Parent or any of its Subsidiaries, as reasonably determined by the Borrowers’ internal or external tax advisors pursuant to written advice containing a reasonably detailed description of such consequences (a copy of which has been delivered to the Administrative Agent).

“Material Subsidiary” means (a) each Borrower, (b) Fleetmatics (UK) Limited, and (c) each other Subsidiary of the Parent other than an Immaterial Subsidiary.

“Maturity Date” means the earliest of (a) January 21, 2020, (b) the date on which the Revolving Loan Commitments are terminated in full or reduced to zero pursuant to Section 2.3, and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate thereof contributes or would have any liability to contribute.

“Net Cash Balance” means, as of any date of determination, all unrestricted cash of the Loan Parties on such date that is both (a) denominated in US Dollars and (b) maintained in the United States in a Deposit Account subject to a Control Agreement.

“Net Debt Proceeds” means, in the case of the issuance, placement or sale of any Indebtedness by any of the Loan Parties of the type referred to in clause (a) of the definition thereof (other than Indebtedness permitted to be outstanding pursuant to Section 7.2.2), the sum of: (a) the gross cash proceeds received by any of the Loan Parties from such issuance, placement or sale of such Indebtedness (including any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable or otherwise, but only as and when received); minus (b) in connection with such issuance, placement or sale of such Indebtedness, all reasonable and customary fees and expenses (including investment banking fees), underwriting discounts and commissions, premiums, accrued interest related thereto, any costs associated with unwinding any related swap or hedging contract in connection therewith and underwriters’ discounts and commissions paid in cash, and taxes paid in cash or reasonably estimated to be payable, by any of the Loan Parties to Persons other than the Borrowers, any of their Subsidiaries or any of their Affiliates.

“Net Disposition Proceeds” means the sum of (a) the gross cash proceeds received by any of the Loan Parties (i) from any Permitted Disposition under clause (k) or (m) of the definition thereof or (ii) as a result of the taking of any of their assets under the power of eminent domain, condemnation or similar proceeding (each, a “Taking”), including any cash payments received by way of a deferred payment of principal pursuant to a note or installment receivable or otherwise, but only when and as received; minus (b) in connection with such Permitted Disposition or Taking (i) all reasonable and customary fees and expenses paid in cash by any of the Loan Parties which have not been paid to the Borrowers, any of their Subsidiaries or any of their Affiliates (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith); (ii) all taxes actually paid or reasonably estimated by the Loan Parties (determined in good faith by a Financial Officer) to be payable in cash in respect of the taxable year in which such Permitted Disposition occurs and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds; and (iii) all Indebtedness (other than Indebtedness incurred pursuant to the Loan Documents) permitted by this Agreement that is payable to a Person other than the Borrowers, any of their Subsidiaries or any of their Affiliates, which Indebtedness is secured by the assets the subject of a Permitted Disposition or Taking and is required to be repaid (and is in fact repaid) by the holder thereof upon consummation of such Permitted Disposition or Taking.

“Net Income” means, for any period, all amounts (exclusive of all amounts in respect of any extraordinary gains or losses) which, in accordance with GAAP, would be included as net income or net loss on the consolidated statements of income of the Parent and its Subsidiaries at such time; provided, however, that there shall be excluded from Net Income (a) the income of any Person in which any other Person has a joint interest (other than a Subsidiary), except to the extent of the amount of dividends or other distributions that were actually paid in cash to the Parent or any of its Subsidiaries by such Person during such period; (b) the net income or net loss of any Person prior to the date it became a Subsidiary of, or was merged or consolidated into, the Parent or any of its Subsidiaries; (c) the undistributed earnings of any Subsidiary of the Parent to the extent that the declaration or payment of such dividends or distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of Law applicable to such Subsidiary; or (d) any income (or loss) from the early extinguishment or modification of debt.

“Net Insurance Proceeds” means the sum of (a) cash insurance proceeds that have been received on account of the loss or damage to any of the property of any of the Loan Parties, net of all out-of-pocket fees and expenses paid in cash by any Loan Party (to Persons other than the Borrowers, any of their Subsidiaries or any of their Affiliates) in connection with the adjustment, settlement or collection of any claims (other than insurance brokerage fees collected in the ordinary course of business); minus (b) all Indebtedness (other than Indebtedness incurred pursuant to the Loan Documents) permitted by this Agreement that is payable to a Person other than the Borrowers, any of their Subsidiaries or any of their Affiliates, which Indebtedness is secured by the property or assets the subject of the relevant insurance event and is required to be repaid (and is in fact repaid) by the holder thereof upon the occurrence of such insurance event.

“Net Securities Proceeds” means, in the case of capital contributions to the Parent or any of the other Loan Parties, or the issuance, placement or sale by the Parent or any of the other Loan Parties of Equity Interests or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire such Equity Interests or such convertible or exchangeable obligations (in each case whether pursuant to a public or private offering), the sum of (a) the gross cash proceeds received by the Parent or any of the other Loan Parties from such issuance, placement or sale of such Equity Interests (including any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable or otherwise, but only as and when received); minus (b) in connection with such issuance, placement or sale of such Equity Interests, all reasonable and customary fees and expenses and underwriters discounts and commissions paid in cash by the Borrowers or any of their Subsidiaries to Persons other than the Borrowers, any of their Subsidiaries or any of their Related Parties.

Notwithstanding the foregoing, “Net Securities Proceeds” shall not include any Equity Interests issued (i) as a dividend or pursuant to a stock split, or (ii) to management, directors and employees of any of the Loan Parties in connection with employment agreements, stock option plans or other equity based compensation arrangements.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or affected Lenders in accordance with the terms of Section 10.1 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means each Lender that is not a Defaulting Lender.

“Non-US Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Non-US Loan Party” means any Loan Party which is not organized under the law of the United States, any state thereof or the District of Columbia.

“Note” means, as the context may require, either a Revolving Note or a Swing Line Note.

“Obligations” means all obligations (monetary or otherwise) of each Borrower and each other Loan Party arising under or in connection with this Agreement and each other Loan Document, including principal, interest (including post default interest and interest accruing after the commencement of any bankruptcy, insolvency, examinership or similar proceeding referred to in Section 8.1.9, whether or not a claim for post filing or post-petition interest is allowed in any such proceeding), reimbursement obligations, fees, indemnities, costs and expenses (including the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender required to be paid by the Borrower) that are owing under this Agreement and the other Loan Documents, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due, (b) the Cash Management Liabilities, and (c) Swap Liabilities arising from any Swap Agreement that is entered into in accordance with the terms of this Agreement and at the time of entering into was between a Borrower or any of its Subsidiaries, on the one hand, and a Lender or an Affiliate of a Lender, on the other hand; provided, however, that with respect to any Loan Party, the Obligations with respect to such Loan Party shall not include any Excluded Swap Obligations.

“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off balance sheet or tax retention lease or (b) an agreement for the use of property or sale of assets that creates obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Organizational Document” means, with respect to any Loan Party, each of its (a) articles of incorporation or organization, certificate of incorporation, certificate of incorporation on change of name, certificate of partnership, bylaws, operating agreement, partnership agreement, memorandum and articles of association or such other formation or charter documents from time to time applicable thereto and (b) all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Connection Taxes” means, with respect to any Lender Party, Taxes imposed as a result of a present or former connection between such Lender Party and the jurisdiction imposing such Tax (other than connections arising from such Lender Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.13).

“Parent” means Fleetmatics Group Public Limited Company, an Irish public limited company.

“Participant” is defined in clause (d)(i) of Section 10.10.

“Participant Register” is defined in clause (d)(ii) of Section 10.10.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Community Union relating to Economic and Monetary Union.

“Patent Licenses” shall mean any and all present and future written agreements providing for the granting of any right in or to any Patent (whether the applicable Person is licensee or licensor thereunder).

“Patents” shall mean, collectively, with respect to each Borrower and each of its Subsidiaries, all letters patent issued or assigned to, and all patent applications and registrations made by, such Borrower or such Subsidiary (whether established or registered or recorded in the United States, any State thereof, Ireland, any other country or any political subdivision thereof or any supra-national organization or registry).

“Patriot Act” is defined in clause (a) of Section 6.23.

“Payment in Full” and “Paid in Full” means the payment in cash and performance in full of all Obligations (or, in the case of Letter of Credit Outstandings not then due and owing, the Cash Collateralization thereof).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Perfection Requirement” means any registration, filing, endorsement, notarization or stamping required in order to create, perfect or enforce the Lien created by a Collateral Document and/or to achieve the relevant priority for the Lien created thereunder.

“Permitted Acquisition” means the acquisition by the Parent or any of its Subsidiaries of all or substantially all the assets of a Person or line of business of a Person, or all or substantially all of the Equity Interests of a Person (referred to herein as the “Acquired Entity”); provided that (a) the proposed acquisition is consensual (not “hostile”), and, if applicable, has been approved by the acquisition target’s board of directors; (b) the business of such Acquired Entity shall constitute a business permitted by Section 7.2.1; (c) the Acquired Entity or, in the case of an asset purchase, the Subsidiary purchasing such assets, becomes a Guarantor and/or Grantor as required by Section 7.1.8; provided, that if such Acquired Entity or Subsidiary fails to become a Guarantor, such acquisition shall nevertheless constitute a Permitted Acquisition, but the Purchase Consideration paid by a Loan Party in connection therewith (treating such Purchase Consideration as an Investment in the Acquired Entity), together with any Investment made by a Loan Party in a non-Loan Party to consummate such acquisition, shall constitute an Investment for the purposes of Section 7.2.6(n); provided, further, that upon such Acquired Entity or Subsidiary subsequently becoming a Guarantor, such amounts which were treated as Investments permitted pursuant to Section 7.2.6(n) shall be calculated as if the entire original amount of such Investments were repaid in full; (d) at the time of such transaction, both immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing (other than an Event of Default pursuant to Section 8.1.4 with respect to a failure to comply with the covenant in Section 7.1.10); (e) after giving effect to such transaction, the Leverage Ratio, calculated on a pro forma basis as of the end of the most recent Fiscal Quarter for which financial statements have been delivered hereunder (which calculation shall be evidenced by the due completion, execution and delivery by a Financial Officer of a Compliance Certificate), is not greater than 2.50 to 1.0; (f) the Purchase Consideration for such acquisition does not exceed $35,000,000; (g) the aggregate Purchase Consideration for all Permitted Acquisitions consummated in any twelve (12) consecutive month period does not exceed $60,000,000; and (h) no more than three (3) Permitted Acquisitions each having a Purchase Consideration in excess of $3,500,000 shall be consummated in any twelve (12) consecutive month period.

“Permitted Disposition” means:

(a) any sale, transfer, lease, contribution, conveyance or disposition (i) of Inventory or tracking units in the ordinary course of business, (ii) in respect of cash or Cash Equivalent Investments in the ordinary course of business, (iii) of equipment that is worn out or obsolete and is sold or disposed of in the ordinary course of business, and (iv) of assets that are subject to damage or destruction, or a condemnation proceeding instituted by a Governmental Authority;

(b) any sale, transfer or disposition of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (other than in connection with factoring programs, receivables programs or other similar programs);

(c) any lease or sublease of Real Property Assets not useful in the conduct of the business of Parent and its Subsidiaries;

(d) the granting of Liens expressly permitted by Section 7.2.2;

(e) any involuntary loss, damage or destruction of property;

(f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g) the lapse, expiration or abandonment of any Copyright, Patent or Trademark to the extent expressly permitted by Section 7.1.11;

(h) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business;

(i) the making of Restricted Payments expressly permitted by Section 7.2.7;

(j) the making of Investments expressly permitted by Section 7.2.6;

(k) dispositions of assets acquired by Parent and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the assets to be so disposed are not necessary or economically desirable in connection with the business of Parent and its Subsidiaries, (ii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition, (iii) the Parent and its Subsidiaries shall have received fair value therefor, and (iv) both immediately before and after giving effect to each such disposition no Default or Event of Default shall have occurred and be continuing;

(l) dispositions of tangible property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such dispositions are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;

(m) any other sale, lease, transfer or other disposition of assets of the Parent or any of its Subsidiaries not otherwise described in this definition; provided, however, that (i) the Parent and each of its Subsidiaries shall receive only cash consideration therefor, (ii) the aggregate fair market value of all the assets subject to such dispositions shall not exceed $5,000,000 in any Fiscal Year, (iii) the Parent and its Subsidiaries shall have received fair value therefor, and (iv) both immediately before and after giving effect to each such disposition no Default or Event of Default shall have occurred and be continuing;

(n) the unwinding of any Swap Agreement in the ordinary course of business;

(o) the Parent and any Material Subsidiary may (i) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Parent or any Material Subsidiary, (ii) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, directors, officers or employees of the Parent or any Subsidiary or any of their successors or assigns or (iii) surrender or waive contractual rights and settle or waive contractual or litigation claims;

(p) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; and

(q) the 2015 Restructuring.

For the avoidance of doubt, the issuance of Equity Interests of Parent does not constitute a disposition.

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a Weighted Average Life to Maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Contingent Liabilities thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Contingent Liabilities thereof are subordinated on terms no less favorable to the Lenders in any material respect, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding, extending, renewing or replacing Indebtedness, except as otherwise permitted hereunder, and (e) the terms and conditions (excluding interest rates and any prepayment premium, redemption or put provisions) of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness; provided that a certificate of a Financial Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions, of such Indebtedness or substantially final drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, Governmental Authority or other entity, whether acting in an individual, fiduciary or other capacity.

“Platform” is defined in clause (c)(i) of Section 10.2.

“PPSA” means the Personal Property Securities Act 2009 (Commonwealth of Australia).

“Pro Rata Percentage” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Loan Commitment of such Lender (or, if the Revolving Loan Commitments have been terminated, the sum of the aggregate outstanding principal amount of the Revolving Loans of such Lender plus the aggregate principal amount of all participations by such Lender in any Letter of Credit Outstandings and obligation to make Revolving Loans with respect to outstanding Swing Line Loans) by (b) the aggregate Revolving Loan Commitments of all the Lenders (or, if the Revolving Loan Commitments have been terminated, the sum of the aggregate outstanding principal amount of the Revolving Loans of all the Lenders plus the aggregate principal amount of all participations of all the Lenders in any Letter of Credit Outstandings and obligation to make Revolving Loans with respect to outstanding Swing Line Loans).

“Purchase Consideration” means, with respect to any acquisition, (a) the aggregate consideration therefor (including, without limitation, (i) payments made in cash, by exchange or issuance of Equity Interests or other property, (ii) payments made at or prior to the consummation of such acquisition, or as part of a deferred payment at any future time; provided, that “earn-outs” and similar performance based contingent payments shall be included in Purchase Consideration only to the extent the amounts thereof constitute Qualified Earn-Out Obligations as determined on the date of such acquisition, and (iii) all Indebtedness assumed in connection therewith or incurred to any seller in connection therewith), minus (b) all unrestricted cash on the balance sheet of the acquired Persons immediately after giving effect to such acquisition.

“Qualified Earn Out Obligations” means, as of any date, the amount of obligations pursuant to one or more Earn Out Agreements which, in accordance with GAAP, must be recognized as debt on the balance sheet, as of such date, of the Person who is obligated to make payments under an Earn Out Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Liability, each Loan Party that, at the time the relevant Guaranty or grant of the relevant security interest, as applicable, becomes effective with respect to such Swap Liability, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” as defined in the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” with respect to such Swap Liability at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means any Equity Interest, other than a Disqualified Equity Interest.

“Qualifying Irish Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan and is:

(a) a bank which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of the TCA and whose lending office is located in Ireland; or

(b) a building society, within the meaning of Section 256(1) of the TCA, which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of the TCA and whose lending office is located in Ireland ; or

(c) an authorized credit institution which is authorized to establish and has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such credit institution is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of the TCA and whose lending office is located in Ireland ; or

(d) (i) a body corporate which is, by virtue of the law of a Relevant Territory resident for tax purposes in a Relevant Territory, where that Relevant Territory imposes a tax that generally applies to interest receivable in that territory or member state by companies from sources outside that territory provided that such body corporate does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency; or

(ii) a body corporate where the interest payable:

(A) is exempted from the charge to tax under a double taxation agreement with Ireland which has the force of law; or

(B) would be exempted from the charge to income tax under a double taxation treaty with Ireland which has been signed but is not yet in force, on or before the date of payment of the interest, if such double taxation treaty had the force of law when the interest was paid;

provided that such body corporate does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency; or

(iii) a US corporation, incorporated in the United States and is subject to US federal tax in the US on its worldwide income provided that such US Corporation does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency; or

(iv) a US limited liability company (“LLC”), provided the ultimate recipients of the interest would be Qualifying Lenders within paragraph d(i), (ii), or (iii) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes; or

(e) a body corporate which advances money in the ordinary course of a trade which includes the lending of money, and whose lending office is located in Ireland, where the interest on the advance is taken into account in computing the trading income of such a person and which has complied with the notification requirements under Section 246(5) of the TCA; or

(f) a person in respect of whom an authorization granted by the Irish Revenue Commissioners is subsisting entitling the Borrowers to pay such person interest without deduction of income tax, by virtue of an applicable double taxation treaty between Ireland and the country in which such person is resident for the purposes of such treaty, where such double taxation treaty specifies that no withholding tax is to be made on interest provided such person does not provide its commitment through a branch or agency in Ireland ; or

(g) a qualifying company within the meaning of section 110 of the TCA and whose lending office is located in Ireland ; or

(h) an investment undertaking within the meaning of section 739B of the TCA and whose lending office is located in Ireland.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“Real Property Assets” means all interest (including leasehold interests) of any Loan Party in any real property.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Collateral.

“Refunded Swing Line Loans” is defined in clause (b)(i) of Section 2.8.

“Register” is defined in clause (c) of Section 10.10.

“Reimbursement Obligation” is defined in Section 2.7.4.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means a “release” or “threatened release” as such terms are defined in CERCLA, including any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the environment.

“Relevant Territory” means:

(a) a member state of the European Communities other than Ireland,

(b) a territory with which Ireland has entered into a double taxation agreement in force by virtue of the provisions of section 826(1) of the TCA, or

(c) a territory with which Ireland has signed a double taxation agreement which will on the completion of the procedures set out in section 826(1) of the TCA have the force of law.

“Required Lenders” means, at the time any determination thereof is to be made, Non Defaulting Lenders holding more than 50% of the then aggregate unused Commitments and unpaid principal amount of the Revolving Loans and Letter of Credit Outstandings (excluding the Commitments and aggregate unpaid principal amount of Loans, Letter of Credit Outstandings and unused Commitments held by Defaulting Lenders).

“Resource Conservation and Recovery Act” means, collectively, the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, as amended, 42 U.S.C. §§6901, et seq., as in effect from time to time.

“Restricted Payment Cap” means, as of any date of determination, an amount equal to 75% of the sum of (a) the lowest Net Cash Balance during the thirty (30) consecutive day period ending on such date, minus (b) the aggregate outstanding principal Dollar Amount of all the Revolving Loans and Swing Line Loans and the aggregate principal Dollar Amount of all Letter of Credit Outstandings, in each case on such date.

“Revaluation Date” means each of the following: (a) each date of any Borrowing of Loans, or any issuance, extension or renewal of any Letter of Credit, denominated in a currency other than US Dollars, (b) each date of any payment by any L/C Issuer under any Letter of Credit denominated in a currency other than US Dollars, (c) the last Business Day of each calendar quarter, (d) upon the occurrence of any Default or Event of Default, (e) the date of any dividend or stock repurchase made pursuant to Section 7.2.7(a)(iv), and (f) such additional dates as the Administrative Agent or any L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require, in each case, based on market conditions that adversely affect the L/C Issuers, Administrative Agent, or the Lenders in connection with exposure for Loans or Letters of Credit denominated in currencies other than US Dollars.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal Dollar Amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Outstandings and Swing Line Loans at such time.

“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers and to acquire participations in Letters of Credit and Swing Line Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.10, or, in the case of a Person becoming a Lender after the Effective Date, the amount of the assigned “Revolving Loan Commitment” as provided in the Assignment and Assumption executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Loan Commitment Amount” means, on any date, $125,000,000, as such amount may, from time to time, be increased pursuant to Section 2.10 or reduced pursuant to Sections 2.3, 8.2 or 8.3.

“Revolving Loans” is defined in Section 2.1.1.

“Revolving Note” means a promissory note of the Borrowers that is payable to any Lender, substantially in the form of Exhibit A-1 attached hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Rolling Period” means, as of any date of calculation, the immediately preceding four Fiscal Quarters.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Securities Account” has the meaning provided for in the U.C.C.

“Security Property” means (a) the Liens expressed to be granted under the Irish Collateral Documents or the UK Collateral Documents in favor of the Administrative Agent as trustee for the Lender Parties and all proceeds of those Liens, (b) all obligations expressed to be undertaken by a Loan Party to pay amounts in respect of the Obligations to the Administrative Agent as trustee for the Lender Parties and secured by the Irish Collateral Documents or the UK Collateral Documents together with all representations and warranties expressed to be given by a Loan Party in favor of the Administrative Agent as trustee for the Lender Parties; and (c) any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Administrative Agent is required by the terms of the Irish Collateral Documents or the UK Collateral Documents to hold as trustee on trust for the Lender Parties.

“Solvent” means, when used with respect to any Person, that, as of any date of determination:

(a) the amount of the “present fair saleable value” of the assets of such Person, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such value is established and such liabilities are evaluated in accordance with Section 101(32) of the Federal Bankruptcy Code and the state Laws governing determinations of the insolvency of debtors of New York and each state where such Person is organized or has its principal place of business;

(b) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and

(c) such Person is able to pay its debts as they mature.

For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Spot Rate” means, on any day, with respect to any currency in relation to US Dollars, the rate at which such currency may be exchanged into US Dollars, as set forth at approximately 12:00 noon, London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of dollars for delivery two Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower Representative, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

“Stated Expiry Date” is defined in clause (a) of Section 2.7.1.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Equity Interests (whether by proxy, agreement, operation of law or otherwise);

(b) any partnership, joint venture, limited liability company or other entity as to which such Person, or one or more Subsidiaries of such Person, owns (whether in the form of voting or participation in profits or capital contribution) more than a 50% Equity Interest, acts as the general partner or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture, limited liability company or other entity, as the case may be;

(c) in the case of a Person subject to the laws of the Netherlands, any business entity that constitutes a “Subsidiary” (dochtermaatschappij) as defined in Article 2.24(a) of the Dutch Civil Code;

(d) in the case of a Person subject to the laws of Ireland, any business entity that constitutes a “Subsidiary” as defined in Section 155 of the Companies Act of 1963; or

(e) in the case of a Person subject to the laws of England and Wales, a subsidiary within the meaning of Section 1159 of the United Kingdom Companies Act 2006 (as amended).

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Liabilities” means any and all obligations of the Parent or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired, under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swing Line Lender” means Citibank in its capacity as the Lender making Swing Line Loans, and any successor thereto in such capacity.

“Swing Line Loans” are defined in Section 2.1.3.

“Swing Line Loan Commitment” is defined in Section 2.1.3. The Swing Line Loan Commitment is a sub facility of the Revolving Loan Commitments and is a part of, and not in addition to, the Revolving Loan Commitments.

“Swing Line Loan Commitment Amount” means, on any date, $10,000,000, as such amount is reduced from time to time pursuant to Section 2.3.

“Swing Line Note” means a promissory note of the Borrowers payable to the Swing Line Lender, in the form of Exhibit A-2 attached hereto, evidencing the aggregate Indebtedness of the Borrowers to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Taking” is defined in clause (a) of the definition “Net Disposition Proceeds”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA” means the Taxes Consolidation Act 1997.

“Termination Value” means, with respect to one or more Swap Agreements at any time, after taking into account the effect of any netting agreement relating to such Swap Agreements, the maximum aggregate amount that the Parent or any of its Subsidiaries would be required to pay if any such Swap Agreement was terminated at such time.

“Third Party” means any (a) lessor, mortgagee or other secured party, mechanic or repairman, warehouse operator or warehouseman, processor, packager, consignee, shipper, customs broker, freight forwarder, bailee, or other third party which may have possession of any Collateral or lienholders’ enforcement rights against any Collateral; and (b) licensor whose rights in or with respect to any Collateral limit or restrict or may, in the Administrative Agent’s determination, limit or restrict Borrowers’ or the Administrative Agent’s rights to sell or otherwise dispose of such Collateral.

“Third Party Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a Third Party, as applicable and as may be required by the Administrative Agent, among other things: (a) waives or subordinates in favor of the Administrative Agent any Liens such Third Party may have in and to any Collateral or any setoff, recoupment, or similar rights such Third Party may have against any Loan Party and (b) grants the Administrative Agent access to Collateral which may be located on such Third Party’s premises or in the custody, care, or possession of such Third Party for purposes of allowing the Administrative Agent to inspect, remove or repossess, sell, store, or otherwise exercise its rights under this Agreement or any other Loan Document with respect to such Collateral.

“Total Assets” means, at any date of determination, the consolidated total assets of the Parent and its Subsidiaries (other than Excluded Subsidiaries) as of the last day of the most recent fiscal quarter of the Parent for which financial statements have been delivered hereunder.

“Trademark Licenses” shall mean any and all present and future written agreements providing for the granting of any right in or to any Trademark (whether the applicable Person is licensee or licensor thereunder).

“Trademarks” shall mean, collectively, with respect to each Borrower and each of its Subsidiaries, all trademarks, whether registered or unregistered, owned by such Borrower or such Subsidiary, and all trademark applications and registrations made by such Borrower or such

Subsidiary (whether established or registered or recorded in the United States, any State thereof, Ireland, any other country or any political subdivision thereof or any supra-national organization or registry).

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan, LIBOR Loan, EURIBOR Loan or CDOR Loan.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“UK Collateral Documents” means the UK Debenture, the UK Share Charge and each other Collateral Document governed by the laws of the United Kingdom.

“UK Debenture” means that certain Debenture date as of the date hereof among Fleetmatics (UK) Limited and the Administrative Agent.

“UK Share Charge” means that certain share charge dated on or about the date hereof between Fleetmatics Group Limited and the Administrative Agent.

“Unused Commitment Fee Rate” means the applicable percentage set forth below the column entitled “Unused Commitment Fee Rate” in the table in the definition of “Applicable Margin”.

“United States” or “U.S.” means the United States of America.

“US Borrower” means any Borrower that is a US Person.

“US Dollar” and the symbol “$” mean lawful money of the United States.

“US Loan Party” means each Loan Party that is organized under the Laws of any State of the United States or the District of Columbia.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Pledge Agreement” means that certain Pledge Agreement dated the date hereof among the US Loan Parties, Fleetmatics Group Limited and the Administrative Agent.

“US Security Agreement” means that certain Security Agreement dated as of the date hereof among the US Loan Parties and the Administrative Agent.

“US Subsidiary” means each Subsidiary of the Parent that is organized under the Laws of any State of the United States or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in clause (g)(ii)(B)(3) of Section 4.6.

“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Permitted Refinancing Indebtedness, the effects of any amortization or prepayments made on such Permitted Refinancing Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Subsidiary” means any Subsidiary of a Person of which the securities (except in the case of a corporation for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means the Borrowers and the Administrative Agent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each disclosure schedule and each other Loan Document.

SECTION 1.3 Certain Rules of Construction. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be. The words “herein,” “hereof” and “hereunder” and other words of similar import refer, as the context may require, to the relevant agreement as a whole, including all annexes, exhibits and schedules, and not to any particular section, subsection or clause contained in such agreement, annex, exhibit or schedule. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”, and where general words are followed by a specific listing of items, the general words shall be given their widest meaning and shall not be limited by an enumeration of specific matters; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of any Governmental Authority, Persons succeeding to the relevant functions of such Governmental Authority; all references to any Law shall include any amendments and successors of the same; all references to any agreement, instrument or document shall refer to each such agreement, instrument or document as amended, restated or otherwise modified from time to time (subject to any restrictions on any of the foregoing as may be set forth in this Agreement); and the words “asset” and “property” shall have the same meaning and refer to tangible and intangible assets and properties, including cash, securities, accounts and contract rights. An Event of Default shall be deemed to exist at all times during the period commencing on the date that such Event of Default occurs to the date on which such Event of Default is waived by the applicable Lender Parties as required under Section 10.1. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that a senior member of management, a senior officer or a member of the board of directors or comparable body of such Loan Party has actual knowledge or awareness of a particular fact or circumstance or a senior member of management, senior officer or member of the board of directors or comparable body of such Loan Party would have known or been aware of such fact or circumstance. For purposes of computing a period of time from a specified date, the word “from” means “from and including” and the word “to” and “until” each mean “to, but excluding”; provided that in calculating fees and interest payable hereunder, such period shall, in any event, consist of at least one full day. Reference to “ordinary course of business” means, in respect of any transaction relating to a Loan Party, the ordinary course of such Loan Party’s business undertaken by such Loan Party in good faith and not for the purpose of evading any covenant or restriction contained in this Agreement or any other Loan Document.

SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, generally accepted accounting principles in the United States (“GAAP”) as in effect from time to time; provided that notwithstanding the foregoing, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to the recharacterization of leases that would have been characterized as operating leases on the Effective Date as Capitalized Lease Liabilities. In the event that any “Accounting Change” (as defined below) shall occur that results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, the Borrower Representative and the Administrative Agent shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent’s and its Subsidiaries’ financial condition and performance shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Change” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.6 Exchange Rates; Currency Equivalents.

(a) Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than US Dollars shall be deemed to refer to the Dollar Amount thereof, as the case may be. Each requisite currency translation shall be based on the Spot Rate.

(b) For purposes of this Agreement and the other Loan Documents, the Dollar Amount of any Borrowings, Loans, Letters of Credit and other Obligations shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date. Such Dollar Amount shall become effective as of such Revaluation Date for such Borrowings, Loans, Letters of Credit and other Obligations and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Borrowings, Loans, Letters of Credit and other Obligations. Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be the Dollar Amount thereof as so determined by the Administrative Agent.

(c) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of any Loan or Borrowing, or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Committed Currency other than US Dollars, such amount shall be the Dollar Amount of such amount (rounded to the nearest unit of the applicable Committed Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

SECTION 1.7 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.1 Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans, and each L/C Issuer agrees that it will issue Letters of Credit and each Lender severally agrees that it will purchase participation interests in each such Letter of Credit, all pursuant to the Commitments described in this Section.

SECTION 2.1.1 Revolving Loan Commitment. From time to time on any Business Day occurring prior to the Maturity Date, each Lender agrees to make loans (relative to such Lender, its “Revolving Loans”) to the Borrowers equal to such Lender’s Pro Rata Percentage of the aggregate amount of the Borrowing of the Revolving Loans requested by the Borrower Representative to be made on such day. On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Revolving Loans.

SECTION 2.1.2 Letter of Credit Commitment. From time to time on any Business Day occurring prior to the Maturity Date, each L/C Issuer will issue, extend or renew one or more standby letters of credit (relative to such L/C Issuer, its “Letter of Credit”) for the account of a Borrower or its Subsidiaries in a Committed Currency, subject to the conditions contained herein and pursuant to the procedures set forth in Section 2.7. The commitment of each L/C Issuer to issue, and each Lender to participate in, each Letter of Credit described in this Section is herein referred to as the “Letter of Credit Commitment”.

SECTION 2.1.3 Swing Line Loan Commitment. From time to time on any Business Day occurring prior to the Maturity Date, the Swing Line Lender agrees to make loans (relative to such Lender, its “Swing Line Loans”) to the Borrowers in US Dollars equal to the aggregate amount of the Borrowing of the Swing Line Loans requested by the Borrower Representative to be made on such day. The commitment of the Swing Line Lender described in this Section is herein referred to as its “Swing Line Loan Commitment.” On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Swing Line Loans.

SECTION 2.2 Loans and Borrowings.

SECTION 2.2.1 Funding. Each Revolving Loan (other than a Swing Line Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

SECTION 2.2.2 Currencies; Types of Loans. All Borrowings shall be denominated in a Committed Currency. Subject to Section 4.1, (a) each Borrowing that is denominated in US Dollars shall be comprised entirely of Base Rate Loans or LIBOR Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as Base Rate Loans but may be converted into LIBOR Loans in accordance with Section 2.5, (b) each Borrowing that is denominated in Canadian Dollars shall be comprised entirely of CDOR Loans, (c) each Borrowing denominated in Sterling shall be comprised entirely of LIBOR Loans and (d) each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans. Each Swing Line Loan shall be a Base Rate Loan.

SECTION 2.2.3 Maximum Amounts. No Borrowing of Revolving Loans or Swing Line Loans or issuance or extension of a Letter of Credit shall be made if, after giving effect thereto:

(a) the aggregate outstanding principal Dollar Amount of all the Revolving Loans and Swing Line Loans, together with the aggregate principal Dollar Amount of all Letter of Credit Outstandings, (i) of all the Lenders and the Swing Line Lender would exceed the Revolving Loan Commitment Amount or (ii) of any Lender would exceed such Lender’s Revolving Loan Commitment;

(b) the aggregate outstanding principal Dollar Amount of all Swing Line Loans would exceed the Swing Line Loan Commitment Amount; or

(c) the aggregate outstanding principal Dollar Amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount.

SECTION 2.2.4 Minimum Increments. At the commencement of each Interest Period for any LIBOR Loan, CDOR Loan or EURIBOR Loan, such Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $200,000. At the time that each Base Rate Loan is made, such Loan shall be in an aggregate amount that is an integral multiple of $100,000, and not less than $200,000, as applicable; provided that a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments or that is required to finance the reimbursement of a Disbursement. Each Swing Line Loan shall be in an amount that is an integral multiple of $100,000 and not less than $200,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be, collectively, more than a total of nine (9) LIBOR, CDOR and EURIBOR Loans outstanding.

SECTION 2.3 Voluntary Reduction of the Commitment Amounts. The Borrowers may, from time to time on any Business Day after the date of the initial Credit Extension, voluntarily reduce the unused amount of any remaining Revolving Loan Commitment Amount; provided, however, that (i) all such reductions shall be made on not less than one Business Day’s prior notice to the Administrative Agent and be permanent, (ii) any partial reduction of the unused amount of the Revolving Loan Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000, (iii) the Revolving Loans shall have been prepaid to the extent required by Section 3.1.2, and (iv) any partial reduction of the unused amount of the Swing Line Loan Commitment shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000; provided, further, that any such reduction may be expressly conditioned upon the consummation of a refinancing or other transaction. Any reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the then current amount of the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and Letter of Credit Commitment Amount, as the case may be, to the amount of the Revolving Loan Commitment Amount, as reduced, without any further action on the part of any Lender Party or otherwise.

SECTION 2.4 Borrowing Procedures.

(a) Borrowing Requests. By delivering a duly completed and executed Borrowing Request to the Administrative Agent on or before 1:00 p.m. (New York City time), on a Business Day occurring prior to the Maturity Date, the Borrower Representative may from time to time irrevocably request that (i) a Base Rate Loan be made not less than one (1) Business Days thereafter, (ii) a LIBOR Loan, EURIBOR Loan or CDOR Loan be made not less than three (3) Business Days thereafter; provided, however, that any request for a Base Rate Loan all the proceeds of which are used to finance any Reimbursement Obligation may be made on or before 8:00 a.m. (New York City time), on the day of the proposed Borrowing. The proceeds of all Loans shall be used solely for the purposes described in Section 4.10.

(b) Funding by Lenders. The Administrative Agent shall promptly notify each relevant Lender of its receipt of a Borrowing Request pursuant to clause (a), the amount and currency required to be funded by each such Lender and when such amount must be funded. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request. On or before 10:00 a.m. (New York City time) on such Business Day each relevant Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Pro Rata Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrowers by wire transfer to the accounts the Borrower Representative shall have specified in its Borrowing Request.

SECTION 2.5 Continuation and Conversion Elections.

(a) By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 1:00 p.m. (New York City time) on a Business Day, the Borrower Representative may from time to time irrevocably elect on not less than one Business Days’ notice, in the case of a conversion to Base Rate Loans, and not less than three Business Days’ notice, in the case of a conversion to or continuation of LIBOR Loans, EURIBOR Loans and CDOR Loans, that all or any portion of the Loans be (a) in the case of Base Rate Loans, converted into LIBOR Loans, (b) in the case of LIBOR Loans, EURIBOR Loans and CDOR Loans, converted into Base Rate Loans (solely with respect to US Dollar denominated Loans) or continued as LIBOR Loans, EURIBOR Loans or CDOR Loans, as applicable. If any Borrowing Request or Continuation/Conversion Notice requests a LIBOR Loan, CDOR Loan or EURIBOR Loan, but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(b) If the Borrower Representative fails to deliver either (i) a timely Continuation/Conversion Notice with respect to a LIBOR Loan, CDOR Loan or EURIBOR Loan prior to the end of the Interest Period applicable thereto, or (ii) a notice of prepayment as provided in Section 3.1.1(b), then such LIBOR Loan, EURIBOR Loan or CDOR Loan, shall continue automatically as the same Type of Loan having an Interest Period of one (1) month.

(c) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative (provided that no such notice shall be required in the case of an Event of Default under Section 8.1.9), then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a LIBOR Loan, EURIBOR Loan or CDOR Loan, (ii) each LIBOR Loan denominated in US Dollars shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto, and (iii) each other LIBOR Loan and each EURIBOR Loan and CDOR Loan shall become due and payable on the last day of such Interest Period.

(d) Any request to continue or convert any Loan made by telephone shall be confirmed by the prompt delivery of a duly completed and executed Continuation/Conversion Notice to the Administrative Agent (which Continuation/Conversion Notice shall, in any event, be so delivered no later than 5:00 P.M. (New York City time) on the date that such telephone request was made). If there is any discrepancy between the terms of the telephone request and the Continuation/Conversion Notice, the terms of the telephone request shall prevail (as determined by the Administrative Agent in its sole discretion) absent manifest error.

SECTION 2.6 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Loans (and in the case of an Affiliate, the provisions of Sections 4.3, 4.4, 4.5 and 4.6 shall apply to such foreign branch or Affiliate to the same extent as to such Lender); provided, however, that (a) the exercise of such election shall be recorded in the Register in accordance with Section 10.10 and such Affiliate shall have provided the tax forms required by 4.6(g) to the Administrative Agent, and (b) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loans in accordance with the terms of this Agreement.

SECTION 2.7 Letters of Credit. A Borrower may request, in accordance with the terms hereof, the issuance of a Letter of Credit in a Committed Currency, in a form reasonably acceptable to the Administrative Agent and the applicable L/C Issuer, at any time and from time to time while the Revolving Loan Commitments remain in effect.

SECTION 2.7.1 Issuance Procedures. (a) By delivering to the relevant L/C Issuer, and, if the L/C Issuer is not Citibank, the Administrative Agent, a duly completed and executed Issuance Request, together with a duly completed application and agreement for such Letter of Credit as such L/C Issuer may specify, on or before 11:00 a.m. (New York City time) on a Business Day prior to the Maturity Date, the Borrower Representative may, from time to time irrevocably request, on not less than five (5) Business Days’ notice, that such L/C Issuer issue or extend the Stated Expiry Date of, as the case may be, a Letter of Credit in such form as may be requested by the Borrower Representative and approved by such L/C Issuer, such Letter of Credit to be used solely for the purposes described in Section 4.10. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier of (i) one year from the date of issuance and (ii) five (5) Business Days prior to the Maturity Date unless in the case of this clause (ii) such Letter of Credit is Cash Collateralized on or prior to the date of its issuance; provided, however, that a Letter of Credit may, if requested by the Borrower Representative, provide on terms acceptable to the Administrative Agent and each applicable L/C Issuer, for renewal for successive periods of one year or less (but not beyond the date five (5) Business Days prior to the Maturity Date unless such Letter of Credit is Cash Collateralized on or prior to the date of such renewal), unless the Administrative Agent or such L/C Issuer shall have delivered to the beneficiary of such Letter of Credit a notice of non renewal. The relevant L/C Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder. Unless notified in writing by the Administrative Agent or the

Required Lenders before it issues a Letter of Credit that the conditions precedent for issuing the same have not been established, the relevant L/C Issuer may issue the requested Letter of Credit in accordance with such L/C Issuer’s customary practices. In the event and to the extent that the provisions of any Letter of Credit application and agreement of any Borrower conflicts with this Agreement, the provisions of this Agreement shall govern.

(b) No L/C Issuer shall be under any obligation to issue any Letter of Credit if at the time of request of such issuance any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any requirement of Law applicable to such L/C Issuer or any directive from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense (for which such L/C Issuer is not otherwise compensated hereunder) which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it. No L/C Issuer shall be required to amend, extend or renew any Letter of Credit if at the time of the request therefor it would not be required to issue a Letter of Credit as provided in this clause.

(c) If the L/C Issuer is the Administrative Agent, it will notify the Lenders, within three Business Days after the end of each calendar month, of all issuance, renewal and amendment to Letters of Credit during the preceding calendar month. If the L/C Issuer is not the Administrative Agent it will notify the Administrative Agent promptly (and, in any event, within three Business Days following the occurrence thereof) of the issuance, renewal and amendment of all Letters of Credit issued by it.

SECTION 2.7.2 Other Lenders’ Participation. (a) Upon the issuance of each Letter of Credit pursuant hereto, and without further action, each Lender (other than each L/C Issuer) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Pro Rata Percentage, a participation interest in each such Letter of Credit, including all Reimbursement Obligations with respect thereto.

(b) If either (i) any L/C Issuer makes any payment or disbursement under any Letter of Credit and the Borrowers have not, in accordance with Section 2.7.3, reimbursed in full the applicable L/C Issuer with respect thereto or (ii) any reimbursement received by any L/C Issuer from the Borrowers is returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each Lender shall be irrevocably and unconditionally obligated to pay to each applicable L/C Issuer (in the applicable currency in which such payment or disbursement was denominated) its Pro Rata Percentage of the amount of such payment or disbursement; provided that no such payment by the Lenders shall diminish the Obligations of the Borrowers under Section 2.7.3 to repay such disbursements and payments in full. Each Lender agrees to make its required reimbursement payment not later than 4:00 p.m. (New York City time) on the Business Day that it receives a notice of payment or disbursement by the Administrative Agent or the applicable L/C Issuer (or, if any Lender receives such notice after 5:00 p.m. (New York City time) on any Business Day, prior to 10:00 a.m. (New York City time) on the next following Business Day), together with interest thereon from the date of requested prepayment until the date of such reimbursement at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first three Business Days following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans. Any Lender’s failure to make available to the applicable L/C Issuer its Pro Rata Percentage of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available such other Lender’s Pro Rata Percentage of such payment, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Percentage of any such payment or disbursement.

(c) Each Lender (i) that has complied with its obligations under this Section shall be entitled to receive its pro rata share (based on its Pro Rata Percentage) of Letter of Credit fees payable pursuant to Section 3.3.2 with respect to each relevant Letter of Credit and (ii) if such Lender has funded a reimbursement payment as provided in clause (b) with respect to a particular Letter of Credit, its pro rata share (based on its Pro Rata Percentage) of all reimbursement payments paid by the Borrowers with respect thereto.

SECTION 2.7.3 Disbursements. Each L/C Issuer will notify the Borrower Representative and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such L/C Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, such L/C Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Not later than 4:00 p.m. (New York City time) on any Business Day that each relevant L/C Issuer notifies the Borrower Representative and the Administrative Agent that it has made a Disbursement under a Letter of Credit (or, if the Borrower Representative receives such notice after 3:00 p.m. (New York City time) on any Business Day, prior to 10:00 a.m. (New York City time) on the next following Business Day), the Borrowers will reimburse the Administrative Agent, for the account of the relevant L/C Issuer and each such Lender that has made a reimbursement payment to such L/C Issuer with respect thereto pursuant to clause (b) of Section 2.7.2, by paying to the Administrative Agent (in the applicable currency in which such disbursement was denominated) an amount equal to all amounts which such L/C Issuer and each such Lender have disbursed under such Letter of Credit, together with interest thereon from the Disbursement Date through the date of such reimbursement at a rate per annum applicable to Base Rate Loans (subject to Section 3.2.2 with respect to late payments). If the Borrowers fail to reimburse the Administrative Agent as set forth in this Section 2.7.3, the Borrowers shall be deemed to have timely given a Borrowing Request to the Administrative Agent requesting the Lenders to make a Borrowing equal to the reimbursement amount due to the L/C Issuer (which shall, in the case of a Borrowing in US Dollars, be a Base Rate Loan and, in the case of any other currency, be a LIBOR Loan, EURIBOR Loan or CDOR Loan, as applicable, having an Interest Period of one (1) month; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 5.2 hereof shall not be applicable. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the L/C Issuer for such Disbursement.

SECTION 2.7.4 Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrowers under Section 2.7.3 to reimburse each L/C Issuer with respect to each Disbursement and, upon the failure of the Borrowers to reimburse each such L/C Issuer (or if any reimbursement by the Borrowers must be returned or disgorged by any such L/C Issuer for any reason), each Lender’s obligation under Section 2.7.2 to reimburse each such L/C Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower or each such Lender, as the case may be, may have or have had against any L/C Issuer, the Administrative Agent or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit, any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit, or the existence of any Default or Event of Default; provided, however, that after paying in full its Reimbursement Obligations hereunder, nothing herein shall adversely affect the right of the Borrowers or each such Lender, as the case may be, to commence any proceeding against any L/C Issuer in accordance with the last paragraph of Section 2.7.6.

SECTION 2.7.5 Cash Collateralization. Upon the occurrence and during the continuation of any Event of Default of the type described in Section 8.1.9 or, upon demand by the Administrative Agent or the Required Lenders, following the occurrence and during the continuation of any other Event of Default, the Borrowers shall Cash Collateralize all the Letters of Credit Outstandings. Cash Collateral shall be held in a collateral account under the sole dominion and control of the Administrative Agent as collateral for the payment and performance of the Obligations, all on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in such account and all Cash Collateral therein. Cash Collateral shall be applied by the Administrative Agent to reimburse the L/C Issuers for Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Obligations. Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrowers promptly after all such Events of Default have been waived as confirmed in writing by the Administrative Agent

SECTION 2.7.6 Nature of Reimbursement Obligations. Each Borrower and, to the extent set forth in Section 2.7.2, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No L/C Issuer shall be responsible for, nor shall any of the obligations of any Borrower or any Lender with respect to any Letter of Credit be affected by, any of the following:

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Loan Document, any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) the failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopier, telex or otherwise;

(e) any loss or delay in the transmission or otherwise of any document or draft required;

(f) any other act or omission to act or delay of any kind of the L/C Issuers, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder; or

(g) the existence of any Default or Event of Default, or the termination of the Commitments.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the L/C Issuers, the Administrative Agent or any Lender hereunder. In furtherance of the foregoing, neither the Administrative Agent nor any L/C Issuer or Lender shall have any liability or responsibility by reason of, or in connection with, the form, validity issuance, transfer, payment, nonpayment or any other transaction related to any Letter of Credit, provided the foregoing shall not excuse any L/C Issuer from liability to the Borrowers or the Lenders to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers and the Lenders to the extent permitted by applicable Law) suffered by the Borrowers, the Administrative Agent or the Lenders that are caused by such L/C Issuer’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any L/C Issuer (as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised reasonable care in each such determination. Without limiting the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, each L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 2.8 Swing Line Loans. (a) Borrowing Requests. By utilizing a form of electronic communication that has been approved by the Administrative Agent and the Swing Line Lender the Borrower Representative may irrevocably request, on or before 2:00 p.m. (New York City time) on any Business Day a proposed Swing Line Loan is to be made, that Swing

Line Loans be made by the Swing Line Lender in any minimum or multiple amount. All Swing Line Loans shall be made as Base Rate Loans in US Dollars and shall not be entitled to be converted into LIBOR Loans. Promptly following confirmation from the Administrative Agent to the Swing Line Lender that all the conditions for making a Swing Line Loan have been satisfied, the proceeds of each Swing Line Loan shall be made available by the Swing Line Lender, by its close of business on the Business Day in which it receives such confirmation from the Administrative Agent, to the Borrowers, by wire transfer in accordance with the written instructions provided to the Swing Line Lender by the Borrower Representative. Upon the making of any Swing Line Loan, and without further action, each Lender (other than the Swing Line Lender) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Pro Rata Percentage, a participation interest in each such Swing Line Loan.

(b) Refinancing Swing Line Loans. (i) If:

(1) requested at any time by the Swing Line Lender (as communicated to the Administrative Agent and the Borrower Representative) in its sole discretion; provided that the Swing Line Lender shall make such request not less frequently than once per week;

(2) any Swing Line Loan is or will be outstanding on a date when the Borrower Representative requests that a Revolving Loan be made; or

(3) any Default or Event of Default shall occur and be continuing;

each Lender (other than the Swing Line Lender) irrevocably agrees that it will, promptly following notice from the Administrative Agent to the Lenders of the occurrence of any of the events referred to in the preceding clauses (1) through (3) (which notice the Administrative Agent agrees to provide promptly for and on behalf of the Swing Line Lender), make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”). On or before 10:00 a.m. (New York City time) on the first Business Day following the occurrence of one of the foregoing (provided that if any Lender shall receive such notice at or prior to 10:00 a.m. (New York City time) on a Business Day such funding shall be made by such Lender on or before 2:00 p.m. (New York City time) on such Business Day), each such Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the aforementioned Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Pro Rata Percentage of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become outstanding under such Lender’s Revolving Note and shall no longer be owed under the Swing Line Note. The Borrowers hereby authorize the Administrative Agent and the Swing Line Lender to charge the Borrowers’ accounts with the Administrative Agent and the Swing Line Lender in order to immediately pay the Swing Line Lender the amount of the Refunded Swing

Line Loans to the extent the proceeds of the Revolving Loans made by the Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.

(ii) If for any reason any Swing Line Loan cannot be refinanced by a Refunded Swing Line Loan in accordance with clause (i), the request for any such Refunded Swing Line Loan shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan, and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to clause (i) shall be deemed payment in respect of such participation.

(iii) In the event any Lender fails to fund when due as herein provided its Refunded Swing Line Loan or participation in any Swing Line Loan, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans. Each Lender’s obligation to make Refunded Swing Line Loans and fund its participation in any Swing Line Loan shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) the acceleration or maturity of any Loans or the termination of any Commitment after the making of any Swing Line Loan; (D) any breach of this Agreement or any other Loan Document by any Loan Party, any Lender or the Administrative Agent; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment that is received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned or disgorged by the Swing Line Lender for any reason, each Lender shall pay to the Swing Line Lender its Pro Rata Percentage thereof promptly following a demand therefor by the Administrative Agent (which demand the Administrative Agent agrees to promptly make upon the request of the Swing Line Lender), plus interest thereon from the date of such demand to the date such amount is returned to the Swing Line Lender, at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.

SECTION 2.9 Notes. Each Lender’s Loans under a Commitment shall, if requested by such Lender, be evidenced by a Note payable to such Lender in a principal amount equal to such Lender’s Revolving Loan Commitment (or, with respect to the Swing Line Lender, its Swing Line Loan Commitment). Each Lender shall record in its records the outstanding amount owing pursuant to its Notes; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Borrower or any other Loan Party. Such notations shall be conclusive and binding on the Borrowers absent manifest error.

SECTION 2.10 Increase in Commitment.

(a) Request for Increase. If no Default or Event of Default has occurred and is continuing the Borrower Representative may, from time to time, request (each an “Incremental Commitment Request”) by delivering a notice to the Administrative Agent (who shall promptly notify the Lenders of the substance thereof) that the Revolving Loan Commitment Amount be increased by an aggregate amount (for all such requests) not exceeding $75,000,000 (each such increase, an “Incremental Commitment”); provided that each such Incremental Commitment Request shall request an increase in a minimum amount of $10,000,000 (or, if less, the remaining portion of such of total amount) and integral multiples of $1,000,000 in excess thereof. The notice by the Administrative Agent to the Lenders describing each Incremental Commitment Request shall specify the time period (to be determined by the Borrower Representative in consultation with the Administrative Agent but in no event to be less than 5 Business Days from the date of delivery by the Borrower Representative of the applicable Incremental Commitment Request to the Administrative Agent) within which each Lender is required to inform the Administrative Agent whether such Lender intends to provide any portion of the applicable Incremental Commitment. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Loan Commitment, and any decision by a Lender to increase its Revolving Loan Commitment shall be made in its sole discretion independently from any other Lender.

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within the required time period whether or not it agrees to provide any portion of the applicable Incremental Commitment and, if so, shall specify the amount of such Incremental Commitment it desires to be allocated to it. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Loan Commitment. Each determination by a Lender to provide a portion of an Incremental Commitment shall be made by it in its sole and absolute discretion.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower Representative and each Lender of the Lenders’ responses to each Incremental Commitment Request. To achieve the full amount of the Incremental Commitment specified in the applicable Incremental Commitment Request, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) the Borrowers may obtain the agreement of additional Eligible Assignees to become Lenders pursuant to joinder agreement in form and substance reasonably satisfactory to the Administrative Agent. Each such Eligible Assignee shall, as a condition to participating in any Incremental Commitment, be required to deliver all forms, if any, that are required to be delivered by such Eligible Assignee pursuant to clause (g) of Section 4.6 and any other information that the Administrative Agent requires from Lenders as a condition to becoming a party to this Agreement.

(d) Effective Date and Allocations. If the Commitment Amount is increased in accordance with this Section, the Administrative Agent and the Borrower Representative shall determine the effective date of each such increase (each an “Incremental Commitment Increase Effective Date”) and the final allocation of each Incremental Commitment. The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the final allocation of such increase and the applicable Loan Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to the occurrence of each Incremental Commitment Increase Effective Date, each Borrower shall deliver to the Administrative Agent a certificate dated as of the applicable Incremental Commitment Increase Effective Date (in sufficient copies for each Lender) and signed by a Financial Officer (i) certifying and attaching the resolutions adopted by such Borrower approving the applicable Incremental Commitment and (ii) certifying that, before and after giving effect to the applicable Incremental Commitment and assuming full utilization thereof, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such Incremental Commitment Increase Effective Date; provided, that such representations and warranties (x) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (y) shall be true and correct in all respects if they are qualified by a materiality standard; (B) no Default or Event of Default shall have occurred and be continuing; (C) for the most recently completed Rolling Period prior to the applicable Incremental Commitment Increase Effective Date, the Borrowers are in pro forma compliance with the covenants set forth in clauses (b) and (c) of Section 7.2.4 (which compliance shall be evidenced by the due completion, execution and delivery of a Compliance Certificate and based on the assumption that such Incremental Commitment was fully drawn on the first day of such Rolling Period); and (D) all reasonable accrued fees and expenses of each Lender (including in its capacity as Administrative Agent) providing such Incremental Commitment have been paid in full.

(f) Notes. Any existing Lender that has a Note and participates in any Incremental Commitment shall, substantially contemporaneously with the delivery of its Note to be replaced to the Borrowers, receive a replacement Note that evidences the aggregate principal amount of its Loans outstanding hereunder. Any new Lender requesting a Note shall receive such a Note in an amount equal to the aggregate principal amount of the Incremental Loans it is required to fund pursuant to the terms of this Section.

(g) Percentage Adjustment; Reallocations. The Borrowers and the Lenders authorize the Administrative Agent to ratably adjust the Pro Rata Percentage of each Lender in order to give effect to any Incremental Commitment and Schedule II shall automatically be deemed amended accordingly. Upon a Lender providing any Incremental Commitment, each other Lender in the same Class as such Lender that does not participate in such Incremental Commitment shall have its Pro Rata Percentage reduced on a pro rata basis such that the total Pro Rata Percentage of all Lenders of such Class shall remain 100%. On each Incremental Commitment Increase Effective Date, all outstanding Borrowings shall be reallocated, pursuant to procedures reasonably determined by the Administrative Agent, among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Pro Rata Percentages and, with respect to any reallocation of LIBOR Loans, EURIBOR Loans, or CDOR Loans, the Borrowers shall pay the assigning Lenders any amounts that would have been required to be paid pursuant to Section 4.4 had the assigned portions of such Borrowings been prepaid on such date. The Administrative Agent may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.10.

ARTICLE III

PAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments. The Borrowers shall jointly and severally repay in full the unpaid principal amount of each Loan on the Maturity Date and pursuant to Sections 8.2 and 8.3. Prior thereto, repayments and prepayments of Loans shall be made as set forth in this Section.

SECTION 3.1.1 Voluntary Prepayments. Prior to the Maturity Date, the Borrowers may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that:

(a) any such prepayments shall be made pro rata among Loans of the same Class and, if applicable, having the same Interest Period of all the applicable Lenders; and

(b) all such voluntary prepayments shall require (i) in the case of LIBOR Loans, EURIBOR Loans and CDOR Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) not less than three Business Days in advance of any prepayment thereof, and (ii) in the case of Base Rate Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on the Business Day of any prepayment thereof; provided, that Swing Line Loans may be prepaid without notice.

Notwithstanding anything to the contrary contained in this Agreement but not in limitation of Borrowers’ obligations under Section 4.4, the applicable Borrower may rescind any notice of prepayment under Section 3.1.1, if such prepayment would have resulted from a refinancing of all or any portion of the Loans and Revolving Loan Commitments or from the consummation of a transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed.

SECTION 3.1.2 Mandatory Repayments and Prepayments.

(a) Excess Outstandings. The Borrowers shall, on each date when the sum of (i) the aggregate outstanding principal Dollar Amount of all Revolving Loans, (ii) the aggregate outstanding principal Dollar Amount of all Swing Line Loans, and (iii) the aggregate outstanding principal Dollar Amount of all Letter of Credit Outstandings, exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time), the Borrowers shall immediately repay the Loans or Cash Collateralize the Letter of Credit Outstandings, as the case may be, in an amount equal to such excess. Each repayment pursuant to this Section 3.1.2(a) shall be applied, first, to prepay all the Swing Line Loans until they have been paid in full, second, to repay the outstanding Reimbursement Obligations until they have been paid in full, third, to prepay the Revolving Loans until they have been paid in full and, fourth, to Cash Collateralize all remaining Letters of Credit Outstandings. The Borrowers shall, on each date when the aggregate outstanding principal amount of all the Swing Line Loans exceeds the Swing Line Loan Commitment Amount (as it may be reduced from time to time), make a mandatory prepayment of the Swing Line Loans, in each case in an aggregate amount equal to such excess.

(b) [Reserved].

(c) Mandatory Prepayments from Certain Sources. The Borrowers shall, on the date that is three (3) Business Days following the date of receipt by any Loan Party of any (A) Net Securities Proceeds, (B) Net Debt Proceeds, (C) Net Disposition Proceeds, or (D) Net Insurance Proceeds, apply an amount equal to (x) 100% of all such Net Debt Proceeds (other than the Net Debt Proceeds of Indebtedness permitted under Section 7.2.2), Net Disposition Proceeds and Net Insurance Proceeds, and (y) 10% of all such Net Securities Proceeds, to:

(1) first, make a mandatory prepayment of the Swing Line Loans;

(2) second, if all the Swing Line Loans have been paid in full, repay outstanding Reimbursement Obligations; and

(3) third, if all the Swing Line Loans and outstanding Reimbursement Obligations have been paid in full, make a mandatory prepayment of the Revolving Loans (without any reduction in the Revolving Loan Commitments);

provided, that notwithstanding the foregoing, (i) so long as no Event of Default shall have occurred and be continuing, Net Disposition Proceeds or Net Insurance Proceeds shall not be required to be so applied to the extent a Loan Party uses (or commits to use pursuant to a binding agreement) such Net Disposition Proceeds or Net Insurance Proceeds to acquire like kind or other fixed assets used or useful in the business of the Loan Parties (which will become Collateral if the assets subject to such sale or disposition were Collateral) within 180 days of the receipt of such proceeds, the Borrowers shall not be required to make a prepayment required hereunder with such Net Disposition Proceeds or Net Insurance Proceeds; provided, further that to the extent of any such Net Disposition Proceeds or Net Insurance Proceeds have not been so applied by the end of such 180 day period, a prepayment shall be required at such time in an amount equal to such Net Disposition Proceeds or Net Insurance Proceeds that have not been so applied and (ii) no mandatory prepayments shall be required until the aggregate Net Disposition Proceeds or Net Insurance Proceeds received in any calendar year equals or exceeds $2,000,000.

The Borrower Representative shall deliver to the Administrative Agent (i) not later than two Business Days prior to the time of each prepayment required under this Section a certificate signed by a Financial Officer setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) notice of each mandatory prepayment on or before 10:00 a.m. (New York City time) one Business Day in advance of such prepayment.

(d) Maturity Date. On the Maturity Date, the Borrowers shall jointly and severally (i) repay in full the then aggregate outstanding principal amount of the Revolving Loans and Reimbursement Obligations and (ii) Cash Collateralize all other Letter of Credit Outstandings.

(e) Acceleration. The Borrower shall, immediately upon any acceleration of the Maturity Date pursuant to Section 8.2 or Section 8.3, jointly and severally (i) repay all (or if only a portion is accelerated thereunder, such portion of) the Loans and Reimbursement Obligations then outstanding and (ii) Cash Collateralize all other Letter of Credit Outstandings.

SECTION 3.1.3 Application of Prepayments, etc. (a) Each prepayment of any Loans made in US Dollars pursuant to this Section shall be applied, to the extent of such prepayment, first, to the prepayment of Base Rate Loans and, second, to the prepayment of LIBOR Loans; and

(b) Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty but subject to Section 4.4.

SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section.

SECTION 3.2.1 Interest on Loans. The Borrowers shall pay interest:

(a) on each Base Rate Loan at a rate equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin;

(b) on each LIBOR Loan denominated in US Dollars, during each Interest Period applicable thereto, at a rate equal to the sum of the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin;

(c) on each LIBOR Loan (other than those denominated in US Dollars), during each Interest Period applicable thereto, at a rate equal to the sum of the LIBO Rate for such Interest Period plus the Applicable Margin; and

(d) on each EURIBOR Loan, during each Interest Period applicable thereto, at a rate equal to the sum of the EURIBO Rate for such Interest Period plus the Applicable Margin; and

(e) on each CDOR Loan, during each Interest Period applicable thereto, at a rate equal to the sum of the CDOR Rate for such Interest Period plus the Applicable Margin; and

SECTION 3.2.2 Post Default Rates. Upon the occurrence and during the continuation of an Event of Default, following the election of the Administrative Agent or the Required Lenders by written notice to the Borrower Representative, the Borrowers shall jointly and severally pay, but only to the extent permitted by applicable Law, interest (after as well as before judgment) on the Obligations at a rate per annum equal to (a) in the case of Loans, the rate per annum otherwise applicable to such Loans plus 2.00% per annum, and (b) in the case of any other amount outstanding hereunder, the rate applicable to such amount plus 2.00% per annum;

provided that (x) the default rate of interest set forth in this Section shall apply automatically and without notice to the Borrower Representative upon the occurrence and during the continuance of any Event of Default under Section 8.1.9, (y) application of the default rate of interest pursuant to this Section may be revoked at the option of the Required Lenders notwithstanding any provision of Section 10.1 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates, and (z) no interest at such default rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

SECTION 3.2.3 Payment Dates. Interest accrued on each Loan shall be paid as follows:

(a) on the Maturity Date;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) with respect to Base Rate Loans, on each Quarterly Payment Date; and

(d) with respect to LIBOR Loans, EURIBOR Loans and CDOR Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the last day of the third month of such Interest Period).

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3 Fees. The Borrowers agree to jointly and severally pay the fees set forth in this Section. All such fees shall be nonrefundable.

SECTION 3.3.1 Unused Commitment Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent, for the pro rata account of each Lender (other than any Defaulting Lender), for the period (including any portion thereof when the Revolving Loan Commitments are suspended by reason of any Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Maturity Date, an unused commitment fee at the rate per annum equal to the Unused Commitment Fee Rate on such Lender’s Pro Rata Percentage of the average daily unused portion of the Revolving Loan Commitment Amount. Such unused commitment fees shall be payable by the Borrowers in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Maturity Date. For purposes of calculating the unused commitment fee, the making of Swing Line Loans by the Swing Line Lender shall not constitute the usage of the Revolving Loan Commitment Amount.

SECTION 3.3.2 Letter of Credit Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent, for the pro rata account of each Lender, a Letter of Credit fee in US Dollars in an amount equal to the then Applicable Margin with respect to Revolving Loans that are LIBOR Loans (whether or not LIBOR Loans are actually outstanding) multiplied by the average daily principal Dollar Amount of Letter of Credit Outstandings of each such Letter of Credit, such fee to be paid by the Borrowers in arrears on each Quarterly Payment

Date (commencing with the first Quarterly Payment Date following the Effective Date) and on the expiry date of each such Letter of Credit. The Borrowers further jointly and severally agree to pay to each L/C Issuer with respect to each of its newly issued or re-issued Letters of Credit (a) a fronting fee in US Dollars equal to 0.25% of the face Dollar Amount of such Letter of Credit and (b) all related costs, expenses and processing charges.

SECTION 3.4 Administrative Agent’s Fees, etc. The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account or the account of the Lenders, as applicable, fees in the amounts, on the dates and in the manner set forth in the Fee Letter.

ARTICLE IV

YIELD PROTECTION, TAXES AND RELATED PROVISIONS

SECTION 4.1 LIBOR, EURIBOR or CDOR Lending Unlawful; Inability to Determine Rates. If (a) any Lender shall determine (which determination shall, upon notice thereof to the Borrower Representative and the Administrative Agent, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBOR Loan, EURIBOR Loan or CDOR Loan, or (b) the Administrative Agent shall have determined or been instructed by the Required Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders or do not adequately cover the costs of such Lenders of making or maintaining LIBOR Loans, EURIBOR Loans or CDOR Loans or calculating the same then, upon notice from the Administrative Agent to the Borrower Representative and the Lenders and until the Administrative Agent shall notify the Borrower Representative and the Lenders that the circumstances causing such suspension no longer exist (x) any Borrowing Request that requests the conversion of any Loan to, or continuation of any Borrowing as, an affected LIBOR Loan, EURIBOR Loan or CDOR Loan, as the case may be, shall be ineffective, (y) any affected LIBOR Loan, EURIBOR Loan or CDOR Loan that is requested to be continued shall (A) if denominated in US Dollars, be converted to a Base Rate Loan, or (B) otherwise, be repaid on the last day of the then current Interest Period applicable thereto or sooner if required by such Law, and (z) any Borrowing Request for an affected LIBOR Loan, EURIBOR Loan or CDOR Loan shall (A) if denominated in US Dollars, be deemed a request for a Base Rate Loan, or (B) otherwise, be ineffective.

SECTION 4.2 [Reserved]

SECTION 4.3 Increased Costs, Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender Party (except any reserve requirement reflected in the Adjusted LIBO Rate);

(b) subject any Lender Party to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes”, and (iii) Connection Income Taxes) on its Credit Extensions or Commitments or Taxes that would have been compensated under Section 4.6(b)(i), but were not so compensated solely because an exclusion in Section 4.6(b)(ii) applied, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender Party or the London interbank market any other condition, cost or expense affecting this Agreement (other than Taxes), any Loan made by such Lender Party or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender Party of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender Party (whether of principal, interest or any other amount) then, upon request of such Lender Party, the Borrowers will pay to such Lender Party such additional amounts as will compensate such Lender Party for such additional costs incurred or reduction suffered. A certificate of such Lender Party delivered to the Borrower Representative (with a copy to the Administrative Agent) setting forth the amounts that are necessary to compensate such Lender Party as aforesaid shall, absent manifest error, be conclusive and binding on the Borrowers and shall be payable to such Lender Party within 10 days after receipt thereof by the Borrower Representative. Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender Party pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender Party notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBOR Loan, EURIBOR Loan or CDOR Loan) as a result of:

(a) any conversion or repayment or prepayment of the principal amount of any LIBOR Loans, EURIBOR Loans or CDOR Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.5, Section 3.1, Section 4.1, Article VIII or otherwise;

(b) any Loans not being made as LIBOR Loans, EURIBOR Loans or CDOR Loans in accordance with the Borrowing Request therefor;

(c) any Loans not being continued as, or converted into, LIBOR Loans, EURIBOR Loans or CDOR Loans in accordance with the Continuation/Conversion Notice therefor; or

(d) the operation of Section 4.13;

then, upon the notice of such Lender to the Borrower Representative setting forth in reasonable detail the basis therefor (with a copy to the Administrative Agent), the Borrowers shall promptly (and, in any event, within three Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers. For the purpose of calculating amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant LIBOR Loan, EURIBOR Loan or CDOR Loan through the purchase of a deposit bearing interest at the Adjusted LIBO Rate, LIBO Rate, EURIBO Rate or CDOR Rate, as applicable, in an amount equal to the amount of that Loan and having a maturity comparable to the relevant Interest Period; provided, that each Lender may fund each of its LIBOR Loans, EURIBOR Loans and CDOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

SECTION 4.5 Increased Capital Requirements. If any Lender Party determines that any Change in Law affecting such Lender Party or any lending office of such Lender Party or such Lender Party’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender Party’s capital or on the capital of such Lender Party’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender Party or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender Party, to a level below that which such Lender Party or such Lender Party’s holding company could have achieved but for such Change in Law (taking into consideration such Lender Party’s policies and the policies of such Lender Party’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender Party such additional amounts as will compensate such Lender Party or such Lender Party’s holding company for any such reduction suffered. A certificate of a Lender Party delivered to the Borrower Representative (with a copy to the Administrative Agent) setting forth such amounts or reduced returns shall, absent manifest error, be conclusive and binding on the Borrowers, and shall be payable to such Loan Party or such Loan Party’s holding company, as applicable, within 10 days after the receipt thereof. In determining such amount, each Lender Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender Party pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender Party notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.6 Taxes.

(a) Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii) A payment shall not be increased under paragraph (i) above by reason of a deduction or withholding for on account of Tax imposed by Ireland from a payment under a Loan Document, if on the date on which the payment falls due the payment could have been made to the relevant Lender without any such deduction or withholding if the Lender had been a Qualifying Irish Lender, but on that date that Lender is not or has ceased to be a Qualifying Irish Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any practice of concession of any relevant taxing authority.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Lender Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section, but excluding Taxes that would have been compensated under Section 4.6(b)(i), but were not so compensated solely because an exclusion in Section 4.6(b)(ii) applied) payable or paid by such Lender Party or required to be withheld or deducted from a payment to such Lender Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.10 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.6, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (g)(ii)(A), clause (g)(ii)(B) and clause (g)(ii)(D) and clause (g)(ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a US Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-US Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any US Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Non-US Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Non-US Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), or if the Borrower or the Administrative Agent requires forms documentation and other information relating to FATCA for the purposes of Borrower’s compliance with FATCA such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) any Lender shall deliver on or prior to the date on which such Lender becomes a Lender under this Agreement any forms or declarations required to evidence its status as a Qualifying Irish Lender.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Value Added Tax. All amounts expressed to be payable under a Loan Document by any Loan Party to the Administrative Agent or any Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender to any Loan Party under a Loan Document and the Administrative Agent or such Lender is required to account to the relevant tax authority for the VAT, that Loan Party must pay (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Administrative Agent or relevant Lender must promptly provide an appropriate VAT invoice to that Loan Party).

Where a Loan Document requires any Loan Party to reimburse or indemnify the Administrative Agent or any Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) the Administrative Agent or such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Administrative Agent or such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

Any reference in this Section 4.6(i) to any Person shall, at any time when such Person is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the UK Value Added Tax Act 1994) or in the relevant legislation of any other jurisdiction having implemented Council Directive 2006/112/EC on the common system of VAT or such equivalent concept as may be provided under equivalent legislation of another jurisdiction).

In relation to any supply made by the Administrative Agent or any Lender to any Loan Party under a Loan Document, if reasonably requested by the Administrative Agent or such Lender, that Loan Party must promptly provide the Administrative Agent or such Lender with details of that Loan Party’s VAT registration (if applicable) and such other information as is reasonably requested in connection with the Administrative Agent or such Lender’s VAT reporting requirements in relation to such supply.

(j) Survival. Each party’s obligations under this Section 4.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.7 Payments, Interest Calculations, etc. (a) Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by the Borrowers pursuant to or in respect of this Agreement, the Notes, each Letter of Credit or any other Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Lender Parties entitled to receive such payment, provided, however, that all payments with respect to the Swing Line Loans shall be made only to the Swing Line Lender. All such payments required to be made to the Administrative Agent or the Swing Line Lender (in the case of the Swing Line Loans), as the case may be, shall be made without setoff, deduction or counterclaim, not later than 11:00 a.m. (New York City time), on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower Representative. Funds received after that time shall be deemed to have been received by the Administrative Agent and the Swing Line Lender (in the case of the Swing Line Loans) on the next succeeding Business Day and any applicable interest shall continue to accrue thereon. The Administrative Agent shall promptly remit (and, in any event, on the same Business Day if received by the Administrative Agent is so received on or prior to 11:00 a.m. (New York City time)) in same day funds to each Lender Party its share, if any, of such payments received by the Administrative Agent for the account of such Lender Party.

(b) All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on (i) Base Rate Loans to the extent determinate by reference to the prime rate, (ii) CDOR Loans, or (iii) LIBOR Loans denominated in Sterling, 365 days or, if appropriate, 366 days). If a Loan is repaid on the same day it is made one day’s interest shall be charged. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

(c) To the extent that the Administrative Agent receives funds for application to the amounts owing by the Borrowers under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders in accordance with the terms of this Agreement, the Administrative Agent shall be entitled to convert or exchange such funds into US Dollars or into a Committed Currency or from US Dollars to a Committed Currency or from a Committed Currency to US Dollars, as the case may be, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Agreement; provided that the Borrowers and each of the Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrowers or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 4.7(c) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange; and provided further that the Borrowers jointly and severally agree to indemnify the Administrative Agent and each Lender, and hold the Administrative Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 4.7(c).

SECTION 4.8 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Pro Rata Percentage share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

SECTION 4.9 Setoff. If any Event of Default shall have occurred and be continuing, each Lender Party and its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender Party or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of any such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and be held in trust for the benefit of the Administrative Agent and the other Lender Parties, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 4.10 Use of Proceeds. The Borrowers shall apply, subject to any other restrictions contained herein, all the proceeds of the Loans to (a) on the Effective Date, (i) to pay the transaction costs and expenses incurred by the Borrowers in connection herewith and (ii) to repay the Existing Indebtedness, and (b) on and after the Effective Date, to finance the working capital and other general corporate purposes of the Borrowers and their Subsidiaries.

SECTION 4.11 Funding and Payment Reliance, etc. (a) Unless the Administrative Agent shall have been notified by any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on such date in accordance with clause (b) of Section 2.4 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If and to the extent that such Lender shall not have made its share of the applicable Borrowing available to the Administrative Agent, such Lender and the Borrowers severally agree to pay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent at (i) in the case of a payment to be made by such Lender, (A) for the first three Business Days after such payment was due, the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) thereafter, at the interest rate applicable to Base Rate Loans; and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this Section or otherwise set forth in this Agreement or any other Loan Document shall require the Administrative Agent or any Lender to advance funds on behalf of any other Lender, relieve any Lender from its obligation to fulfill its commitments hereunder or prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of its failure to advance such funds.

(b) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such demand, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.

SECTION 4.12 Designation of a Different Lending Office. If any Lender Party requests compensation under Section 4.3 or 4.5, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender Party or any Governmental Authority for the account of any Lender Party pursuant to Section 4.6, then such Lender Party shall, at the request of the Borrower Representative, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender Party, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 4.3, 4.5 or 4.6, as the case may be, in the future and (b) would not subject such Lender Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender Party. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender Party in connection with any such designation or assignment.

SECTION 4.13 Replacement of Lenders. If (a) any Lender Party requests compensation under Section 4.3 or 4.5, (b) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender Party or any Governmental Authority for the account of any Lender Party pursuant to Section 4.6, and, in each case, such Lender Party has declined or is unable to designate a different lending office in accordance with Section 4.12, (c) any Lender Party is a Defaulting Lender, or (d) any Lender Party is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender Party and the Administrative Agent, require such Lender Party to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 10.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.3, 4.5 or 4.6) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in clause (b) of Section 10.10;

(ii) such Lender Party shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.3 or 4.5 or payments required to be made pursuant to Section 4.6, such assignment will result in a reduction in or elimination of such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

No Lender Party shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender Party or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 4.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.1(b).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.15; fourth, as the Borrower Representative may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or Letter of Credit Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to clause (iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) Each Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.3.1 for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (i) the outstanding principal amount of the Revolving Loans funded by it and (ii) its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.15.

(B) Each Defaulting Lender shall be entitled to receive a Letter of Credit fee pursuant to Section 3.3.2 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.15.

(C) With respect to any commitment fee or Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B), the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that (A) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under Law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (B) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.15.

(b) Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Revolving Loan Commitments (without giving effect to clause (a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Non-Defaulting Lender having been a Defaulting Lender.

(c) New Swing Line Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereof.

SECTION 4.15 Cash Collateral by the Borrowers. (a) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to clause (a)(iv) of Section 4.14 and any Cash Collateral provided by such Defaulting Lender).

(b) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Outstandings, to be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person, other than the Administrative Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the amount required by the definition of Cash Collateralize herein, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 4.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 4.14, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and, provided, further, that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 5.1 Initial Credit Extension. The obligations of the Lenders and, if applicable, the L/C Issuers to fund the initial Credit Extension shall be subject to the prior or concurrent fulfillment of each of the conditions precedent set forth in this Section to the satisfaction of each Lender Party. There shall be delivered to the Administrative Agent, on behalf of each Lender Party, each of the items set forth below.

SECTION 5.1.1 Agreement. The Administrative Agent shall have received this Agreement duly executed by each Lender, the Administrative Agent and an Authorized Officer of each Borrower.

SECTION 5.1.2 Resolutions, Good Standing, etc. The Administrative Agent shall have received from each Loan Party a certificate (in form and substance reasonably satisfactory to the Administrative Agent), dated the date of the initial Credit Extension, of its secretary, or assistant secretary or director (or equivalent, as applicable) as to:

(a) resolutions of its Board of Directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

(b) each Organizational Document of each Loan Party; and

(c) the incumbency and signatures of each officer (including each Authorized Officer and Financial Officer) of each such Loan Party that is authorized to act with respect to each Loan Document executed by it, upon which certificate each Lender Party may conclusively rely until it shall have received a further certificate of the secretary or assistant secretary or director (or equivalent, as applicable) of the relevant Loan Party canceling or amending such prior certificate. In addition, the Administrative Agent shall have received (where applicable) good standing certificates or equivalent (or, if applicable, the foreign equivalent thereof and, in the case of the Irish Loan Parties, a letter of status) for each jurisdiction in which each Loan Party is organized.

SECTION 5.1.3 Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, a Revolving Note in an amount equal to such Lender’s applicable Revolving Loan Commitment, each dated the date of the initial Credit Extension and duly executed and delivered by an Authorized Officer of each Borrower.

SECTION 5.1.4 Required Consents and Approvals. All required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated hereby and from (a) all relevant Governmental Authorities and (b) any other Person whose consent or approval the Administrative Agent deems necessary or appropriate to effect the transactions contemplated hereby.

SECTION 5.1.5 Payment of Outstanding Indebtedness, etc. The Administrative Agent shall have received reasonably satisfactory evidence that all the Existing Indebtedness, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, will have been paid in full upon the making of the initial Credit Extension and all obligations with respect thereto will, substantially concurrently with the making of the initial Credit Extension, be terminated (other than contingent indemnification obligations), and that all Liens securing payment of any such Existing Indebtedness will substantially contemporaneously be released at the time of the making of the initial Credit Extension, on terms and in a manner reasonably satisfactory to the Administrative Agent. In addition, the Administrative Agent shall have received termination agreements and U.C.C.-3 termination statements or other instruments as may be suitable or appropriate in connection with the foregoing, including without limitation a deed of release in relation to the charge registered at Companies House in England and Wales dated 10 May 2012 granted by Fleetmatics (UK) Limited in favor of Wells Fargo Capital Finance, LLC.

SECTION 5.1.6 Opinions of Counsel. The Administrative Agent shall have received legal opinions, each dated the date of the initial Credit Extension and addressed to the Administrative Agent and the Lenders, from New York and Ohio counsel to the Loan Parties and from Ireland and the United Kingdom counsel to the Administrative Agent.

SECTION 5.1.7 [Reserved].

SECTION 5.1.8 Financial Information, etc. The Administrative Agent shall have received true and correct copies of:

(a) audited consolidated financial statements for the Parent and its Subsidiaries for each of its last three Fiscal Years ended at least 90 days prior to the Effective Date, in each case prepared in accordance with GAAP consistently applied and free of any qualification of the type referred to in clause (b) of Section 7.1.1;

(b) quarterly unaudited consolidated financial statements for the Parent and its Subsidiaries for the fiscal quarter and fiscal year-to-date period ending September 30, 2014, certified by a Financial Officer, prepared in accordance with GAAP consistently applied and subject to year-end audit adjustments and the absence of footnotes;

(c) a pro forma balance sheet for the Parent and its Subsidiaries after giving effect to the transactions contemplated by this Agreement and the other Loan Documents; and

(d) projections for the Parent and its Subsidiaries for the period from the Effective Date through the Maturity Date, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, which projections shall be prepared on an annual basis.

SECTION 5.1.9 Evidence of Insurance. The Administrative Agent shall have received evidence of the insurance coverage required to be maintained pursuant to Section 7.1.4, together with lenders loss payable and additional insured endorsements in respect thereof in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.1.10 Guaranty. The Administrative Agent shall have received each Guaranty, dated as of the date hereof and duly executed by an Authorized Officer of each Guarantor.

SECTION 5.1.11 Pledged Property. The Administrative Agent shall have received:

(a) original certificates (if any) evidencing all of the issued and outstanding Equity Interests required to be pledged pursuant to the terms of the Loan Documents, which certificates shall be accompanied by undated stock and other powers duly executed in blank by each relevant pledgor (together with such directors’ resignation letters, dividend mandates, letters of authority to date, proxies and other documentation as required by the applicable Collateral Documents in connection therewith); and

(b) the original promissory notes evidencing intercompany Indebtedness required to be pledged pursuant to the terms of the Loan Documents, duly endorsed in blank by each relevant pledgor in favor of the Administrative Agent.

SECTION 5.1.12 Lien Searches. The Administrative Agent shall have received the results of a recent Lien search in each of the jurisdictions where assets of the Grantors are located (including where Copyrights, Patents and Trademarks are registered), and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.2.3 or Liens to be discharged on or prior to the Effective Date pursuant to Section 5.1.5.

SECTION 5.1.13 Collateral Documents. The Administrative Agent shall have received each of the Collateral Documents, each dated as of the date hereof, duly executed by an Authorized Officer of the Loan Parties party thereto (or in respect of Collateral Documents required to be executed as a deed, executed in accordance with the relevant Loan Party’s Organizational Documents), together with each document required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.2.3), in proper form for filing, registration or recordation.

SECTION 5.1.14 Solvency Certificate. The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to the Administrative Agent, duly executed by a Financial Officer, dated the date of the initial Credit Extension, certifying to the Solvency of the Parent and its Subsidiaries taken as a whole.

SECTION 5.1.15 Effective Date Certificate. The Administrative Agent shall have received an Effective Date Certificate in form and substance reasonably satisfactory to the Administrative Agent, duly executed by a Financial Officer and dated the date of the initial Credit Extension. All documents and agreements appended to the Effective Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

SECTION 5.1.16 [Reserved].

SECTION 5.1.17 Patriot Act. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

SECTION 5.1.18 Borrowers IRS Forms. The Administrative Agent shall have received a current IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-9, as applicable, duly executed and completed by an authorized officer of each Borrower.

SECTION 5.1.19 [Reserved].

SECTION 5.1.20 Administrative Agent’s Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, and for the account of each other Lender Party, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.4 and, if then invoiced, 10.3.

SECTION 5.1.21 Financial Assistance/Connected Transactions. (a) A certificate from a director of the Parent regarding Section 31 of the Companies Act 1990 of Ireland (as from time to time amended, replaced or re-enacted); and (b) a certificate from a director of the Parent confirming that none of the proceeds of the Loans and none of the Letters of Credit have been used, is being used or will be used at any time in any way which would constitute “financial assistance” within the meaning of, and as prohibited by Section 60 of the Companies Act 1963 of Ireland (as from time to time amended, replaced or re-enacted) (“Section 60”) or which would result in the Loan Documents or the transactions thereby recorded (including without limitation the Collateral, guarantees and indemnities thereby created) contravening Section 60.

SECTION 5.1.22 Determinations Under Section 5.1. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender and L/C Issuer shall be deemed to have consented to and approved each document or other matter required thereunder to be consented to or approved by each of them unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received a notice from such Lender or L/C Issuer prior to the initial Credit Extension specifying its objection thereto and such Lender shall not have made available to the Administrative Agent its ratable portion of the requested Borrowing or the L/C Issuer shall not have issued the requested Letter of Credit.

SECTION 5.2 All Credit Extensions. The obligation of each Lender and L/C Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to the fulfillment of each of the conditions precedent set forth in this Section.

SECTION 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension:

(a) the representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and

(b) no Default or Event of Default shall have then occurred and be continuing or would result therefrom.

SECTION 5.2.2 Representations and Warranties. Each delivery of a Borrowing Request or Issuance Request shall constitute a representation and warranty by the Borrowers that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce each Lender Party to enter into this Agreement and to make Credit Extensions hereunder, each Borrower represents and warrants to each Lender Party as set forth in this Article.

SECTION 6.1 Organization, etc. Each Loan Party and each of its Subsidiaries (a) (i) is a corporation, partnership or limited liability company validly organized (or equivalent, with respect to any Non-US Loan Parties) and, if applicable, existing and in good standing (or the equivalent thereof with respect to any non-US Loan Parties) under the Laws of the jurisdiction of its organization and (ii) is duly qualified to do business and is in good standing (or the equivalent thereof with respect to any non-US Loan Parties) as a foreign corporation, partnership or limited liability company in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (b) has full power and authority and holds all requisite permits, licenses, authorizations, approvals, entitlements, accreditations and privileges, from Governmental Authorities or otherwise, to (i) enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and (ii)

own and hold under lease its property and to conduct its business substantially as currently conducted by it, in each case, except in the case of this clause (b)(ii), where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.2 Due Authorization, Non Contravention, etc. Subject to the Legal Reservations, the execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document executed or to be executed by it, are within each such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not:

(a) contravene or result in a default under any such Loan Party’s Organizational Documents;

(b) contravene any material Law binding on any such Loan Party;

(c) violate, conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default or event of default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any material indenture, agreement, document or other instrument;

(d) violate, conflict with, result in a breach of, or result in the impairment, forfeiture or non-renewal of, any material permit, license, authorization, approval, entitlement, accreditation or privilege of any Governmental Authority; or

(e) result in, or require the creation or imposition of, any Lien on any such Loan Party’s properties (other than Liens in favor of the Lender Parties pursuant to any Loan Document).

SECTION 6.3 Required Approvals. Subject to the Legal Reservations and the Perfection Requirements, except as duly obtained and in full force and effect prior to (or, in the case of clause (c), substantially concurrently with the occurrence of) the date of the initial Credit Extension, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for:

(a) the due execution, delivery or performance by each Loan Party of this Agreement or each other Loan Document to which it is a party;

(b) the grant by any Loan Party of the security interests, pledges and Liens granted by the Loan Documents; or

(c) the perfection of or the exercise by the Administrative Agent of its rights and remedies under this Agreement or any other Loan Document.

SECTION 6.4 Validity, etc. Subject to the Legal Reservations, this Agreement constitutes, and each other Loan Document executed by each Borrower and each other Loan Party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of each Borrower and each other relevant Loan Party enforceable in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, receivership, examinership, moratorium or similar Law affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Subject to the Legal Reservations and the Perfection Requirements, each of the Loan Documents which purports to create a security interest in favor of the Administrative Agent (on behalf of the Lender Parties) creates a valid first priority security interest (subject to Liens permitted by Section 7.2.3) in the Collateral, securing the payment of the Obligations.

SECTION 6.5 Financial Information. (a) The balance sheets and financial statements of the Parent and its Subsidiaries delivered to the Lenders pursuant to Section 5.1.8(a)-(b) and Section 7.1.1 have each been or will be, as the case may be, prepared in accordance with GAAP consistently applied and do or will, as the case may be, present fairly in all material respects the financial condition of the Parent and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited interim financial statements are subject to normal year-end adjustments and absence of footnotes. The pro forma balance sheet and financial statements delivered pursuant to Section 5.1.8(c) (i) have been prepared in good faith based on reasonable assumptions, (ii) are based on the best information available to the Borrowers, (iii) accurately reflect in all material respects all adjustments necessary to give effect to the Loan Documents as of the Effective Date and (iv) subject to clause (b) of Section 6.15, present fairly, in all material respects, the pro forma financial position of the Parent and its Subsidiaries as of each relevant date.

(b) Except as disclosed in the financial statements referred to above or the notes thereto and for the items disclosed in the Disclosure Schedule as of the date of the initial Credit Extension, neither the Parent nor any of its Subsidiaries have any material contingent liabilities.

SECTION 6.6 No Material Adverse Change. Since September 30, 2014, there has been no fact, event or circumstance which has, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 6.7 Litigation, Labor Matters, etc. (a) There is no pending or, to the knowledge of any Loan Party, threatened (in writing), litigation, action, proceeding or labor controversy against any Loan Party, any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, (i) with respect to any Loan Document or (ii) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) The hours worked by and payments made to employees of each Loan Party and each of its Subsidiaries has not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There are no strikes, slowdowns, labor disputes, work stoppages or controversies pending, or to the knowledge of any Loan Party threatened, among any Loan Party or any of its Subsidiaries and their employees, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 6.8 Capitalization. As of the date of the initial Credit Extension, the authorized Equity Interests in the Subsidiaries of the Parent are set forth in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule. Except as set forth in such Disclosure Schedule, as of the date of the initial Credit Extension there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which the Parent or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Equity Interests or (b) voting rights agreements. The Equity Interests so specified on the Disclosure Schedule are fully paid and non-assessable and are owned by the applicable Person, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents).

SECTION 6.9 Compliance with Laws, etc. Each Loan Party and each of its Subsidiaries is in compliance with all Laws applicable to it or its properties, except where the failure to be in compliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.10 Properties, Permits, etc. (a) Each Loan Party and each of its Subsidiaries is in compliance with all permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of Governmental Authorities or otherwise that are required for such Person to lawfully own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired by such Person, other than those permits, licenses, authorizations, approvals, entitlements, accreditations and privileges the lack of which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement, accreditation or privilege, and there is no claim that any of the foregoing is not in full force and effect, except where such suspension, revocation, impairment, forfeiture, non-renewal or claim would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Except as listed on Item 6.10(b) of the Disclosure Schedule, each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all material property and assets material to its business, free and clear of all Liens except as permitted pursuant to Section 7.2.3. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.

(c) Item 6.10(c) (“Locations”) of the Disclosure Schedule contains a true and complete list of all real property owned or leased by any Loan Party as of the date of the initial Credit Extension, and describes the interest therein held by such Loan Party.

(d) All permits required to have been issued to each Loan Party and its Subsidiaries with respect to its Real Property Assets to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a Material Adverse Effect on the intended use or operation of any such Real Property Assets. All the Real Property Assets comply in all respects with all applicable Laws, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(e) All material easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary for the full utilization of the improvements located on all Real Property Assets for their intended purposes have been obtained and are in full force and effect.

SECTION 6.11 Taxes, etc. Each Loan Party and each of its Subsidiaries has (a) timely filed all Tax returns and reports required by Law to have been filed by it, which Tax returns and reports are correct and complete in all material respects, and (b) paid all income Taxes and other material Taxes of Governmental Authorities thereby shown to be owing or otherwise due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the nonpayment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Item 6.11 (“Tax Matters”) of the Disclosure Schedule sets forth, as of the date of the initial Credit Extension, those taxable years for which any Loan Party or its Subsidiaries Tax returns are currently being audited by any Governmental Authority, and any assessments or threatened assessments in connection with any such audit that is outstanding. No Loan Party nor any of its Subsidiaries is a party to any Tax sharing agreement.

SECTION 6.12 ERISA.

(a) US Pension Plans.

(i) Each Pension Plan (and the related trusts and funding agreements) complies in form and in operation with, and has been administered in compliance with, the applicable requirements of ERISA and the Code in all respects, except where the failure to so comply, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the U.S. Internal Revenue Service has issued a favorable determination letter with respect to each such Pension Plan which may be relied on currently. No Loan Party nor any of its Subsidiaries has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code which has not been satisfied in full.

(ii) During the 36 month period prior to the Effective Date or the making of any Credit Extension, (A) no steps have been taken to terminate any Pension Plan and (B) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by any Loan Party of any material liability, fine or penalty. No Loan Party nor any of its Subsidiaries has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party or any Commonly Controlled Entity under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Loan Party nor any member of any Commonly Controlled Entity has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Loan Party nor any member of any Commonly Controlled Entity has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(b) UK Pension Plans. No Loan Party or any of its Subsidiaries has been at any time an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993). No Loan Party or any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the United Kingdom Pensions Act 2004) such an employer.

(c) Foreign Pension Plans. All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.13 Environmental Warranties. (a) All facilities and property owned, operated or leased by each Loan Party and each of its Subsidiaries on their Real Property Assets have been, and continue to be, owned, operated or leased by each Loan Party and each of its Subsidiaries in compliance with all Environmental Laws, except for such violations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) There have been no past, and there are no pending or threatened claims, complaints, notices or requests for information received by any Loan Party or its Subsidiaries with respect to any alleged violation of or liability pursuant to any Environmental Law that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) There have been no Releases at, on or under any property now or previously owned, operated or leased by any Loan Party or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) Each Loan Party and each of its Subsidiaries has been issued, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations that are required for their businesses under Environmental Laws, except where the failure to have or do any of the foregoing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) No Real Property Assets now or previously owned, operated or leased by any Loan Party or any of its Subsidiaries is listed or (to the best of their knowledge) proposed for listing on the “National Priorities List” pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean up, except for such listings that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now owned or leased by any Loan Party or any of its Subsidiaries, except for such tanks that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(g) No Loan Party, any of its Subsidiaries or any other Person (to the best of their knowledge (after due inquiry)) has transported or arranged for the transportation of any Hazardous Material to any location which is listed or (to the best of their knowledge) proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which, in each case, may lead to claims against any Loan Party or any of its Subsidiaries for any remedial work, damage to natural resources or personal injury (including claims under CERCLA) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(h) There are no polychlorinated biphenyls, friable asbestos or other Hazardous Materials present at any property now or previously owned, operated or leased by any Loan Party or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(i) No conditions exist at, on or under any property now or previously owned, operated or leased by any Loan Party or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.14 Intellectual Property.

(a) Item 6.14 (“Intellectual Property”) of the Disclosure Schedule includes all Copyright Licenses (other than licenses of off-the-shelf software), Patent Licenses and Trademark Licenses of the Borrowers and each of their Subsidiaries as of the Effective Date, and all registrations and applications for any Copyrights, Patents and Trademarks, anywhere in the world. To each Borrower’s knowledge, except as permitted hereby, each Patent and Trademark is valid, subsisting, unexpired and enforceable and has not been abandoned. Except as set forth in Item 6.14 of the Disclosure Schedule, none of such Patents, Trademarks and Copyrights is the subject of any licensing or franchise agreement. No holding, decision or judgment has been rendered by any Governmental Authority in a case to which a Borrower is a party or of which a Borrower is aware, which would limit, cancel or question the validity of any Patent, Trademark or Copyright. No action or proceeding is pending against a Borrower or of which a Borrower is aware (i) seeking to limit, cancel or question the validity of any Patent, Trademark or Copyright, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Patent, Trademark or Copyright.

SECTION 6.15 Accuracy of Information. (a) All written information (other than any projections and pro forma financial information and any general economic or specific industry information) furnished from time to time (whether prior to or after the Effective Date) by or on behalf of any Loan Party in writing to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, is and will be, as the case may be, true and accurate in all material respects on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which such information was delivered or such representation was deemed made.

(b) All projections and estimates prepared by any Loan Party and delivered to the Lender Parties hereunder have been prepared in good faith on the basis of assumptions believed by the preparer thereof to be reasonable at the time made (it being agreed that projections are subject to uncertainties and contingencies and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and that such differences may be material, such projections are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, no assurance can be given that any particular projections will be realized and no representation or warranty is made with respect to information of a general economic or general industry nature).

SECTION 6.16 Absence of Default. No Loan Party nor any of its Subsidiaries is in violation of any (i) applicable Law, (ii) contract, agreement, lease or other instrument, or (iii) permit, license, authorization, entitlement, accreditation or privilege of any Governmental Authority, which default or violation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.17 Margin Regulations; Bank Secrecy Act, etc. (a) No Loan Party nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in F.R.S. Board Regulation U). None of the proceeds of any Credit Extension will be used for the purpose of, or be made available by any Loan Party or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying “margin stock” (as so defined) or otherwise in violation of Regulations T, U or X of the F.R.S. Board.

(b) None of the proceeds of any Credit Extension shall be used, directly or indirectly, in a manner that would cause the Administrative Agent or any Lender to violate the UK Bribery Act 2010, the Foreign Corrupt Practices Act of 1977, the Bank Secrecy Act or any of the sanctions programs administered by the Office of the Foreign Assets Control of the United States Department of Treasury or other similar legislation in any other jurisdiction.

(c) Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of each Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (a) the Borrowers, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of a Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(d) None of the proceeds of any Credit Extension (i) shall be applied for the purpose of or in connection with a purchase on subscription made or to be made by any person or for any shares in any Irish incorporated Loan Party, or where such company is a subsidiary company, in its holding company, or (ii) have been used, will be used, is being used, or will be used at any time in any way which would constitute “financial assistance” within the meaning of, and as prohibited by Section 60 of the Companies Act 1963 of Ireland (as amended) (“Section 60”) or which would result in the Loan Documents (including without limitation the Collateral, guarantees and indemnities thereby created) contravening Section 60.

SECTION 6.18 Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” nor a “company controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party nor any of its Subsidiaries is a “holding company”, a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

SECTION 6.19 Compliance with Agreements. Each Loan Party and each of its Subsidiaries is in compliance with the terms contained in each agreement, document or instrument to which it is a party or to which any of its property or assets is bound, except where the failure to be in compliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.20 Solvency. Each Loan Party is, and after giving effect to the initial Credit Extension and all other Indebtedness and obligations incurred in connection with the Loan Documents or otherwise on the date of the initial Credit Extension will be, Solvent.

SECTION 6.21 Insurance. Item 6.21 (“Insurance”) of the Disclosure Schedule sets forth a true, complete and correct description of all insurance maintained by each Loan Party and each of its Subsidiaries as of the date of the initial Credit Extension. As of such date, such insurance is in full force and effect and all premiums have been duly paid.

SECTION 6.22 Reserved.

SECTION 6.23 Patriot Act, etc. (a) To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with the (i) Trading with the Enemy

Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”). No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any payments to any official or employee of any Governmental Authority, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. No Loan Party nor any of its Subsidiaries is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of its properties to any Lien, seizure or other forfeiture under any criminal Law, racketeer influenced and corrupt organizations Law, civil or criminal, or other similar Laws.

(b) No Loan Party nor any of its Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such Person in any manner that violates such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 6.24 Anti-Corruption Law. Each Loan Party has conducted its businesses in compliance with applicable anticorruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

SECTION 6.25 Centre of main interests and establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), each Loan Party incorporated in a jurisdiction in the European Union (other than Denmark) centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of organization and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, except with respect to Fleetmatics Development Limited, which has its tax residency in Malta.

ARTICLE VII

COVENANTS

SECTION 7.1 Affirmative Covenants. Each Borrower agrees with each Lender Party that, until all Commitments have irrevocably terminated and all the Obligations under the Loan Documents (other than unasserted contingent indemnification liabilities) have been Paid in Full, such Borrower will perform the obligations set forth in this Section.

SECTION 7.1.1 Financial Information, Reports, Notices, etc. The Borrowers will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information (all of which shall be in form and scope reasonably satisfactory to the Administrative Agent):

(a) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated and consolidating statements of earnings and consolidated cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, together with comparable financial statements at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year, in each case, certified as complete and correct by a Financial Officer as fairly presenting in all material respects the financial position of the Parent and its consolidated Subsidiaries as of the date thereof and for the period then ended (subject to year-end audit adjustment and the absence of footnotes);

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Parent and its Subsidiaries, including therein consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidated and consolidating statements of income and consolidated statements of cash flow of the Parent and its Subsidiaries for such Fiscal Year, in each case certified without any “going concern” (or similar qualification) or any qualification or exception as the scope of audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing or otherwise reasonably satisfactory to the Administrative Agent, together with the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters;

(c) concurrently with the delivery of the financial statements pursuant to clauses (a) and (b), a certificate from a Financial Officer that such Financial Officer has no knowledge of any Default or Event of Default existing as of such date except as specified in such certificate (and, if any Default or Event of Default then exists, reasonably detailed information regarding the same and the actions which the Loan Parties have taken or propose to take with respect thereto);

(d) concurrently with the delivery of the financial statements pursuant to clause (b) the final management letter, if any, prepared by the independent public accountants who prepared such financial statements with respect to internal audit and financial controls of the Parent and its Subsidiaries;

(e) concurrently with the delivery of the financial statements pursuant to clauses (a) (with respect to the first three Fiscal Quarters of each Fiscal Year) and (b), a management discussion and analysis;

(f) concurrently with the delivery of the financial statements pursuant to clauses (a) and (b), a Compliance Certificate, executed by a Financial Officer of the Parent, showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) computations of the financial covenants set forth in Section 7.2.4 as of the last day of the immediately preceding Fiscal Quarter;

(g) promptly and in any event within three Business Days after a Financial Officer obtains knowledge of the occurrence of any Default, Event of Default or event that could reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of the Borrower Representative setting forth reasonably detailed information regarding such Default, Event of Default or event, and the action which the Loan Parties have taken and propose to take with respect thereto;

(h) promptly and in any event within three Business Days after any change in the certified public accountants of the Parent, notice thereof by an Authorized Officer of the Borrower Representative and copies of all documentation relating thereto;

(i) substantially concurrently with the sending or filing thereof, copies of all Form 10-Q quarterly reports, Form 10-K annual reports or Form 20-F annual reports, and Form 8-K current reports or Form 6-K current reports, as applicable, except that the Parent and its Subsidiaries shall not be required to deliver any of the foregoing which has previously been delivered hereunder;

(j) promptly after becoming aware of any events which would give rise to a mandatory prepayment under clause (c) of Section 3.1.2, a statement of the Financial Officer setting forth reasonably detailed information regarding the same;

(k) promptly and in any event (i) at least 15 days prior thereto, notice of any change (A) in any Loan Party’s legal name, (B) in any Loan Party’s identity or legal structure, (C) in any Loan Party’s federal taxpayer identification number or organizational number, (D) in any Loan Party’s jurisdiction of organization, or (E) in any Loan Party’s chief executive office or equivalent or its principal place of business, and (ii) no more than 30 days thereafter, notice of any change in any Loan Party’s office or facility at which book and records or Collateral owned by it is located (including the establishment of any such new office or facility);

(l) promptly when available and, in any event, within 45 days after the last day of each Fiscal Year, (i) a draft budget for the Parent and its Subsidiaries for the next succeeding Fiscal Year and (ii) a draft projected quarterly consolidated balance sheet of the Parent and its Subsidiaries for the next succeeding Fiscal Year, together with draft related quarterly consolidated statements of projected cash flow income for the next succeeding Fiscal Year), in each case, to be followed by a final version approved by the board of Parent, and such final, board-approved projections shall be accompanied by a certificate of a Financial Officer stating that such projections are based on reasonable estimates, information and assumptions and that such Financial Officer has no reason to believe that such projections are incorrect or misleading in any material respect (it being understood that projections are subject to uncertainties and contingencies and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and that such differences may be material, such projections are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, no assurance can be given that any particular projections will be realized and no representation or warranty is made with respect to information of a general economic or general industry nature);

(m) substantially concurrently with the receipt thereof by any Loan Party or any of its Subsidiaries, all material notices, including notices of default or termination, received by such Loan Party or any of its Subsidiaries pursuant to any Indebtedness with a principal amount in excess of $5,000,000 of such Loan Party or such Subsidiary;

(n) promptly after any material change in the accounting policies or financial reporting practices of the Parent or any of its Subsidiaries, notice thereof;

(o) promptly, and in any event within three days after a Financial Officer obtains knowledge of the occurrence thereof, notice of any proceeding, demand, investigation or claim of any Governmental Authority regarding the non-compliance by the Parent or any of its Subsidiaries with any Environmental Law that could reasonably be expected to have a Material Adverse Effect; and

(p) such other information respecting the condition or operations, financial or otherwise, of the Parent or any of its Subsidiaries as any Lender Party through the Administrative Agent may from time to time reasonably request.

SECTION 7.1.2 Compliance with Laws; Payment of Obligations.

(a) The Borrowers will, and will cause each of their Subsidiaries to, comply with all permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of each Governmental Authority and all applicable Laws, except where the failure to comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c) The Borrowers will, and will cause each of their Subsidiaries to, pay before the same become delinquent, all (i) its Indebtedness (subject to any subordination provisions relating thereto) and other obligations, including all income and other Taxes, assessments and charges imposed by Governmental Authorities upon it or upon its property, and (ii) lawful claims for labor, materials, assessments, charges and supplies or otherwise, except for the nonpayment of such Indebtedness, obligations, Taxes and claims that (A) are being contested in good faith by appropriate proceedings which (i) suspend collection of the contested Indebtedness, other obligations, Taxes, assessments, charges and claims and any Lien arising therefrom and (ii) for which adequate reserves in accordance with GAAP shall have been set aside on its books or (B) would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. If pursuant to clause (A), such contest is terminated, adversely resolved or the conditions set forth in this Section are no longer met, the Borrowers and each of their Subsidiaries shall promptly pay or discharge the contested Indebtedness, obligations, Taxes and claims.

SECTION 7.1.3 Maintenance of Properties and Franchises. (a) The Borrowers will, and will cause each of their Subsidiaries to, in the exercise of its reasonable business judgment, maintain, preserve, protect and keep its material properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted in all material respects at all times, with ordinary wear, tear, casualty, and condemnation and dispositions permitted by Section 7.2.10 excepted.

(b) The Borrowers will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, (ii) to the extent legally required, its qualification as a foreign entity in each jurisdiction where it has assets or conducts business and (iii) the permits, licenses, authorizations, approvals, entitlements, accreditations, privileges and franchises of all Governmental Authorities or otherwise necessary for the proper conduct of its business; provided, that the foregoing shall not prohibit any transaction permitted by Section 7.2.6 or 7.2.9 or the termination, revocation, expiration or absence of any of the foregoing that, either individually or in the aggregate, would not reasonably expected to have a Material Adverse Effect.

SECTION 7.1.4 Insurance. (a) The Borrowers will, and will cause each of their Subsidiaries to, maintain insurance policies and coverage with respect to all their property and assets to such extent and covering such risks as is customary for companies in sound financial condition in the same or similar businesses and operations and in the same or similar locations. All such insurance will be provided (i) by insurers authorized to underwrite such risks, (ii) by insurers having an A.M. Best policyholders rating of not less than “A”, or (iii) by such other insurers as the Administrative Agent may approve.

(b) All premiums on insurance policies required under this Section will be paid by the Loan Parties. All insurance policies relating to “key man” life insurance, business interruption and any loss or damage sustained in respect of any item constituting a part of the Collateral will contain a lenders loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent. All insurance policies relating to general liability, umbrella and excess insurance coverages will contain an additional insured endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent. All such insurance policies will provide that:

(i) no Borrower, nor any of its Subsidiaries, nor any Lender Party will be a coinsurer thereunder; and

(ii) such insurance will not be affected by any unintentional act or negligence or representation or warranty on the part of any Borrower, any of its Subsidiaries or other owner of the policy or the property described in such policy.

All such insurance policies that have been endorsed in favor of the Administrative Agent will provide that the insurer will, simultaneously with the delivery to any Borrower or any of its Subsidiaries of any notice of cancellation or termination of such policy, deliver to the Administrative Agent a copy of such notice. All such insurance policies and loss payable clauses will provide that they may not be canceled or terminated unless the Administrative Agent is given at least the same number of days’ notice that the insurance company which issued such policies is required to give any Borrower or any of its Subsidiaries.

(c) If any Borrower or any of its Subsidiaries fails to maintain any policy of insurance that is required by this Section the Administrative Agent may (but shall not be required), at the sole cost and expense of the Borrowers, obtain and maintain such policies of insurance, pay the related premiums and take such other action as it deems reasonably advisable. Notwithstanding the foregoing, the Administrative Agent shall have no liability with respect to the cost, scope, amount or other terms with respect to the insurance purchased by it pursuant to this provision.

(d) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders, the Borrowers and their Subsidiaries, to file claims under any policy of insurance that is required by this Section, to receive receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

SECTION 7.1.5 Books and Records; Inspections. (a) The Borrowers will, and will cause each of their Subsidiaries to, keep books and records which accurately reflect in all material respects its business affairs and transactions, in accordance with GAAP.

(b) The Borrowers will, and will cause each of their Subsidiaries to, permit the Administrative Agent and each Lender or any of their respective representatives (including outside auditors), upon reasonable prior notice, at reasonable times and intervals and during the Borrowers’ normal working hours, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (provided that, so long as no Event of Default has occurred and is continuing, a representative of the Borrowers shall be afforded a reasonable opportunity to be present during all such meetings, inspections and discussions) and to examine (and, at the expense of the Borrowers, copy extracts from) and conduct audits of any of their Inventory, Accounts, other assets and books or other corporate records (including computer records); provided that, absent the continuation of an Event of Default, only one inspection and audit during any calendar year shall be conducted, and during the continuation of any Event of Default such inspections and audits may be made without the requirement of prior notice to the Borrowers or any Subsidiary.

(c) Subject to clause (b), the Borrowers will pay all the reasonable, documented and out-of-pocket fees and expenses of the Administrative Agent and each Lender in the exercise of their rights pursuant to this Section.

SECTION 7.1.6 Environmental Covenants. (a) The Borrowers will, and will cause each of their Subsidiaries, lessees and other Persons occupying any of the Real Property Assets of the Borrowers or any of their Subsidiaries to:

(i) use and operate all such properties in compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations required under Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do any of the foregoing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(ii) take all such actions as are required by Governmental Authorities so that no liability with respect to the Environmental Laws may arise which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties regarding compliance with, or liability pursuant to, Environmental Laws from Governmental Authorities, and shall cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent any actions and proceedings regarding compliance with, or liability pursuant to, Environmental Laws which, with respect to the foregoing, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iv) promptly notify the Administrative Agent of any Releases at, on or under such properties which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and promptly remediate all such Releases to the extent required by, and in accordance with applicable Environmental Laws; and

(v) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section.

(b) If any Loan Party breaches the terms of clause (a) of this Section with respect to environmental matters, promptly following a request therefor by the Administrative Agent to the Borrower Representative, the Borrowers will permit an environmental consultant selected by the Administrative Agent and approved by the Borrowers (which consent shall not be unreasonably withheld or delayed) to perform an environmental assessment on all Real Property Assets that are the subject of such breach. Such environmental assessment shall be in form, scope, and substance reasonably satisfactory to the Administrative Agent, subject to the approval of the Borrowers, which shall not be unreasonably withheld or delayed. The Borrowers and each of their Subsidiaries shall cooperate in permitting the performance of such environmental assessment, and shall pay the reasonable costs of such environmental assessment promptly following written demand therefore by the Administrative Agent. The Administrative Agent shall have the right, but not the duty, to obtain such environmental report.

SECTION 7.1.7 Swap Agreements. The Borrowers will, and will cause each of their Subsidiaries to, only enter into Swap Agreements for the purpose of hedging or mitigating risks to which the Borrowers or any of their Subsidiaries has actual exposure (other than those in respect of Equity Interests of the Parent or any of its Subsidiaries).

SECTION 7.1.8 Future Subsidiaries. Upon (x) any Person becoming, from and after the date of the initial Credit Extension, either a direct or indirect Subsidiary of any Loan Party, (y) any Loan Party acquiring additional Equity Interests of any existing Subsidiary, or (x) any Subsidiary becoming a Material Subsidiary, the Borrower Representative shall notify the Administrative Agent thereof and, (A) with respect to a US Subsidiary, within forty-five (45) days after the occurrence thereof (or such longer period of time as Administrative Agent approves in its discretion) and (B) with respect to a Foreign Subsidiary, within sixty (60) days after the occurrence thereof (or such longer period of time as Administrative Agent approves in its discretion):

(a) such Person shall, if it is not an Excluded Subsidiary (other than a CFC Holdco) or Immaterial Subsidiary, become (if not already a party thereto) a party to a Guaranty;

(b) such Person shall, if it is a Material Subsidiary or has become a Material Subsidiary and is not an Excluded Subsidiary (other than a CFC Holdco), execute and deliver all Collateral Documents (including appropriate trademark, copyright and patent security supplements) necessary or reasonably requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lender Parties, a first priority perfected Lien (subject only to Liens permitted hereby) on the assets of such Material Subsidiary that are the subject of the US Security Agreement (or the non-US equivalent thereof), each in a manner reasonably satisfactory to the Administrative Agent;

(c) each applicable Grantor shall, pursuant to a pledge agreement, pledge to the Administrative Agent all of the outstanding Equity Interests of such Subsidiary owned directly by it (but (x) in the case of an Excluded Subsidiary of a US Loan Party, not more than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Excluded Subsidiary shall be so pledged, and (y) in the case of any other Excluded Subsidiary, such pledge shall be limited solely to the extent it would result in Material Tax Consequences), along with undated stock or other powers for such certificates, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent in accordance with the U.C.C. or any similar Law which may be applicable);

The foregoing shall be accompanied with other documentary evidence reasonably requested by the Administrative Agent and reasonably satisfactory to the Administrative Agent that evidences the foregoing, including without limitation copies of the resolutions of the Board of Directors (or equivalent body) of such Subsidiary authorizing the relevant transactions, copies of such Subsidiary’s Organizational Documents, incumbency certificates of such Subsidiary, certificates as to compliance of such Subsidiary with the requirements of this Section, lien search reports, payoff letters, opinions of legal counsel and evidence of the insurance required to be maintained pursuant to Section 7.1.4. In furtherance of the foregoing to the extent permitted by applicable Law, each Borrower, on behalf of itself and its Subsidiaries, authorizes the Administrative Agent to execute any such agreements, instruments or other documents in such Subsidiary’s name in the event such Subsidiary fails to do so within a reasonable period of time after a request thereof by the Administrative Agent. The Borrowers may, at any time and in their discretion, cause any Immaterial Subsidiary to become a Guarantor and/or Grantor hereunder by providing all of the applicable documentation related thereto described in this Section 7.1.8.

SECTION 7.1.9 Further Assurances; Additional Collateral. (a) Subject to exceptions contained in the Loan Documents, the Borrowers will, and will cause each of their Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of U.C.C. financing statements), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, including causing the Collateral to be subject to a first priority security interest in favor of the Administrative Agent (subject to the Liens permitted by Section 7.2.3) securing all the Obligations, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request of the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

(b) If any Borrower or any Material Subsidiary has or acquires any owned Real Property Asset having a fair market value greater than $5,000,000, the Borrowers shall promptly notify the Administrative Agent thereof and such Borrower shall, or shall cause such Material Subsidiary to, within 90 days of such acquisition (or such longer period of time as Administrative Agent approves in its discretion) grant Liens in favor of the Administrative Agent in such Real Property Asset by executing and delivering to the Administrative Agent a mortgage (or foreign equivalent thereof) with respect thereto, together with all title insurance policies, surveys, flood determinations and flood insurance, opinions, environmental indemnities, environmental reports and other documentation as the Administrative Agent shall reasonably require. If any such Real Property Asset is determined by the Administrative Agent to be in a flood zone, the Administrative Agent shall have received a flood notification form signed by the Borrower Representative and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to the Administrative Agent and the Lenders and otherwise in accordance with applicable Laws (including, without limitation, the Flood Laws).

(c) Subject to exceptions contained in the Loan Documents, if any personal property or asset forming a part of the Collateral is acquired by any Grantor after the date of the initial Credit Extension, the Borrower Representative will, within 30 days of such acquisition, notify the Administrative Agent thereof (except, in the case of personal property, such notice shall not be required if (i) the Administrative Agent has a valid first priority perfected security interest in such property or asset by virtue of any actions previously taken by or on behalf of the Administrative Agent and (ii) such actions are not required by the terms of any Collateral Document), and will cause such property or asset to be subjected to a first priority security interest in favor of the Administrative Agent (subject to the Liens permitted by Section 7.2.3) and will take, and cause each of its Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including the actions described in Section 7.1.8 and clause (a) and using commercially reasonable efforts to obtain Third Party Agreements with respect to assets located on leased Real Property Assets that is a headquarters location.

SECTION 7.1.10 Deposit Accounts and Securities Accounts. The Borrowers will, and will cause each Material Subsidiary to, upon opening any Deposit Account (other than Excluded Accounts) or Securities Account after the Effective Date, (A) with respect to a Deposit Account or Securities Account in the United States or Canada, within 45 days (or such longer period of time as Administrative Agent approves in its discretion) of the formation or acquisition of such Deposit Account or Securities Account, and (B) with respect to a Deposit Account or Securities Account outside of the United States or Canada, within 60 days (or such longer period of time as Administrative Agent approves in its discretion) of the formation or acquisition of such Deposit Account or Securities Account, deliver to the Administrative Agent (a) with respect to any such Deposit Account or Securities Account (other than Excluded Accounts) located in the United States or Canada, a Control Agreement in respect thereof, and (b) with respect to any other Deposit Account or Securities Account (other than Excluded Accounts), such agreements or other applicable notices or charges, if any, with respect thereto as are required by the applicable Collateral Documents or any applicable law.

SECTION 7.1.11 Copyrights, Patents and Trademarks.

(a) The Borrowers will, and will cause each Subsidiary to (either itself or through licensees), except with respect to any Trademark that the Borrowers shall reasonably determine is immaterial or otherwise no longer used or useful in the business of the Borrowers, (i) maintain as in the past the quality of services offered under such Trademark, (ii) maintain such Trademark in full force and effect, free from any claim of abandonment for non-use, (iii) employ such Trademark with the appropriate notice of registration, and (iv) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby (A) any Trademark may become invalidated, or (B) any Patent or Trademark may become abandoned or dedicated.

(b) Each Borrower will notify the Administrative Agent promptly if it learns that any application or registration relating to any Copyright, Patent or Trademark may become abandoned or dedicated, or of any materially adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding the applicable Borrower’s or Subsidiary’s ownership of any Copyright, Patent or Trademark or its right to register the same or to keep and maintain the same.

(c) Whenever a Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright, Patent or Trademark with the United States Copyright Office, the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, the Borrowers shall report such filing to the Administrative Agent within ten (10) Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, the Borrowers shall cause such Grantor to execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence or register the Administrative Agent’s security interest in such Copyright, Patent or Trademark.

(d) The Borrowers will, and will cause each Subsidiary to, take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Copyright Office, the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Copyrights, Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, unless the Borrowers reasonably determine that any such Copyright, Patent or Trademark is immaterial or otherwise no longer used or useful in the business of the Borrowers.

(e) In the event that any Copyright, Patent or Trademark is infringed, misappropriated or diluted by a third party, the Borrowers shall promptly notify the Administrative Agent after they learn thereof and shall, unless the Borrowers shall reasonably determine that such Copyright, Patent or Trademark is immaterial to the Borrowers and their Subsidiaries, or otherwise no longer used or useful in the business of the Borrowers and their Subsidiaries, which determination the Borrowers shall promptly report to the Administrative Agent, promptly take such actions as the Borrowers and their Subsidiaries shall reasonably deem appropriate under the circumstances to protect such Copyright, Patent or Trademark.

SECTION 7.1.12 UK Pensions. The Borrowers will, and will cause each of their Subsidiaries to, ensure that no member of the group of companies of which they are party is or has been at any time an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993) or, except as would not reasonably be expected to have a Material Adverse Effect, “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the United Kingdom Pensions Act 2004) such an employer.

SECTION 7.1.13 Post-Closing Covenants. The Borrowers will, and will cause each of their Subsidiaries to, execute and deliver the documents and complete the tasks set forth on Schedule IV, in each case within the time limits specified on such schedule.

SECTION 7.2 Negative Covenants. The Borrowers agree with each Lender Party that, until all Commitments have irrevocably terminated and all the Obligations (other than unasserted contingent indemnification liabilities) have been Paid in Full, the Borrowers will perform the obligations set forth in this Section.

SECTION 7.2.1 Business Activities. The Borrowers will not, and will not permit any of their Subsidiaries to, engage in any business activity, except those business activities conducted by the Borrower and its Subsidiaries on the date hereof and other business activities reasonably related, similar, complementary, synergistic, ancillary or similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment (and which do not constitute a material portion of the acquired assets or person or such Investment)), in each case as reasonably determined by the Parent in good faith.

SECTION 7.2.2 Indebtedness. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness in respect of the Credit Extensions and other Obligations;

(b) Indebtedness in respect of any Swap Agreement entered into in accordance with Section 7.1.7;

(c) Indebtedness outstanding as of the Effective Date identified in Item 7.2.2(c) (“Ongoing Indebtedness”) of the Disclosure Schedule, together with Permitted Refinancing Indebtedness in respect thereof;

(d) Indebtedness of (i) any Loan Party to any other Loan Party or any of their Subsidiaries or (ii) any Subsidiary of a Loan Party to another Loan Party or any other Subsidiary of such Loan Party, provided that (A) all such Indebtedness (except Indebtedness owing to any Person that is not a Loan Party) shall be evidenced by a promissory note in form and substance reasonably acceptable to the Administrative Agent and (B) in the case of any such Indebtedness of any Subsidiary that is not a Loan Party that is owing to a Loan Party, such Indebtedness shall be permitted only if the corresponding Investment is permitted under Section 7.2.6;

(e) Indebtedness that is incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Liabilities and purchase money Indebtedness acquired by the Borrower or such Subsidiary subsequent to the Effective Date; provided that (i) the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $15,000,000, and (ii) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements;

(f) Contingent Liabilities of the Borrowers and their Subsidiaries in respect of Indebtedness of the Borrowers or any of their Subsidiaries, provided that (i) such Indebtedness is permitted or not otherwise prohibited by this Section; (ii) in the case of Contingent Liabilities of any Loan Party in favor of any Subsidiary that is not a Loan Party, such Contingent Liabilities shall be permitted only if the corresponding Investment is permitted under Section 7.2.6; and (iii) the Contingent Liabilities permitted under this clause shall be subordinated to the Obligations of the Borrowers and their Subsidiaries if, and on the same terms as, the Indebtedness so subject to such Contingent Liabilities is subordinated to the Obligations;

(g) Indebtedness of any Person that becomes a direct or indirect Subsidiary of a Borrower in connection with a Permitted Acquisition after the Effective Date (and any Permitted Refinancing Indebtedness in respect of such Indebtedness); provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary of a Borrower and is not created in contemplation of or in connection with such Person becoming a Subsidiary of a Borrower, and (ii) no other Loan Party becomes liable, either directly or indirectly, for such Indebtedness;

(h) endorsement of instruments or other payment items for deposit;

(i) Indebtedness consisting of unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with dispositions permitted by Section 7.2.10;

(j) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries to finance insurance premiums owed thereto, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such premiums for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(k) unsecured Indebtedness owing to sellers of assets or Equity Interests to a Loan Party or its Subsidiary that is incurred by the applicable Loan Party or its Subsidiary in connection with the consummation of one or more Permitted Acquisitions;

(l) unsecured contingent liabilities in respect of any indemnification obligation, adjustment of purchase price (other than adjustments in respect of earn-outs), non-compete, or similar obligation of the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(m) unsecured Indebtedness of Parent or its Subsidiaries in respect of earn-outs owing to sellers of assets or Equity Interests to a Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions;

(n) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness otherwise permitted under this Section 7.2.2;

(o) Indebtedness in respect of taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith pursuant to Section 7.1.2 and for which appropriate reserves have been established in accordance with GAAP;

(p) Indebtedness consisting of judgments or orders for the payment of money not constituting an Event of Default;

(q) Indebtedness to current or former officers, directors, managers and employees, their respective estates, spouses or former spouses, to finance the simultaneous purchase or redemption of Equity Interests of the Parent permitted by this Agreement;

(r) Indebtedness representing deferred compensation to employees of the Parent and its Subsidiaries incurred in the ordinary course of business;

(s) Indebtedness incurred in the ordinary course of business in respect of obligations owed by FleetMatics Insurance (or any other insurance company acquired by FleetMatics Insurance pursuant to a Permitted Acquisition) to third party insurance companies or similar persons under customary insurance producer and other similar agreements;

(t) Indebtedness incurred by the Parent or any Subsidiary (including letter of credit obligations constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(u) Indebtedness of the Parent or any of its Subsidiaries undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Parent, any Subsidiary or any joint venture in the ordinary course of business;

(v) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(w) other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced (plus unused commitments thereunder) plus (ii) the aggregate amount of accrued interest, premiums (including call and tender premiums), defeasance costs, underwriting discounts, fees, commissions, costs and expenses (including original issue discount, upfront fees and similar items) incurred in connection with such refinancing. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 7.2.3 Liens. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations and granted pursuant to any Loan Document in favor of any Lender Party;

(b) Liens granted to secure payment of the Indebtedness permitted pursuant to clause (e) of Section 7.2.2, provided that (i) each such Lien covers only those assets acquired with the proceeds of such Indebtedness, (ii) each such Lien attaches to the relevant capital asset concurrently with or within 90 days after the acquisition thereof and (iii) the principal amount of such Indebtedness does not exceed the lesser of the cost or the fair market value of the relevant asset;

(c) Liens existing on the Effective Date and disclosed on Item 7.2.3(c) (“Existing Liens”) of the Disclosure Schedule, provided that such Liens (i) do not attach to cover any additional property or assets after the Effective Date and (ii) only secure the Indebtedness permitted by clause (c) of Section 7.2.2;

(d) Liens for Taxes, assessments or other charges or levies of any Governmental Authority not yet overdue for a period of more than 30 days or for which (i) the validity or amount thereof is being diligently contested in good faith by appropriate proceedings, (ii) adequate reserves in accordance with GAAP shall have been set aside on the books of the Parent of the applicable Subsidiary, and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation;

(e) Liens of carriers, warehousemen, mechanics, materialmen, suppliers, landlords and similar Liens imposed by Law that are incurred in the ordinary course of business of the Borrowers and their Subsidiaries and either (i) secure obligations that are not overdue by more than 60 days or (ii) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f) deposits, letters of credit, bank guarantees and pledges of cash securing obligations in connection with of workers’ compensation, bid, appeal, performance or surety bonds, performance or completion guarantees, health, disability or other employee benefits or property (other than Liens imposed by ERISA), casualty or liability insurance or self-insurance, but only in each case to the extent the foregoing is incurred or entered into in the ordinary course of business of the Borrowers and their Subsidiaries;

(g) judgment Liens not constituting an Event of Default under Section 8.1.6;

(h) easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Borrower or any of its Subsidiaries;

(i) the interests of lessors under operating leases and licensors under non-exclusive license agreements;

(j) Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(k) Liens on specific items of inventory or other goods granted to any Person to secure obligations to such Person in respect of bankers’ acceptances, bank guarantee or letters of credit issued or created by such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(l) leases, franchises, grants, subleases, non-exclusive licenses and sublicenses (including of intellectual property), covenants not to sue, releases and consents granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Parent or any Subsidiary and do not secure any Indebtedness;

(m) Liens arising from Uniform Commercial Code, PPSA or any similar financing statement filings regarding operating leases or consignments entered into by the Parent or any Subsidiary in the ordinary course of business;

(n) Liens or rights of set-off against credit balances of the Parent or any of the Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Parent or any of its Subsidiaries in the ordinary course of business to secure the obligations of the Parent or any of its Subsidiaries to the credit card issuers or credit card processors as a result of fees and charges;

(o) Deposit made in respect of, and Liens on the Parent’s or its Subsidiaries’ return premiums, insurance dividend payments and loss payments related to Parent’s or its Subsidiaries’ insurance policies to secure, the Indebtedness permitted under Section 7.1.1(i);

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and that either (i) secure obligations that are not overdue by more than 60 days or (ii) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(q) Liens (i) of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(r) Liens existing on any property or asset prior to the acquisition thereof by any Borrower or any of its Subsidiaries (or on the property or asset of any Person prior to such Person becoming a Subsidiary of a Borrower); provided that (i) such Liens are not created in contemplation of or in connection with such acquisition, (ii) such Liens do not apply to any other property or assets of a Borrower or any its Subsidiaries and (iii) such Liens secure Indebtedness permitted under Section 7.2.2 that are in existence on the date of such acquisition; and

(s) other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000.

SECTION 7.2.4 Financial Covenants. The Borrowers will not permit:

(a) Interest Coverage Ratio. The Interest Coverage Ratio for each Rolling Period ending on the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2014) to be less than the 4.00 to 1.00.

(b) Leverage Ratio. The Leverage Ratio for each Rolling Period ending on the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2014) to be greater 3.00 to 1.00.

SECTION 7.2.5 Reserved.

SECTION 7.2.6 Investments. The Borrowers will not, and will not permit any of their Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

(a) Investments existing on the Effective Date and identified in Item 7.2.6(a) (“Ongoing Investments”) of the Disclosure Schedule;

(b) Investments in the form of cash and Cash Equivalent Investments;

(c) [Reserved];

(d) Investments comprising the Equity Interests of Subsidiaries of the Loan Parties set forth in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule and other Investments from time to time in Subsidiaries of the Loan Parties; provided that no Investments shall be made after the Effective Date by Loan Parties in Subsidiaries that are not Loan Parties except as permitted by clause (n) of this Section 7.2.6;

(e) intercompany loans and Contingent Liabilities permitted by clause (d) or (f) of Section 7.2.2; provided, that no Investments shall be made after the Effective Date by Loan Parties in Subsidiaries that are not Loan Parties except as permitted by clause (n) of this Section 7.2.6;

(f) notes payable to, or Equity Interests issued by, account debtors, to the Borrowers or any of their Subsidiaries in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceeding upon the bankruptcy or insolvency of any such account debtor;

(g) Investments in the form of Swap Agreements permitted by Section 7.1.7;

(h) loans and advances to employees, directors and officers of the Borrowers and their Subsidiaries in the ordinary course of business for travel, entertainment or relocation or other analogous business purposes, in an aggregate amount not to exceed at any time $1,000,000 (determined without regard to any write-downs or write-offs of such loans and advances);

(i) Investments held by a Subsidiary acquired after the Effective Date or of a Person merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries, in each case in accordance with this Section and Section 7.2.9, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(j) deposits of cash made in the ordinary course of business to secure performance of operating leases;

(k) loans and advances to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as (i) the proceeds of such loans are used in their entirety to purchase such Equity Interests of Parent and (ii) the aggregate principal amount of such loans and advances made during any fiscal year does not exceed $1,000,000;

(l) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(m) any Investment acquired by the Parent or any Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Parent or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization, or settlement of delinquent accounts or disputes with or judgments against, the issuer of such original Investment or accounts receivable, (b) as a result of a foreclosure by the Parent or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(n) Investments by a Loan Party or any Subsidiary in any Subsidiary that is not a Loan Party or in any joint venture or minority investment so long as (i) no Event of Default has occurred and is continuing at the time of such Investment, and (ii) the aggregate amount of Investments made after the Effective Date pursuant to this clause (n) shall not exceed $17,500,000 at any time outstanding (with the amount of any such Investment being the original principal amount of such Investment less all principal repayments received in cash by a Loan Party in respect of such Investment (all calculated without regard to any forgiveness, write-down or write-offs but after giving effect the termination of any Contingent Liabilities));

(o) Permitted Acquisitions or any Investment in a Subsidiary made solely to consummate a Permitted Acquisition by such Subsidiary; and

(p) the 2015 Restructuring.

SECTION 7.2.7 Restricted Payments; Payments on Other Indebtedness. (a) The Borrowers will not, and will not permit any of their Subsidiaries to (notwithstanding the terms of any Organizational Document or any other agreement or instrument), declare, pay or make on any of its Equity Interests (or any warrants, options or other rights with respect thereto) any dividend, distribution or other payment, on account of its Equity Interests, whether on account of the purchase, redemption, sinking or analogous fund, retirement or defeasance of any Equity Interests and whether in cash, property or obligations (other than dividends or distributions payable solely in its Equity Interests, warrants to purchase its Equity Interests or split ups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests), or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking or analogous fund, retirement or defeasance of, any such Equity Interests (or any options, warrants or other rights with respect thereto); provided, however that:

(i) Subsidiaries of any Loan Party (including Loan Parties that are Subsidiaries of other Loan Parties) may make dividends, distributions and other payments to such Loan Party, and (ii) a non-Loan Party Subsidiary may make dividends or distributions to any Loan Party or any other non-Loan Party Subsidiary;

(ii) the Borrowers and their Subsidiaries may make, incur, assume or suffer to exist Investments to the extent permitted by Section 7.2.6;

(iii) the Subsidiaries of the Parent may make distributions to their owners in order for their owners to satisfy any Taxes payable by such owners which are attributable to the income of such Subsidiaries;

(iv) the Parent may pay to its employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing), for the purpose of repurchasing, redeeming or otherwise acquiring from such employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing), upon their death, disability, termination of employment or retirement, Equity Interests of the Parent, as the case may be, or warrants or options to purchase such Equity Interests; provided, however, that (A) the aggregate amount of such payments shall not exceed $2,500,000 in any Fiscal Year; and (B) no such payment shall be paid or made if any Event of Default shall have occurred and be continuing immediately before or after giving effect thereto;

(v) the Parent may make distributions to its employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing), for the forgiveness of Indebtedness of such Persons owing to Parent or its Subsidiaries on account of repurchases of the Equity Interests of Parent held by such Persons; provided (A) that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent and (B) no such distribution shall be paid or made if any Default or Event of Default shall have occurred and be continuing immediately before or after giving effect thereto;

(vi) the Parent may pay declare and pay dividends, distributions or other payments in respect of its Equity Interests or consummate stock repurchases or redemptions in an amount, determined as of the date of such dividend, payment, repurchase or redemption, not to exceed the Restricted Payment Cap so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) the Net Cash Balance immediately after giving effect to such dividend or repurchase is not less than $10,000,000, and (C) prior to such dividend, repurchase or redemption, the Parent shall have delivered to the Administrative Agent a certificate, duly executed by a Financial Officer of the Parent and in form and substance reasonably acceptable to the Administrative Agent, setting forth calculations evidencing compliance with this subclause (vi), together with such other supporting documentation as the Administrative Agent shall reasonably request;

(vii) the repurchase, redemption or other acquisition for value of Equity Interests of the Parent deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Parent, in each case, permitted under this Agreement, and the net settlement of any Equity Interests;

(viii) the repurchase of Equity Interests of the Parent to satisfy tax requirements relating to the vesting of restricted stock units of the Parent; and

(ix) the payment of distributions to satisfy stamp tax obligations of the Parent’s shareholders in connection with the transfer, merger or split of any Equity Interests of the Parent.

(b) The Borrowers will not, and will not permit any of their Subsidiaries to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness described in clauses (g), (k) or (m) of Section 7.2.2, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except (i) payment of regularly scheduled interest and principal payments as and when due in respect of such Indebtedness, subject to any restrictions set forth in this Agreement, (ii) payment of secured Indebtedness that becomes due as a result of the voluntary transfer or sale of the property or assets securing such Indebtedness, (iii) repayment in connection with any Permitted Refinancing Indebtedness permitted by Section 7.2.2, and (iv) voluntary or optional prepayments of principal and interest of account of such Indebtedness, so long as (x) such prepayment is not financed with the proceeds of a Loan and (y) after giving effect to such prepayment, the Leverage Ratio, calculated on a pro forma basis as of the end of the most recent Fiscal Quarter for which financial statements have been delivered hereunder (which calculation shall be evidenced by the due completion, execution and delivery by a Financial Officer of a Compliance Certificate), is not greater than 2.50 to 1.0.

SECTION 7.2.8 Anti-Corruption Laws. The Borrowers will not request any Borrowing or Letter of Credit, and no Borrower shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.2.9 Fundamental Changes, etc. The Borrowers will not, and will not permit any of their Subsidiaries to, liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, other than the following if no Default or Event of Default has occurred and is continuing immediately before or after giving effect thereto:

(a) any Subsidiary of a Borrower may merge or consolidate with and into, a Borrower (provided that a Borrower is the surviving entity) or any other Subsidiary; provided, that (x) when any Wholly Owned Subsidiary is merging with another Subsidiary of a Borrower, the Wholly Owned Subsidiary shall be the surviving entity, (y) when any Loan Party is merging with another Subsidiary of a Borrower, the surviving entity must be or become a Loan Party immediately upon consummation of such merger; and (z) when any Grantor is merging with another Subsidiary of a Borrower, the surviving entity must be or become a Grantor immediately upon consummation of such merger;

(b) the merger of Fleetmatics Italia S.r.l. with and into KKT S.r.l.;

(c) the 2015 Restructuring; and

(d) any Subsidiary (other than a Borrower) may liquidate or dissolve if (i) the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders, and (ii) (A) if such Subsidiary is a Loan Party, all assets of such Subsidiary are transferred to one or more Loan Parties, or (B) if such Subsidiary is a Grantor, all assets of such Subsidiary are transferred to one or more Grantors.

SECTION 7.2.10 Asset Dispositions, etc. The Borrowers will not, and will not permit any of their Subsidiaries to, sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions) all or any part of its assets (including Accounts, Inventory and Equity Interests of the Borrower and its Subsidiaries) to any Person, except:

(a) Permitted Dispositions; and

(b) (i) sales, transfers or dispositions of assets by (A) a Grantor to another Grantor, (B) a non-Grantor Loan Party to any Loan Party, or (B) a non-Loan Party Subsidiary to a Loan Party or another non-Loan Party Subsidiary, and (ii) other sale, transfers or dispositions of assets among one or more of the Borrowers and/or their Subsidiaries so long as (A) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to any such sale, transfer or disposition, and (B) such transaction is made in compliance with Section 7.2.6 and Section 7.2.12.

SECTION 7.2.11 Modification of Certain Agreements. The Borrowers will not, and will not permit any of their Subsidiaries to, consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, any of their Organizational Documents or any agreement to which it is a party which in any case:

(a) would violate the terms of this Agreement or any other Loan Document;

(b) could reasonably be expected to be materially adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the same; or

(c) could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.2.12 Transactions with Affiliates. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with, any of its Affiliates unless such arrangement or contract is not otherwise prohibited by this Agreement or the other Loan Documents and:

(a) is on terms substantially as favorable to the Borrowers or such Subsidiaries as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(b) is between or among (i) two or more Loan Parties (and no other Related Parties), or (ii) two or more Subsidiaries who are not Loan Parties (and no Loan Parties or other Related Parties);

(c) is a transfer pricing arrangement in the ordinary course of business;

(d) constitutes the purchase of assets and the provision of services and materials on behalf of another Loan Party or non-Loan Party Subsidiary and the allocation of expenses incurred to another Loan Party or non-Loan Party Subsidiary, in each case, in the ordinary course of business, for which the providing party is to be reimbursed and is reimbursed, in each case in the ordinary course of business at not less than cost;

(e) is an Investment permitted by Section 7.2.6;

(f) is for the payment in the ordinary course of business of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Parent and its Subsidiaries;

(g) constitutes customary tax sharing arrangements among the Parent and its Subsidiaries so long as the payments made by any Loan Party thereunder are not greater than the proportion of aggregate taxes of the Parent and its Subsidiaries which are attributable to such Loan Party; or

(h) is described on Item 7.2.12 (“Affiliate Transactions”) of the Disclosure Schedule.

SECTION 7.2.13 Negative Pledges, Restrictive Agreements, etc. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting:

(a) the ability to comply with and perform their Obligations;

(b) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrowers or any of their Subsidiaries to amend or otherwise modify this Agreement or any other Loan Document; or

(c) the ability of any Subsidiary of a Loan Party to make any payments, directly or indirectly, to such Loan Party by way of dividends, distributions, return on equity, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to a Loan Party.

The foregoing shall not, in any event, prohibit (i) restrictions imposed by any agreement relating to Liens permitted by Section 7.2.3 if such restrictions apply only to the property subject to such permitted Liens; (ii) customary restrictions contained in agreements relating to the sale of assets pending the closing of such sale if such restrictions apply only to the assets to be sold; (iii) customary provisions in licenses of intellectual property entered into in the ordinary course of business that do not materially interfere with the business of the Borrowers and their Subsidiaries; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or any of its Subsidiaries; (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (vi) the terms of applicable Law; (vii) restrictions imposed by any agreement or instrument of a Person acquired by the Borrowers or any Subsidiary, or that is assumed in connection with the acquisition of property or assets from any Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which limitation is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets so acquired; (viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business so long as such restrictions do not prohibit the Administrative Agent’s Liens on such cash or deposits; and (ix) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and that do not restrict any assets of any Loan Party (other than its Equity Interests in such joint venture).

SECTION 7.2.14 Fiscal Year End, etc. The Borrowers will not, and will not permit any of their Subsidiaries to, change its Fiscal Year ; provided, however, that the Parent may, upon written notice to the Administrative Agent change the financial reporting convention specified above to (x) align the dates of such fiscal year and for any Subsidiary whose fiscal years end on dates different from those of the Parent or (y) any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Parent and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting. In addition, except as required by GAAP or, in the case of any non-US Subsidiaries, any applicable accounting principles, neither the Borrowers nor any of their Subsidiaries shall make any significant change in its accounting treatment or reporting practices.

SECTION 7.2.15 Limitation on Sale and Leaseback Transactions. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction any Borrower or any of its Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an “Event of Default”.

SECTION 8.1.1 Non Payment of Obligations. Any Loan Party shall default in the payment or prepayment when due of any (a) principal on any Loan; (b) Reimbursement Obligation; or (c) interest on a Credit Extension, fee, indemnity or other monetary Obligation hereunder or under any other Loan Document; provided, that in the case of clause (c) only, such default shall continue for a period of three Business Days.

SECTION 8.1.2 Breach of Representations and Warranties. Any representation or warranty of any Loan Party made or deemed to be made hereunder, in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to any Lender Party in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect in any material respect when made (or in all respects if such representation or warranty is qualified as to materiality).

SECTION 8.1.3 Non Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any of its obligations under Sections 4.10 or 7.1.1 (subject in the case of Section 7.1.1 to a three Business Day grace period, except with respect to clause (g) of Section 7.1.1, for which there shall be no grace period), clause (b) of Section 7.1.3 (with regard to maintenance of corporate existence), 7.1.4, 7.1.9 (with respect to maintaining the Administrative Agent’s first priority security interest in the Collateral), 7.1.13 or 7.2.

SECTION 8.1.4 Non Performance of Other Covenants and Obligations. Any other Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items covered by Sections 8.1.1 or 8.1.3), and such default shall continue unremedied for a period of 30 days after the earlier of (a) any officer of any Loan Party having knowledge thereof or (b) notice thereof having been given to the Borrower Representative by the Administrative Agent.

SECTION 8.1.5 Default on Other Indebtedness. A default shall occur in the payment when due, whether by scheduled repayment, prepayment, acceleration or otherwise, in respect of any Indebtedness (other than Indebtedness described in Section 8.1.1) of any Loan Party or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $5,000,000 (including undrawn committed amounts) (after giving effect to the applicable grace periods with respect thereto), or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to either (a) accelerate the maturity of any such Indebtedness or (b) permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity; provided that Section 8.1.5 shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness.

SECTION 8.1.6 Judgments. Any (a) money judgment, writs or warrants of attachment, executions or similar processes involving any aggregate amount (to the extent not paid or covered by insurance) in excess of $5,000,000 shall be rendered against any Loan Party or any of its Subsidiaries or any of their respective properties or (b) non-monetary judgment shall be rendered against any Loan Party or any of its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and, in either case, (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect.

SECTION 8.1.7 ERISA Events. An ERISA Event shall have occurred that, individually or when taken together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to have a Material Adverse Effect.

SECTION 8.1.8 Change in Control. Any Change in Control shall occur.

SECTION 8.1.9 Bankruptcy, Insolvency, etc. Any Loan Party or any of its Subsidiaries shall:

(a) generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, examiner, receiver, sequestrator, or other custodian for any Loan Party or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days;

(d) permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement, examinership or other case or proceeding under any bankruptcy or insolvency Laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up, examinership or liquidation proceeding, in each case, by or against any Loan Party or any of its Subsidiaries; provided, however, that if not commenced by any such Loan Party or any of its Subsidiaries such proceeding shall be consented to or acquiesced in by any such Loan Party or any of its Subsidiaries, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or

(e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10 Insolvency of UK and Irish Subsidiaries. With respect to any Loan Party or any of its Subsidiaries organized under the laws of the United Kingdom or Ireland (or any respective political division thereof) (for the purposes of this Section 8.1.10, each an “Applicable Party” and, collectively, the “Applicable Parties”), and without limitation of Section 8.1.9:

(a) any Applicable Party:

(i) is unable or admits inability to pay its debts as they fall due;

(ii) is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii) suspends or threatens to suspend making payments on any of its debts; or

(iv) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lender Party in its capacity as such) with a view to rescheduling any of its Indebtedness;

(b) the value of the assets of any Applicable Party is less than its liabilities (taking into account contingent and prospective liabilities);

(c) a moratorium is declared in respect of any Indebtedness of any Applicable Party. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(d) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Applicable Party;

(ii) a composition, compromise, assignment or arrangement with any creditor of any Applicable Party;

(iii) the appointment of a liquidator, receiver, examiner, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Applicable Party or any of its assets; or

(iv) enforcement of any Lien over any assets of any Applicable Party, or any analogous procedure or step is taken in any jurisdiction.

(e) clause (d) of this Section 8.1.10 shall not apply to any winding-up petition in a jurisdiction outside the U.S. which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

(f) Section 8.1.10 does not apply to any solvent liquidation or reorganization event permitted by Section 7.2.9(d).

SECTION 8.1.11 Impairment of Loan Documents, Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party that is a party thereto (other than solely as the result of an action or failure to act on the part of Administrative Agent); any Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any security interest in favor of the Administrative Agent for the benefit of the Lender Parties securing (or required to secure) any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (subject, in the case of non possessory security interests only, to Liens permitted by Section 7.2.3), except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $5,000,000, or (c) as the result of an action or failure to act on the part of Administrative Agent.

SECTION 8.2 Action if Bankruptcy. If any Event of Default described in Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically become immediately due and payable, without notice or demand.

SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.1.9) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent, may, and upon the direction of the Required Lenders, shall, by written notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon (without further notice, demand or presentment) the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall become immediately due and payable and the Commitments shall terminate.

SECTION 8.4 Foreclosure on Collateral. If any Event of Default shall occur and be continuing, the Administrative Agent shall have, in addition to all rights and remedies provided for in the U.C.C. and applicable Law, all such rights (including the right of foreclosure) with respect to the Collateral as provided in each Collateral Document and each other Loan Document.

SECTION 8.5 Appointment of Administrative Agent as Attorney in Fact. Each Borrower hereby constitutes and appoints the Administrative Agent as such Borrower’s attorney in fact with full authority in the place and stead of such Borrower and in the name of such Borrower, from time to time in the Administrative Agent’s discretion while any Event of Default is continuing, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement and any other Loan Document, including to: (a) ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) enforce the obligations of any account debtor or other Person obligated on the Collateral and enforce the rights of such Borrower with respect to such obligations and to any property that secures such obligations; (c) file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of the Administrative Agent and the Lenders with respect to any of the Collateral; (d) pay or discharge Taxes or Liens levied or placed upon or threatened against the Collateral in amounts necessary to discharge the same as determined by the Administrative Agent in its sole discretion (all of such payments made by the Administrative Agent shall become Obligations, due and payable immediately without demand); (e) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with the Accounts, chattel paper or general intangibles and other documents relating to the Collateral; (f) take any act required of such Borrower under this Agreement or any other Loan Document; and (g) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrowers’ expense, at any time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral. Each Borrower hereby ratifies and approves all acts of the Administrative Agent made or taken pursuant to this Section, agrees to cooperate with the exercise by the Administrative Agent in the exercise of its rights pursuant to this Section and shall not, either directly or indirectly, take or fail to take any action which could impair, in any respect, any action taken by the Administrative Agent pursuant to this Section. The appointment pursuant to this Section of the Administrative Agent as each Borrower’s attorney and the Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until Payment in Full of all Obligations (other than unasserted contingent indemnification liabilities).

SECTION 8.6 Payments Upon Acceleration. After the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 8.2 or 8.3, the Administrative Agent shall apply all payments in respect of the Obligations and all proceeds of Collateral to the Obligations in the following order:

(a) first, to pay Obligations (other than Swap Liabilities and Cash Management Liabilities) in respect of any fees, expenses or indemnities then due to the Administrative Agent (including, without limitation, fees and expenses referred to in Sections 3.3, 10.3 and 10.4), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(b) second, to pay Obligations (other than Swap Liabilities and Cash Management Liabilities) in respect of any fees, expenses or indemnities then due to the Lenders and the L/C Issuers, whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(c) third, to pay interest due in respect of the Loans and Letters of Credit (whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party);

(d) fourth, to (i) pay the principal outstanding with respect to the Loans and Reimbursement Obligations, Swap Liabilities, and Cash Management Liabilities and (ii) Cash Collateralize all other Letter of Credit Outstandings; and

(e) fifth, to pay who may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order of each category and shall only be applied to the next succeeding category after all amounts in the preceding category have been paid in full in cash and (ii) amounts owing to each relevant Lender Party in clauses (b) through (e) shall be allocated to the payment of the relevant Obligations ratably, based on the proportion of each Lender Party’s (or, in the case of Cash Management Liabilities and Swap Liabilities that are referred to above, each such Lender Party’s Affiliates) interest in the aggregate outstanding Obligations described in each such relevant clause. Notwithstanding the foregoing, (a) no amount received from any Loan Party (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Loan Party.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.1 Appointment; Lender Indemnification. (a) Each Lender and L/C Issuer hereby irrevocably appoints Citibank to act on its behalf as Administrative Agent under and for purposes of this Agreement and each other Loan Document. Each Lender and L/C Issuer authorizes the Administrative Agent to act on behalf of such Lender and L/C Issuer under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. In performing its duties hereunder the Administrative Agent is acting solely on behalf of itself, the Lenders and the L/C Issuers, and shall not have any fiduciary, trust or similar relationship with any Borrower or any other Loan Party. Without limiting the foregoing, the parties agree that the duties of the Administrative Agent shall be mechanical and administrative in nature. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. For the purposes of any pledge agreement or other Collateral Document governed by Italian law, each of the Lenders hereby irrevocably appoints Citibank to act, on its name and its behalf, as procuratore con rappresentanza pursuant to Article 1387 and following of the Italian civil code and authorizes Citibank to take such actions on its behalf and to exercise such powers as are delegated to Citibank, as the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The Administrative Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the determination of the Administrative Agent, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

(c) The Administrative Agent declares that it shall hold the Security Property on trust for the Lender Parties on the terms contained in this Agreement.

SECTION 9.2 Exculpation. (a) Neither the Administrative Agent, nor any of its directors, officers, employees, agents or Related Parties thereof, shall be liable to any Lender or L/C Issuer for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except as determined by a final non appealable judgment of a court of competent jurisdiction to have resulted from its or his own willful misconduct or gross negligence. Under no circumstances shall the Administrative Agent or its Related Parties be responsible for, incur any liability with respect to, or have any duty to ascertain or inquire into: (i) any representations or warranties or statements made by any Borrower or any other Loan Party in connection with any Loan Document; (ii) the effectiveness, enforceability, validity or due execution of any Loan Document; (iii) the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents; (iv) the validity, genuineness, enforceability, existence, value or sufficiency of, or taking any action with respect to the care, protection or preservation of, any Collateral; (v) the performance or observance by any Borrower or any other Loan Party of any covenants or agreements or other terms or conditions contained in the Loan Documents; (vi) the contents of any certificate, report or document delivered pursuant to or in connection with any Loan Document; (vii) the satisfaction of any conditions (including any conditions set forth in Article V) set forth in the Loan Documents; (viii) the existence of any Default or Event of Default; or (ix) the financial condition of any Borrower or any other Loan Party. The Administrative Agent shall not be liable for any failure to (a) require the deposit with it of any deed or document certifying, representing or constituting the title of any Loan to any of the Collateral; (b) obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Irish Collateral Documents or the UK Collateral Documents or the Liens created thereunder; (c) register, file or record or otherwise protect any of the Liens created under the Irish Collateral Documents or the UK Collateral Documents (or the priority of any of such Liens) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Irish Collateral Documents or the UK Collateral Documents or of the Liens created thereunder; (d) take, or to require any of the Loan Parties to take, any steps to perfect its title to any of the collateral subject to the Liens created under the Irish Collateral Documents or the UK Collateral Documents or to render the Liens created under the Irish Collateral Documents or the UK Collateral Documents effective or to secure the creation of any ancillary Liens under the laws of any jurisdiction; or (e) require any further assurances in relation to any of the Irish Collateral Documents or the UK Collateral Documents.

(b) The Administrative Agent (i) is not required to make any inquiry respecting the performance by any Borrower or any other Loan Party of its obligations hereunder or under any other Loan Document (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent), and any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action; (ii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates; (iii) shall not be deemed to have knowledge of the existence of any Default or Event of Default unless it has received written notice from an Authorized Officer or a Lender that specifically refers to and describes the same; (iv) shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Collateral Documents to which the Administrative Agent is expressed to be a party and shall not be subject to any fiduciary or other implied duties, regardless of whether any Default or Event of Default has occurred and is continuing; and (v) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not, in any event, be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(c) The Administrative Agent shall not in any event be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1).

SECTION 9.3 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.4 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise any and all of its rights under the Loan Documents by or through any of its directors, officers, employees, agents or Related Parties thereof, and the exculpatory provisions of this Article shall apply to each such Person or when acting on behalf of the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any Person appointed by it to act on its behalf, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of any such Person.

SECTION 9.5 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower Representative, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) the Required Lenders shall thereafter perform all the duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 and Section 10.4 shall continue in effect, for the benefit of such retiring Administrative Agent and its directors, officers, employees, agents and Related Parties thereof, in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.6 Rights as a Lender. Citibank shall have the same rights and powers with respect to the Credit Extensions made by it or any of its Affiliates as any other Lender, and may exercise such rights and powers to the same extent as if it were not the Administrative Agent. Citibank and each of its Affiliates may accept deposits from, lend money to, act as a financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Citibank shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any Subsidiary or Affiliate of the Borrowers to the extent such information was obtained or received in any capacity other than as Administrative Agent.

SECTION 9.7 Non Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on such Lender’s or L/C Issuer’s review of the financial information of the Borrowers and each of their Subsidiaries and such other documents, information and investigations as such Lender and L/C Issuer has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents, and to extend its Commitments and make its Credit Extensions. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on other documents, information and investigations as it from time to time shall deem appropriate, continue to make its own decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 9.8 Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request given to the Administrative Agent by the Borrower Representative and required to be delivered to the Lenders pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower Representative). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower Representative for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

SECTION 9.9 Certain Collateral Matters. (a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) Each Lender and L/C Issuer agrees that none of them shall have any right individually to seek to realize upon the Collateral, it being agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lender Parties pursuant to the terms of the Loan Documents.

(c) Each Lender and L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and Payment in Full of all other Obligations (other than unasserted contingent indemnification Obligations) payable under this Agreement and the other Loan Documents, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder, (iii) constituting property in which the Borrowers or any of their Subsidiaries owned no interest at the time the security interest and/or Lien was granted, (iv) constituting property leased to any Borrower or any of its Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrowers or any such Subsidiary to be, renewed or extended, (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full, or (vi) if approved by the Required Lenders or, if required by Section 10.1, each Lender and L/C Issuer, if applicable.

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section. If the Administrative Agent determines that (i) all of the Obligations (other than unasserted contingent indemnification Obligations) have been Paid in Full and (ii) none of the Lender Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Loan pursuant to the Loan Documents, the trusts set out in this Agreement in relation to the Irish Collateral Documents and the UK Collateral Documents shall be wound up and the Administrative Agent shall release, without recourse or warranty, all of the Liens created under the Irish Collateral Documents and the UK Collateral Documents and the rights of the Administrative Agent under each of the Irish Collateral Documents and the UK Collateral Documents.

(d) Each Lender and L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any security interest on property granted to or held by the Administrative Agent under any Loan Document to the holder of a security interest on such property that is permitted by clause (e) of Section 7.2.2.

(e) Each Lender and L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any other Loan Party from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted by this Agreement.

(f) The Administrative Agent may from time to time make disbursements and advances that, in its sole discretion, it deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral, to enhance the likelihood or maximize the amount of the Obligations that are repaid by the Loan Parties or pay any other amount chargeable to the Loan Parties hereunder. All such amounts disbursed or advanced by the Administrative Agent shall be Obligations that are secured by the Collateral and be repayable by the Borrowers on demand.

(g) Citibank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Citibank, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws.

SECTION 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable and irrespective of whether the Administrative Agent shall have made any demand on any Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole or any part of the amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel and all other amounts due the Lender Parties under Sections 3.3, 10.3 and 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, examiner, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuers to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 10.3 and 10.4.

SECTION 9.11 Powers Supplemental. The rights, powers and discretions conferred upon the Administrative Agent by this Agreement in respect of the UK Collateral Documents shall be supplemental to the United Kingdom Trustee Act 1925 and the United Kingdom Trustee Act 2000 and in addition to any which may be vested in the Administrative Agent by general law or otherwise. The rights, powers and discretions conferred upon the Administrative Agent by this Agreement in respect of the Irish Collateral Documents shall be supplemental to the Trustee Act, 1893 and in addition to any which may be vested in the Administrative Agent by general law or otherwise.

SECTION 9.12 Disapplication. Section 1 of the United Kingdom Trustee Act 2000 shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by this Agreement in respect of the UK Collateral Documents. Where there are any inconsistencies between the United Kingdom Trustee Act 1925 or the United Kingdom Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the United Kingdom Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act. In relation to the Irish Collateral Documents, where there are any inconsistencies between the Trustee Act, 1893 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail.

SECTION 9.13 Application to L/C Issuers. Each L/C Issuer shall have all of the benefits and immunities provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements pertaining to the Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article, included such L/C Issuer with respect to such acts or omissions.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1 Waivers, Amendments, etc.

(a) Except for actions expressly permitted to be taken by the Administrative Agent pursuant to the terms of the Loan Documents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Borrowers and the Required Lenders. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of the Lenders shall only require the written consent of the Required Lenders.

(b) Notwithstanding clause (a), no amendment, modification, termination or waiver of this Agreement or any other Loan Document shall, unless in writing and signed by the Administrative Agent, each affected L/C Issuer, and each Lender directly and adversely affected thereby: (i) increase the Commitment Amount or change the Pro Rata Percentage of any affected Lender; (ii) reduce the principal of, rate of interest on, it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate”, or fees payable with respect to any Loan or Letter of Credit Outstandings of any affected Lender (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)); (iii) extend the due date for, or reduce the amount of, any scheduled payment or prepayment under clause (a) or (d) of Section 3.1.2 of principal on any Loan or Reimbursement Obligation of any affected Lender; (iv) extend the due date for, or reduce the amount of, any payment of interest (other than any waiver of any increase in the interest rate pursuant to Section 3.2.2) or fees as to any affected Lender; provided that, in each case for purposes of this clause (b)(i), clause (b)(ii), clause (b)(iii) or clause (b)(iv), a waiver of any condition precedent in Article V of this Agreement, the waiver of any Default, Event of Default or default interest, any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness of any portion of any Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment; (v) release all or substantially all of the Collateral (which action shall be deemed to adversely affect all the Lenders), except as expressly permitted by Section 9.9; (vi) release all or substantially all Loan Parties from their guarantee obligations under any Loan Document except as specifically provided for in the Loan Documents (which action shall be deemed to adversely affect all the Lenders), except as expressly permitted by Section 9.9; (vii) alter in any manner the pro rata sharing of payments required hereunder (which action shall be deemed to adversely affect all the Lenders) or the term “Pro Rata Percentage”; (viii) amend or waive this Section or the definition of the “Required Lenders”, or any other provision specifying the number or percentage of Lenders required to take any action under any Loan Document (which action shall be deemed to adversely affect all the Lenders); (ix) change Section 8.6) (which shall be deemed to adversely affect all the Lenders); (ix) amendment the definition of “Committed Currency”; or (x) postpone the scheduled date of expiration of any Commitment of any affected Lender. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent, the Swing Line Lender or any L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Administrative Agent, the Swing Line Lender or such L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders) and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lender of the same Class (other than because of its status as a Defaulting Lender).

(c) No failure or delay on the part of any Lender Party in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrowers in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Lender Party shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. The remedies provided in this Agreement are cumulative, and not exclusive of remedies provided by Law.

(d) Notwithstanding anything in this Agreement (including, without limitation, this Section 10.1) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an Incremental Commitment pursuant to Section 2.14 (and the Administrative Agent and the Borrower Representative may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the terms of any Incremental Commitment); (ii) any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document) may be amended by an agreement in writing entered into by the Borrower Representative and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower Representative) and (y) to effect administrative changes of a technical or immaterial nature and such amendment shall become effective without any further action or consent of any other party to any Loan Document, with notification of such amendment made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective; and (iii) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Lender Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Lender Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower Representative) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.2 Notices. (a) Except in the case of notices and communications expressly permitted to be as provided in clause (b), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and addressed to such party at its address or telecopy number set forth (i) in the case of the Borrowers or the Administrative Agent, on Schedule III hereto, and (ii) in the case of any Lender, in its Administrative Questionnaire or the Assignment and Assumption to which it is a party, or at such other address or telecopy number as may be designated by such party in a notice to the other parties given in accordance with this Section. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b), shall be effective as provided therein.

(b) Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) (i) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lender Parties by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent and its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any other Lender Party or other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Lender Party by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 10.3 Payment of Costs and Expenses. (a) The Borrowers jointly and severally agree to pay all fees and reasonable and documented out of pocket expenses of the Administrative Agent and any Delegate or Receiver, its directors, officers, employees, agents and their Related Parties (including, without limitation, the reasonable and documented fees and out of pocket expenses of legal counsel to the Administrative Agent any Delegate or Receiver and accountants, appraisers, investment bankers, environmental advisors, management consultants and other consultants, if any, who may be retained by the Administrative Agent and any Delegate or Receiver) that are incurred in connection with:

(i) the syndication of the credit facilities provided for herein;

(ii) the negotiation, preparation, execution, delivery and administration of this Agreement and each other Loan Document (including with respect to due diligence matters, the preparation of additional Loan Documents, the review and preparation of agreements, instruments or documents pursuant to Section 7.1.9 and pursuant to clause (d) of Section 9.9), and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, and the Administrative Agent’s consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;

(iii) the filing, recording, refiling or rerecording of the Loan Documents and any other security instruments executed in connection with the transactions contemplated hereby;

(iv) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document;

(v) sums paid or incurred to pay any amount or take any action required by any Borrower or any other Loan Party under the Loan Documents that any Borrower or any such Loan Party fails to pay or take; and

(vi) costs of appraisals, field exams, inspections and verification of the Collateral, including, without limitation, travel, lodging, meals and other charges, including the costs, fees and expenses of independent auditors and appraisers (subject to the limitations otherwise set forth herein).

(b) The Borrowers further jointly and severally agree to reimburse each Lender Party upon demand for all reasonable and documented out-of-pocket expenses (including, without limitation, the fees and out of pocket expenses of legal counsel and consultants to each Lender Party who may be retained by each such Lender Party) incurred by each Lender Party in connection with (i) the consideration of their rights and remedies hereunder; (ii) the negotiation of any restructuring or “work out”, whether or not consummated, of any Obligations; (iii) the enforcement or protection of its rights in connection with this Agreement or any other Loan Document; and (iv) any litigation, dispute, suit or proceeding relating to this Agreement or any Loan Document.

(c) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent, any Delegate or Receiver or any L/C Issuer (or any director, officer, employee, agent or Related Party thereof), each Lender severally agrees to pay to the Administrative Agent, such Delegate, such Receiver or such L/C Issuer (or any such director, officer, employee, agent or Related Party thereof), such Lender’s Pro Rata Percentage (determined as of the time that the applicable unreimbursed expense or payment is sought) of such unpaid amount. The obligations of the Lenders under this clause are several and not joint.

(d) All amounts due under this Section shall be payable promptly and, in any event, not later than three Business Days after demand therefor.

SECTION 10.4 Indemnification by the Borrowers. (a) The Borrowers jointly and severally agree to indemnify, exonerate and hold each Lender Party and each of their respective directors, officers, employees, agents and Related Parties (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, claims, damages and expenses (in each case whether asserted by any third party or any Borrower or any of its Affiliates and irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including, without limitation, the fees and out of pocket expenses of the Indemnified Parties (including the fees and out of pocket expenses of legal counsel and consultants to the Indemnified Parties who may be retained by the Indemnified Parties) (collectively, the “Indemnified Liabilities”), that arise out of or relate to:

(i) the negotiation, preparation, execution, delivery or performance of the terms of, or consummation of the transactions contemplated by, this Agreement, any other Loan Document or any other agreement or instrument contemplated thereby (including any action brought by or on behalf of any Borrower or any other Loan Party as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing);

(ii) any Credit Extension or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit);

(iii) any acquisition or proposed acquisition by any Borrower or any other Loan Party of all or any portion of the Equity Interests or assets of any Person, whether or not the Administrative Agent or any Lender is party thereto;

(iv) Environmental Laws relating to any Borrower or any its Subsidiaries, including the assertion of any Lien thereunder;

(v) the presence on or under, or the discharge, emission, spill or disposal from, any Real Property Assets or into or upon any land or the atmosphere, of any Hazardous Material where a source of the Hazardous Material is such Real Property Assets (including, without limitation, (A) the costs of defending and or counterclaiming or claiming over against third parties in respect of any related action or matter; and (B) any cost, liability or damage arising out of a settlement of any such action entered into by any Lender);

(vi) complying with or otherwise in connection with any order, consent, decree, settlement, judgment or verdict arising from the deposit, storage, disposal, burial, dumping, injection, spilling, leaking, or other placement or release in, on or from any property owned or leased by any Borrower or any of its Subsidiaries of any Hazardous Material (including, without limitation, any order under the Environmental Laws to clean up or decommission), whether or not such deposit, storage, disposal, burial, dumping, injecting, spillage, leaking or other placement or release in, on or from any such property of any Hazardous Material (A) results by, through or under any Real Property Assets of any Borrower or any of its Subsidiaries, (B) occurred with any Borrower’s knowledge and consent, or (C) occurred before or after the Effective Date, whether with or without any Borrower’s knowledge or;

(vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory;

except in each case (x) for any such Indemnified Liabilities arising solely from the relevant Indemnified Party’s gross negligence or willful misconduct as determined by a final non appealable judgment of a court of competent jurisdiction or (y) resulting from a claim brought by a Borrower or any other Loan Party against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if such Borrower or other Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This clause shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. Such indemnification shall be available regardless whether the relevant Indemnified Party is found to have acted with comparative, contributory or sole negligence. Under no circumstances shall any Indemnified Party be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent, the Swing Line Lender or any L/C Issuer (or any director, officer, employee, agent or Related Party thereof), each Lender severally agrees to pay to the Administrative Agent, the Swing Line Lender or such L/C Issuer (or any director, officer, employee, agent or Related Party thereof), such Lender’s Pro Rata Percentage (determined as of the time that the applicable unreimbursed indemnity payment is sought) of such unpaid amount; provided, that the Indemnified Liability was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Swing Line Lender or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Swing Line Lender or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause are several and not joint and shall survive the termination of this Agreement.

(c) All amounts due under this Section shall be payable promptly and, in any event, not later than three Business Days after demand therefor.

(d) Each Loan Party also agrees that, without the prior consent of the Administrative Agent (not to be unreasonably withheld), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

SECTION 10.5 Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Commitments. All covenants, agreements, representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender Parties and shall survive the execution and delivery of the Loan Documents and the making of any Credit Extension, regardless of any investigation made by any Lender Party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder. The terms of this Agreement and the other Loan Documents supersede all prior agreements, written or oral, with respect to the matters covered thereby, provided that the Fee Letter shall continue to control the matters covered thereby.

SECTION 10.6 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 10.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof have been executed on behalf of the Borrowers, the Administrative Agent and each initial Lender and the same shall have been received by, and released to, the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrower Representative and each Lender. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.9 Governing Law; Entire Agreement. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL EACH BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

SECTION 10.10 Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement and each other Loan Document shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder or any other Loan Document without the prior consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b), (ii) by way of participation in accordance with the provisions of clause (d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it (in each case with respect to any Class of Commitments or Loans) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(B) In any case not described in clause (b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (such consent of the Borrower Representative not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of any Class of Commitments or Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) and, in addition:

(A) the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) any Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each L/C Issuer and Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of Revolving Loan Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any of the Borrowers’ Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at a U.S. office specified from time to time a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. (i) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Lenders and each other Lender Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.4 with respect to any payments made by such Lender to its Participants.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of all the Lenders or any affected Lender (if it is the same Lender selling the participation to the Participant) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.3, 4.4 and 4.6 (subject to the requirements and limitations therein, including the requirements under Section 4.6(g), it being understood that the documentation required under Section 4.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b); provided that such Participant (A) agrees to be subject to the provisions of Sections 4.12 and 4.13 as if it were an assignee under clause (b); and (B) shall not be entitled to receive any greater payment under Sections 4.3 or 4.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Representative’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.8 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interests in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) [Reserved].

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based record keeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 10.11 Press Releases and Related Matters. The Borrowers agree that neither they nor any other Loan Party will issue any press release or other public disclosure using the name of any Lender or its Affiliates (other than required filings with the Securities and Exchange Commission) without the prior consent of each such Lender. The Borrowers consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Administrative Agent and each such Lender shall provide a draft of any such tombstone or similar advertising material to the Borrower Representative for review and reasonable comment prior to the publication thereof. In addition, the Administrative Agent reserves the right to provide to industry trade organizations customary information for inclusion in league table measurements.

SECTION 10.12 Forum Selection and Consent to Jurisdiction. THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE BORROWERS SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY LENDER PARTY OR RELATED PARTY THEREOF IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN EACH CASE IN ANY OTHER FORUM; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE ALLOWED UNDER ANY RELEVANT LAW, EACH BORROWER (OTHER THAN THE US BORROWERS):

(A) IRREVOCABLY APPOINTS THE BORROWER REPRESENTATIVE AS ITS AGENT FOR SERVICE OF PROCESS IN RELATION TO ANY PROCEEDINGS BEFORE THE COURTS OF THE STATE OF NEW

YORK LOCATED IN THE BOROUGH OF MANHATTAN IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT; AND

(B) AGREES THAT FAILURE BY A PROCESS AGENT TO NOTIFY THE RELEVANT BORROWER OF THE PROCESS WILL NOT INVALIDATE THE PROCEEDINGS CONCERNED.

SECTION 10.13 Waiver of Jury Trial, etc. THE LENDER PARTIES AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE BORROWERS. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER PARTIES ENTERING INTO THIS AGREEMENT.

SECTION 10.14 Waiver of Consequential Damages, etc. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH OTHER LOAN PARTY SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST EACH LENDER PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, ANY CREDIT EXTENSION OR THE USE OF THE PROCEEDS THEREOF. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 10.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 10.16 Confidentiality. Each Lender Party agrees to keep confidential the Information (as defined below), except that each Lender Party shall be permitted to disclose Information (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority (including any self-regulatory agency having or claiming to have jurisdiction) or in connection with any pledge or assignment permitted by clause (f) of Section 10.10; (c) to the extent otherwise required by applicable Laws or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to the enforcement of its rights hereunder or under any other Loan Document; (e) to any other party hereto; (f) subject to any agreement containing provisions substantially the same as set forth in this Section, to (i) any prospective or actual assignee Lender or Participant or (ii) any prospective or actual counterparty (or its advisors) to any Swap Agreement relating to any Borrower or any of its Subsidiaries; (g) with the consent of the Borrower Representative; (h) any nationally recognized rating agency, the National Association of Insurance Commissioners or its Securities Valuation Office, any insurer or re-insurer of any Lender Party or any similar organization of any of the foregoing that requires access to information about such Lender Party’s investment portfolio for purposes of rating such investment portfolio or insuring such Lender Party or its assets; (i) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a non-confidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information that is received from any Loan Party relating to any Loan Party or any of their respective businesses other than any such information that is available to any Lender Party on a non-confidential basis prior to its disclosure by a Loan Party and which is, in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential. Each Lender Party shall be considered to have complied with its obligations under this Section if it exercises the same degree of care to maintain the confidentiality of the Information as such Person would accord its own confidential information.

SECTION 10.17 Patriot Act Information. Each Lender Party hereby notifies each Borrower and each other Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers or any other Loan Party, which information includes the name and address of the Borrowers and each such other Loan Party and other information that will allow each Lender Party to identify the Borrowers and each other Loan Party in accordance with the Patriot Act. The Borrowers and each other Loan Party shall, and shall cause each of their Subsidiaries to, provide such information and take such actions as are reasonably requested by any Lender Party in order to assist such Lender Party in maintaining compliance with the Patriot Act.

SECTION 10.18 Dealings with Multiple Borrowers.

(a) All Obligations shall be joint and several Obligations of the Borrowers. The Administrative Agent and the Lenders shall have the right to deal with any Authorized Officer of the Borrower Representative or any other Borrower with regard to all matters concerning the rights and obligations of any Lender Party hereunder and pursuant to applicable Law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the Authorized Officers of the Borrower Representative or any other Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers.

(b) Each Borrower hereby appoints the Borrower Representative as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The provisions of this Section 10.18 and the Lender Parties’ reliance thereon are material inducements to the agreement of the Lender Parties to enter into this Agreement and to consummate the transactions contemplated hereby.

(c) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations. To the extent that any of the Borrowers shall fail to make any payment or performance with respect to any of the Obligations, then the other Borrowers will do so, when and as due.

(d) Each of the Borrowers is accepting joint and several liability to the extent set forth above herein in consideration of the financial accommodation to be provided by the Lender Parties under this Agreement, for the mutual benefit, directly and indirectly, of each the other applicable Borrowers and in consideration of the undertakings of each of the other applicable Borrowers to accept joint and several liability for the obligations of each of them.

(e) Except as otherwise expressly provided herein and subject to the terms of this Agreement and the other Loan Documents, (i) each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made or issuance of any Letter of Credit under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement or any other Loan Document, notice of any action at any time taken or omitted by any Lender Party under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents, and (ii) each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender Party at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender Party in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.

(f) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower or any other Loan Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, federal or foreign law relating to fraudulent conveyances or transfers) then the obligations of each Borrower and each other Loan Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Borrower’s and such Loan Party’s right of contribution and indemnification from each other Borrower or other Loan Party under applicable law.

SECTION 10.19 Contribution Obligations.

(a) Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity that it may have from or against any Loan Party, and any successor or assign of any Loan Party, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the prior Payment in Full of all of the Obligations and termination of all Commitments; provided, unless an Event of Default shall then exist, the foregoing shall not prevent or prohibit the repayment of intercompany accounts and loans among the Loan Parties in the ordinary course of business.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, federal law or foreign relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether Federal, state or foreign and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under this Agreement or applicable law.

(c) The provisions of Section 10.18 and this Section 10.19 are made for the benefit of the Lender Parties and their respective successors and assigns, and such Persons shall not be required to marshal any of their respective claims, exercise their respective rights against any of the other Borrowers or any other Loan Party, exhaust their respective remedies against any of the other Borrowers or any other Loan Party, resort to any other source or means of obtaining payment of any of the Obligations, or elect any other remedy. If any payment made on the Obligations is rescinded or must be returned by any Lender Party upon the insolvency, bankruptcy or reorganization of any of the Borrowers or any other Loan Party, or otherwise, the provisions of Section 10.18 and this Section 10.19 will forthwith be reinstated in effect, as though such payment had not been made.

SECTION 10.20 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency at the Spot Rate on the date two Business Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section means the Spot Rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 10.21 Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of LIBO Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the Borrower Representative ) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.

SECTION 10.22 Keepwell. Each Borrower that is a Qualified ECP Guarantor at the time the guaranty by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Liability hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under the Loan Documents in respect of Swap Liabilities (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.22 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.22, or otherwise under this Loan Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.22 shall remain in full force and effect until termination of the Commitments and Payment in Full of all Obligations (other than any obligations or rights which survive the termination hereof). Each Qualified ECP Guarantor intends that this Section 10.22 constitute, and this Section 10.22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10.23 Other Agents. Citibank, N.A. is designated as the Sole Lead Arranger and Sole Bookrunner under this Agreement, Silicon Valley Bank is designated as the Syndication Agent under this Agreement, and KeyBank National Association is designated as the Documentation Agent under this Agreement, and their execution of this Agreement shall evidence their acceptance thereof. None of such Persons shall have any additional rights or obligations or any liabilities under this Agreement or any other Loan Document as a result of such designation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

FLEETMATICS USA, LLC,
a Delaware Limited Liability Company, as a Borrower and Borrower Representative

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Vice President, Treasurer, and Secretary

SIGNED AND DELIVERED for and on behalf of FLEETMATICS GROUP PUBLIC LIMITED COMPANY, an Irish public limited company with registered number 516472, as a Borrower, by its lawfully appointed attorney STEPHEN LIFSHATZ in the presence of:	FLEETMATICS GROUP PUBLIC LIMITED COMPANY, an Irish public limited company with registered number 516472, as a Borrower, by its attorney STEPHEN LIFSHATZ.

(Signature of Witness): /s/ David Forney	/s/ Stephen Lifshatz

(Name of Witness): David Forney

(Address of Witness): 1100 Winter St., 4th Floor, Waltham, MA 02451

(Occupation of Witness): Law Clerk

SIGNED AND DELIVERED for and on behalf of FLEETMATICS DEVELOPMENT LIMITED, an Irish private company limited by shares with registered number 392887, as a Borrower, by its lawfully appointed attorney PAUL MERCIECA in the presence of:	FLEETMATICS DEVELOPMENT LIMITED, an Irish private company limited by shares with registered number 392887, as a Borrower, by its attorney PAUL MERCIECA.

(Signature of Witness): /s/ Nick Captur	/s/ Paul Mercieca

(Name of Witness): Nick Captur

(Address of Witness):

(Occupation of Witness): Chartered Accountant

CITIBANK, N.A., as Administrative Agent and a Lender

By:	/s/ W. Scott McKecknie
	Name:	W. Scott McKechnie
	Title:	SVP

LENDERS:

SILICON VALLEY BANK

By:	/s/ Russell Follansbee
	Name:	Russell Follansbee
	Title:	Vice President

LENDERS:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Geoff Smith
Name:	Geoff Smith
Title:	Senior Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A.

By:	/s/ David Gibbs
Name:	David Gibbs
Title:	Managing Director

SCHEDULE I

DISCLOSURE SCHEDULE

[Prepared separately.]

SCHEDULE II

Lender	Revolving Loan Commitment
	Pro Rata Percentage	Amount
Citibank, N.A.	36.00%	$45,000,000
Silicon Valley Bank	24.00%	$30,000,000
KeyBank National Association	24.00%	$30,000,000
JPMorgan Chase Bank, N.A.	16.00%	$20,000,000

Total	100.00%	$125,000,000.00

SCHEDULE III

ADMINISTRATIVE INFORMATION

Borrowers

c/o Fleetmatics USA, LLC

1100 Winter Street, 4th Floor

Waltham, MA 02451

Attention: Chief Financial Officer

Facsimile No.: 781-577-4615

Administrative Agent

Citibank, N.A.

800 Boylston Street

Boston, MA 02199

Attn: W. Scott McKechnie

Facsimile No.: 617-830-6447

With a copy to (in the case of any notice

pursuant to clause (g) of Section 7.1.1):

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, GA 30309

Attn: Bruce Moorhead

Facsimile No: 404-581-8330

SCHEDULE IV

POST-CLOSING REQUIREMENTS

1. On or before the date sixty (60) days after the Effective Date (or such later date as agreed by the Administrative Agent), (a) the Borrowers shall cause each of their Subsidiaries existing on the Effective Date (other than those Subsidiaries that are Loan Parties as of the Effective Date) to execute and deliver a Guaranty in favor of the Administrative Agent and the Lenders (in form substantially similar to the Guaranties executed as of the Effective Date), together with the documentation described in Section 5.1.2 with respect to such Subsidiaries and such legal opinions with respect thereto as the Administrative Agent may reasonably request, and (b) the Borrowers shall, and shall cause each of their Subsidiaries, to execute such documentation as may be reasonably requested by the Administrative Agent to cause the pledge to the Administrative Agent, for the benefit of the Lender Parties, all of the outstanding Equity Interests of the Borrowers’ Subsidiaries in existence on the Effective Date (other than the Subsidiaries formed under the laws of Italy).

2. The Borrower shall use reasonably commercial efforts to deliver to the Administrative Agent, on or before the date 120 days after the Effective Date (or such later date as agreed by the Administrative Agent), a duly executed Third Party Agreement with respect to their U.S. headquarters located in Waltham, Massachusetts.

3. The Borrower shall use reasonably commercial efforts to deliver to the Administrative Agent, on or before the date 120 days after the Effective Date (or such later date as agreed by the Administrative Agent), a duly executed Control Agreement with respect to each Deposit Account (other than Excluded Accounts) and Securities Account maintained by any Grantor in the United States or Canada.